Exhibit 10.15

Execution Version

Published Deal CUSIP: 45673YAD8

Initial Loan CUSIP: 45673YAE6

$425,000,000 Second Lien Term Loan Facility

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

among

Ithacalux S.à r.l.,

as Holdings,

Informatica LLC,

as the Borrower,

The Other Loan Parties from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

and

Nomura Corporate Funding Americas, LLC,

as Administrative Agent

Dated as of February 25, 2020

Nomura Securities International, Inc.,

as Lead Arranger and Bookrunner

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-ii-

-iii-

-iv-

SCHEDULES:

Schedule I	Lenders and Commitments
Schedule II	Notice Addresses
Schedule 1.1	Disqualified Lenders
Schedule 1.1(f)	Existing Investments
Schedule 1.1(g)	Existing Liens
Schedule 6.16	Subsidiaries
Schedule 6.19	Security Documents
Schedule 7.1(e)	Other Loan Party Requirements
Schedule 7.1(f)	Local Counsel Opinions
Schedule 7.1(g)	Other Pledged Stock
Schedule 8.12	Post-Closing Matters
Schedule 9.4	Existing Indebtedness
Schedule 9.6	Existing Affiliate Transactions
Schedule 9.12	Existing Restrictive Agreements

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Financial Statements Certificate
Exhibit C-1	Closing Date Intercreditor Agreement
Exhibit C-2	Intercreditor Agreement (Second Lien Pari Passu Debt) Term Sheet
Exhibit C-3	Form of Global Intercompany Note
Exhibit D	Form of Guarantor Joinder Agreement
Exhibit E-1	Form of Second Lien U.S. Security Agreement
Exhibit E-2	Form of Second Lien U.S. Pledge Agreement
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Second Lien Term Note
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Notice of Conversion/Continuation
Exhibit K	[Reserved]
Exhibit L-1	Form of Non-Bank Certificate
Exhibit L-2	Form of Non-Bank Certificate
Exhibit L-3	Form of Non-Bank Certificate
Exhibit L-4	Form of Non-Bank Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N	Security and Guarantee Principles
Exhibit O	Form of Administrative Questionnaire
Exhibit P	Form of Co-Borrower Request and Assumption Agreement
Exhibit Q	Form of Co-Borrower Notice

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SECOND LIEN CREDIT AND GUARANTY AGREEMENT, dated as of February 25, 2020, among Ithacalux S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 488 route de Longwy, L-1940 Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés de Luxembourg) under the number B 196.262 (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors, (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) from time to time party hereto, Guernsey Holdco, the several banks, financial institutions, institutional investors and other entities from time to time parties to this Agreement as lenders or holders of the Loans and Nomura Corporate Funding Americas, LLC, as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that, immediately upon the satisfaction in full of the conditions precedent set forth in Section 7.1, the Lenders lend to the Borrower $425,000,000 in the form of Initial Loans.

WHEREAS, the Borrower will also enter into the First Lien Credit Agreement (as defined below) pursuant to which the First Lien Lenders (as defined below) will lend to the Borrower $1,790,000,000 in the form of Dollar 2020 Term Loans (as defined in the First Lien Credit Agreement) and €480,000,000 in the form of Euro 2020 Term Loans (as defined in the First Lien Credit Agreement) and continue to make available to the Borrower a $150,000,000 revolving credit facility.

WHEREAS, the proceeds from the Initial Loans will be used, together with the proceeds of the First Lien Term Loans (as defined below), directly or indirectly, to finance the Transactions (as defined below) and for other general corporate purposes.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.

DEFINITIONS

1.1. Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Price” shall have the meaning set forth in the definition of “Dutch Auction.”

“Accepting Lenders” shall have the meaning set forth in Section 2.16(a).

“Accounting Changes” shall have the meaning set forth in Section 1.5(a).

“Acquisition Debt” shall mean Indebtedness Incurred pursuant to Section 9.4(b)(xvii).

“Additional Borrower Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which a Wholly Owned Restricted Subsidiary shall become a Co-Borrower in accordance with Section 13.27.

“Additional Lender” shall mean, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Incremental Loans in accordance with Section 2.15 or (b) Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.18; provided that (i) the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Additional Lender if such consent would be required under Section 13.4 for an assignment of Loans to such Additional Lender, (ii) the Borrower shall have consented to such Additional Lender and (iii) if such Additional Lender is an Affiliated Lender, such Additional Lender must comply with the limitations and restrictions set forth in Section 13.4(a)(iv).

“Additional Security Documents” shall mean the documents granting to the Collateral Agent for the benefit of the Secured Parties security interests in such assets of the Borrower and the other Loan Parties as are not covered by the Security Documents delivered on the Closing Date pursuant to Section 7.1 or after the Closing Date pursuant to Section 8.12, in each case, subject to and consistent with the Security and Guarantee Principles.

“Administrative Agent” shall mean Nomura Corporate Funding Americas, LLC or any other affiliate or branch of Nomura Corporate Funding Americas, LLC designated by Nomura Corporate Funding Americas, LLC to act in such capacity, in its capacity as Administrative Agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.9.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit O or any other form approved by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Investment Fund” shall mean, with respect to any Sponsor, any Affiliate of Holdings (other than Holdings, the Borrower or any of their respective Subsidiaries or any natural person) that is a bona fide diversified debt fund or a diversified investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the investors in such fund independent of, or in addition to, the duties to such Sponsor.

“Affiliated Lender” shall mean, at any time, any Lender that is a Sponsor or an Affiliate of a Sponsor (other than Holdings, the Borrower or any of their respective Subsidiaries or any natural person) at such time.

“After-Acquired U.S. Corporate Subsidiary” shall mean a U.S. Corporate Entity that (i) becomes a Subsidiary of Holdings after the Closing Date, and (ii) is not (and was not previously) a Subsidiary of the Top U.S. Corporate Holdco.

“Agent Parties” shall have the meaning assigned to such term in Section 13.3(b)(iii).

“Agreement” shall have the meaning set forth in the recitals hereto, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate margins, original issue discount, upfront fees or interest rate floors (it being understood that to the extent any Indebtedness has an interest rate floor in excess of that of other Indebtedness, such excess shall be equated to interest rate for purposes of determining any increase to the Applicable Rate required by Section 2.15(a)(x) or clause (c) of the definition of “Applicable Requirements”, as applicable), but only to the extent an increase in the interest rate floor in the existing Indebtedness would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate margin applicable to the subject Indebtedness shall be increased to the extent of such differential between interest rate floors; provided that original issue discount and upfront fees shall be equated to interest rate assuming the shorter of actual maturity and a 4-year life to maturity; provided further, that the All-In Yield shall not include any arrangement, structuring, syndication, commitment, underwriting, placement, success, advisory, ticking and unused line fees, consent or amendment fees and any similar fees (regardless of whether shared or paid, in whole or in part, with or to any or all lenders of such Indebtedness) and any other fees not generally paid by the Borrower ratably to all lenders of such Indebtedness; provided further that any Indebtedness that is floating rate debt shall be swapped to a fixed rate on a customary matched maturity basis for the purposes of calculating the All-In Yield.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Holdings and its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Discount” shall have the meaning set forth in the definition of “Dutch Auction.”

“Applicable Prepayment” shall have the meaning set forth in Section 5.1(b).

“Applicable Rate” shall mean, (I) with respect to Initial Loans, a percentage per annum equal to 7.125%, (II) with respect to Incremental Loans, the rate per annum specified in the Incremental Amendment establishing Incremental Loan Commitments in respect of such Incremental Loans, (III) with respect to Other Loans, the rate per annum specified in the Refinancing Amendment establishing such Loans and (IV) with respect to any Loan modified pursuant to a Loan Modification Agreement, as set forth in the Loan Modification Agreement relating to such Loan.

“Applicable Requirements” shall mean in respect of any Indebtedness, Disqualified Stock or Preferred Stock, that such Indebtedness, Disqualified Stock or Preferred Stock satisfies the following requirements:

(a) other than (x) Customary Bridge Facilities and (y) First Lien Indebtedness and other Indebtedness secured on a senior basis to the Obligations, such Indebtedness or Disqualified Stock does not mature earlier than the Latest Maturity Date and does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Initial Loans (except by virtue of prepayment of the Initial Loans prior to such date of determination);

(b) if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to an Intercreditor Agreement (or an Intercreditor Agreement has been amended or replaced in a manner reasonably acceptable to the Borrower and the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a senior basis, pari passu basis or a junior-lien basis, as applicable);

(c) if such Indebtedness is a broadly syndicated “term loan B” facility that is denominated in Dollars and secured by the Collateral on a pari passu basis with the Initial Loans, if the All-In Yield in respect of such Indebtedness exceeds the All-In Yield in respect of any then existing Initial Loans by more than 0.50%, the Applicable Rate of such then existing Initial Loans shall be adjusted such that the All-In Yield of such then existing Initial Loans equals the All-In Yield of such Indebtedness minus 0.50%; provided that any amendments to the Applicable Rate in respect of any then existing Initial Loans that become effective subsequent to the Closing Date but prior to the time such Indebtedness is Incurred or borrowed shall also be included in such calculations, effective upon the making of loans under such Indebtedness; provided further, that this clause (c) shall not apply to the MFN Exceptions;

(d) to the extent such Indebtedness is secured, it is not secured by any property or assets other than the Collateral (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be Incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under the Non-Guarantor Debt Cap may be secured by assets of such Restricted Subsidiaries;

(e) such Indebtedness shall not be guaranteed by any Person other than any Loan Party and shall not have any obligors other than any Loan Party, other than to the extent such Indebtedness is Incurred under the Non-Guarantor Debt Cap; and

(f) other than First Lien Indebtedness and other Indebtedness secured on a senior basis to the Obligations, the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums and optional prepayment or optional redemption provisions) are (i) not materially less favorable (when taken as a whole) to Holdings and its Restricted Subsidiaries than those set forth in the Loan Documents (when taken as a whole) (as determined by the Borrower in good faith), (ii) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of Incurrence thereof (or obtaining of a commitment with respect thereto), or (iii) reasonably satisfactory to the Administrative Agent, except in each case for covenants or other provisions contained in such Indebtedness (x) that are applicable only after the then Latest Maturity Date of the Initial Loans or (y) that are also made for the benefit of the Lenders under the Initial Loans (which will be documented in an amendment to this Agreement requiring only the consent of the Borrower and the Administrative Agent).

“Applicable Treasury Rate” shall mean, as of the relevant date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Prepayment Trigger Date) of the yield to maturity of U.S. Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such statistical release is no longer published, any publicly available source of similar market data selected by the Borrower in good faith) most nearly equal to the period from such Prepayment Trigger Date to the first anniversary of the Closing Date; provided that if the period from such Prepayment Trigger Date to the first anniversary of the Closing Date is not equal to the constant maturity of a U.S. Treasury security for which a yield is given, the “Applicable Treasury Rate” will be obtained by linear interpolation (calculated to the nearest 1/12th of a year) from the weekly average yields on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including pursuant to a Division) outside the ordinary course of business (including by way of a Sale Leaseback Transaction) of Holdings or any of its Restricted Subsidiaries (each referred to in this definition as a “Disposition”); or

(b) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of Holdings, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries of Holdings issued in compliance with Section 9.2); in each case other than:

(i) any Disposition of Cash Equivalents or obsolete, damaged, unnecessary, unsuitable or worn out equipment or of assets no longer used in the business or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of products, services or inventory held for sale in the ordinary course of business;

(ii) the Disposition of all or substantially all of the assets of Holdings or the Borrower in a manner permitted pursuant to Section 9.8;

(iii) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 9.2;

(iv) other Dispositions in an aggregate amount taken together with all other Dispositions made pursuant to this clause (iv) not to exceed the greater of $18,750,000 and 6.25% of LTM EBITDA (calculated at the time of determination);

(v) any Disposition of property or assets or issuance of securities by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to another Restricted Subsidiary of Holdings;

(vi) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(viii) foreclosures, condemnations, nationalizations or any similar actions on assets;

(ix) Designated Sale Leaseback Transactions;

(x) grants, licenses or sublicenses of software, technology, patents, trademarks, copyrights, know-how, trade secrets, content, data and databases and any other Intellectual Property or other intangibles in the ordinary course of business;

(xi) the creation of any Lien permitted under the Loan Documents;

(xii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xiii) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(xiv) sales, transfers, dispositions and discounts of accounts receivable in connection with a Permitted Receivables Financing or the compromise, settlement or collection thereof in the ordinary course of business, including dispositions of accounts receivable in factoring or similar transactions on a non-recourse basis, other than limited recourse customary in such transactions;

(xv) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other assets held for sale in the ordinary course of business, the settlement or write-off of accounts receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(xvi) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset;

(xvii) the abandonment or cancellation of Intellectual Property that Holdings or the Borrower in its reasonable business judgment, deems no longer useful to maintain;

(xviii) the unwinding of any Swap Agreements;

(xix) Dispositions of Investments in joint ventures that are permitted under Section 9.2 or the definition of “Permitted Investments” to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xx) Dispositions of property, plant and equipment to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(xxi) [reserved];

(xxii) (A) the termination of leases in the ordinary course of business and (B) the expiration of any option agreement in respect of real or personal property;

(xxiii) Dispositions of assets in Holdings and its Restricted Subsidiaries, which consist of leasehold interests in the premises of any office of Holdings or such Restricted Subsidiary, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office;

(xxiv) the sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and

(xxv) Dispositions of letters of credit or bank guarantees (or the rights thereunder) consisting of the cancellation thereof in the ordinary course of business in exchange for cash or Cash Equivalents.

“Assignee” shall have the meaning set forth in Section 13.4(a)(i).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit A, or such other form as accepted by the Administrative Agent.

“Auction Purchase” shall mean a purchase of Loans pursuant to a Dutch Auction (x) in the case of a Permitted Eligible Assignee, in accordance with the provisions of Section 13.4(a)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 13.4(a)(iv).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing and similar notices, any person or persons that has or have been authorized by the directors of the Borrower to deliver such notices pursuant to this Agreement so designated in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent, (ii) delivering financial information and manager’s or officer’s certificates pursuant to this Agreement (including Section 8.7), the chief financial officer, the treasurer or the principal accounting officer or, if such position does not exist, a manager or director (as applicable) of the Borrower, and (iii) any other matter in connection with this Agreement or any other Loan Document, any officer (or a person or persons so designated by any such officer) of the Borrower.

“Available Amount” shall have the meaning set forth in Section 9.2(a)(v)(C).

“Available Currency” shall mean (i) with respect to Initial Loans, Dollars, and (ii) with respect to Incremental Loans, Dollars, Euros or Pounds Sterling as specified in the respective Incremental Amendment, and any other currency as may be agreed upon by the Borrower and the Lenders providing such Incremental Loans (provided that such other currency shall be reasonably acceptable to the Administrative Agent).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Beneficial Ownership Certification” shall mean a certification in the form published by the Loan Syndications and Trading Association regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230 (as amended from time to time).

“Beneficially Own” shall have the meaning assigned to such term in Rule 13d-3 (other than sub-section (b) of Rule 13d-3) and Rule 13d 5 under the Securities Exchange Act. The terms “Beneficially Owned,” “Beneficial Ownership” and similar derivations shall have a corresponding meaning.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrowing” shall mean the borrowing of one type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Cancellation” or “Cancelled” shall mean the cancellation, termination and forgiveness by Permitted Eligible Assignee of all Loans acquired in connection with an Auction Purchase or other acquisition of Loans, which cancellation shall be consummated as described in Section 13.4(a)(iii)(C) and the definition of “Eligible Assignee.”

“Capital Lease Obligations” shall mean at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (as in effect on December 31, 2017) (it being understood that any changes to GAAP after December 31, 2017 shall be disregarded in making this determination and that any obligation that would not be characterized as a capital lease obligation but for such changes, shall for all purposes of this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capital Lease Obligations or Indebtedness).

“Capital Stock” shall mean:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean:

(a) Dollars;

(b) (i) Euros, or any national currency of any participating member of the EMU, (ii) Pounds Sterling or (iii) in the case of any Restricted Subsidiary organized outside of the United States or Europe, such local currencies held by it from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(d) marketable direct EEA Government Obligations with maturities of twenty-four (24) months or less from the date of acquisition;

(e) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000;

(f) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (e) above entered into with any financial institution meeting the qualifications specified in clause (e) above;

(g) commercial paper rated at least P-2 by Moody’s or at least A-2- by S&P and in each case maturing within twenty-four (24) months after the date of creation thereof;

(h) marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within twenty-four (24) months after the date of creation thereof;

(i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(j) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank, in each case, satisfying the requirements of clause (e) of this definition;

(k) investment funds investing at least 95.00% of their assets in securities of the types described in clauses (a) through (j) above; and

(l) in the case of any Restricted Subsidiary organized or having its principal place of business outside of the United States, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (k) customarily utilized in countries in which such Restricted Subsidiary operates.

“Cash Management Obligations” shall have the meaning set forth in the First Lien Credit Agreement.

“Certificated Securities” shall have the meaning set forth in Section 6.19.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean a Subsidiary of Top U.S. Corporate Holdco that has no material assets other than direct or indirect Equity Interests (or Equity Interests and Indebtedness) of one or more direct or indirect Foreign Subsidiaries of the Top U.S. Corporate Holdco that are CFCs.

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law, treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.

“Change of Control” shall occur if, at any time, (a) (I) prior to a Qualified Public Offering, (i) one or more of the Permitted Holders, individually or cumulatively, shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of Holdings or Guernsey Holdco and (ii) one or more of the Permitted Holders, individually or cumulatively, shall fail to Beneficially Own Capital Stock of Holdings or Guernsey Holdco representing a majority of the voting power of Holdings or Guernsey Holdco and (II) after a Qualified Public Offering, any “person” or “group,” (within the meaning of Rule 13d-3 (other than sub-section (b) of Rule 13d-3) and Rule 13d-5 under the Securities Exchange Act) other than one or more of the Permitted Holders, individually or cumulatively, shall Beneficially Own Capital Stock of Holdings representing more than 35.00% of the aggregate ordinary voting power of Holdings and the percentage of the aggregate ordinary voting power represented by such Capital Stock Beneficially Owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Capital Stock of Holdings then Beneficially Own by one or more of the Permitted Holders, unless (i) one or more of the Permitted Holders have, individually or collectively, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of Holdings or (ii) during any period of twelve (12) consecutive months immediately prior to such time, a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of Holdings shall not be occupied by Persons who were (x) members of the board of directors (or equivalent governing body) of Holdings on the first day of such period, (y) members of the board of directors (or equivalent governing body) of Holdings on the Closing Date or nominated by one or more Permitted Holders or Persons nominated by one or more Permitted Holders, in each case, individually or collectively, or (z) appointed by directors so nominated, (b) Holdings shall cease to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Borrower (other than any Specified Equity Interests) or (c) a “change of control” shall occur under the documentation governing any Indebtedness in excess of the Threshold Amount.

“Charges” shall mean any charges, fees, expenses, costs, losses, accruals or reserves of any kind.

“Class” shall mean (a) when used with respect to Lenders, whether such Lenders have Loans or Commitments of a Class described in clauses (b) and (c), (b) when used with respect to Commitments, whether such Commitments are Initial Loan Commitments, Incremental Loan Commitments or Other Commitments and (c) when used with respect to Loans or a Borrowing, whether such Loans, or the Loans comprising such Borrowing, are Initial Loans, Incremental Loans, or Other Loans. Incremental Loans, Other Loans, Incremental Loan Commitments and Other Commitments (and, in each case, the Lenders holding such Loans or Commitments) made pursuant to any Incremental Amendment that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” shall mean February 25, 2020.

“Closing Date Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Closing Date, substantially in the form of Exhibit C-1 hereto, among the Administrative Agent, the First Lien Administrative Agent, the Borrower, the other Guarantors party thereto and the other parties party thereto from time to time.

“Closing Date Refinancing” shall mean, collectively, (i) the refinancing of the Existing Term B-1 Loans (as defined in the First Lien Credit Agreement) and (ii) the refinancing, defeasance, redemption or repayment in full of the Borrower’s existing Senior Notes and the discharge of the indenture governing the Senior Notes.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property and assets with respect to which any security interests have been granted (or purported to have been granted) pursuant to any Security Document to secure the Obligations; provided that the Collateral shall not include any Excluded Assets.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender.

“Commonly Controlled Entity” shall mean a person or an entity, whether or not incorporated, that is under common control with Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Section 414 of the Code.

“Consolidated Capital Expenditures” shall mean, as of any date for the applicable Test Period, all capital expenditures of Holdings and its Restricted Subsidiaries on a consolidated basis for such Test Period, as determined in accordance with GAAP.

“Consolidated Current Assets” shall mean, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding amounts related to derivative financial instruments and assets held for sale.

“Consolidated Current Liabilities” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt, (b) the current portion of accrued interest except to the extent such accrued interest is past due and unpaid, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) any revolving extensions of credit or any other liabilities in respect of revolving loans, swingline loans or letter of credit obligations under any revolving credit facility, (g) the current portion of any Capital Lease Obligation, (h) the current portion of any other long-term liabilities, (i) liabilities in respect of unpaid earn-outs, and (j) amounts related to derivative financial instruments and assets held for sale.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to Holdings and its Restricted Subsidiaries for any Test Period, the total amount of depreciation and amortization Charge, including the amortization of deferred financing fees, debt issuance costs, and commissions, fees and expenses, and goodwill and other intangibles, for such Test Period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any Test Period, an amount determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to Consolidated Net Income, for such Test Period:

(a) increased by (without duplication) in each case only to the extent the same was deducted (and not added back) in determining such Consolidated Net Income (other than with respect to clause (xi), (xv) and (xviii) below) and without duplication:

(i) (x) provision for taxes based on income or profits or capital gains, including state, franchise and similar taxes and foreign withholding taxes and any stamp duty taxes of such Person paid or accrued during such Test Period, and (y) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 9.2(b)(xi)(A), which shall be included as though such amounts had been paid as income taxes directly by such Person; plus

(ii) Fixed Charges of such Person for such Test Period; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such Test Period; plus

(iv) the amount of any Charges attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary; plus

(v) Charges paid in cash during such Test Period to the extent such Charges are reimbursed during such Test Period in cash by third-party Persons not affiliated with Holdings or any of its Restricted Subsidiaries; plus

(vi) any non-cash Charges reducing Consolidated Net Income for such Test Period; provided, that if any such non-cash Charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash Charge in the current period and (B) to the extent the Borrower elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent; plus

(vii) any Charges incurred by Holdings or a Restricted Subsidiary of Holdings during such Test Period pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or Net Cash Proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock); plus

(viii) any non-cash compensation Charges recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights during such Test Period; plus

(ix) the amount of management, monitoring, consulting and advisory fees and related and similar Charges incurred during such Test Period to the Investors and the amount of any directors’ fees, indemnities or reimbursements (including pursuant to any management agreement), to the extent permitted under Section 9.2(b)(xiii); plus

(x) earn-out Charges incurred during such Test Period resulting from Permitted Acquisitions or Permitted Investments in which Holdings or any Restricted Subsidiary is required to treat such earn-out expenses as compensation costs; plus

(xi) the amount of expected cost savings, operating expense reductions, expenses and cost-saving synergies projected by Holdings in good faith to be realized as a result of actions taken or expected to be taken (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, expenses and cost-saving synergies had been realized on the first day of such Test Period) related to the Transactions, acquisitions, divestitures, restructurings and cost saving initiatives which are factually supportable, net of the amount of actual benefits realized during such Test Period from such actions; provided that (x) such cost savings, operating expense reductions, expenses and cost saving synergies are expected to be realized within twenty-four (24) months after the last day of such Test Period (in the good faith determination of the Borrower) and (y) no cost savings, operating expense reductions, expenses and cost-saving synergies may be added pursuant to this clause (xi) to the extent duplicative of Charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such Test Period; plus

(xii) Charges incurred in such Test Period in connection with obtaining and maintaining credit ratings; plus

(xiii) adjustments and add-backs specifically identified in the Sponsor Model; plus

(xiv) Charges relating to changes in GAAP; plus

(xv) the net amount, if any, by which consolidated deferred revenues of Holdings and its Restricted Subsidiaries increased during such period; plus

(xvi) Charges in connection with any stock options, restricted stock units and performance based restricted stock units, including but not limited to the RSU Payments; plus

(xvii) any Charges of the Borrower or its direct or indirect parent company in connection with the Sarbanes Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, initial, non-recurring or infrequent Charges relating to investor relations and other executive costs, legal and other initial or non-recurring professional Charges, and listing Charges, in each case to the extent arising solely by virtue of the listing of the Borrower’s (or the Borrower’s direct or indirect holding company’s) equity securities on a national securities exchange; plus

(xviii) adjustments and add-backs specifically identified in any quality of earnings report prepared by independent certified public accountants of internationally recognized standing delivered to the Administrative Agent in connection with any Permitted Acquisition or Investment permitted hereunder; plus

(xix) Charges associated with pension curtailment or modification to pension or post-retirement plans;

(b) decreased by (without duplication) (i) non-cash gains increasing Consolidated Net Income of Holdings and its Restricted Subsidiaries for such Test Period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, (ii) the net amount, if any, by which consolidated deferred revenues of Holdings and its Restricted Subsidiaries decreased during such period and (iii) the amount of any gains attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such Test Period from obligations under Swap Agreements, plus or minus, as applicable;

(ii) any net gain or loss resulting in such Test Period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Agreements for currency exchange risk), plus or minus, as applicable; and

(iii) any net after-tax income (loss) from the early extinguishment of Indebtedness or obligations under Swap Agreements or other derivative, plus or minus, as applicable;

all as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest” shall mean Consolidated Interest Expense, excluding (a) any prepayment premium or penalty, (b) annual agency fees paid to the administrative agents, collateral agents and trustees under any credit facilities or other debt instruments or document, (c) costs associated with entering into Swap Agreements and breakage costs in respect of Swap Agreements related to interest rates, (d) penalties and interest relating to Taxes and any other fees related to the Transactions or any acquisitions (or purchases of assets) before or after the Closing Date and any upfront fees payable in connection with the Transactions or any other incurrence of Indebtedness, (e) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (f) any expensing of bridge, commitment and other financing fees, (g) any interest that is paid in kind and (h) any other non-cash interest expense, including interest expense attributable to the movement in the mark to market valuation of Swap Agreements or other derivative instruments pursuant to GAAP.

“Consolidated Interest Expense” shall mean, with reference to any Test Period, total interest expense of Holdings and its Restricted Subsidiaries for such Test Period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments, (d) the interest component of Capital Lease Obligations, (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (g) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate or currency risk, net of interest income and gains on such hedging obligations and (h) the interest component of Permitted Receivables Financings), calculated for Holdings and its Restricted Subsidiaries on a consolidated basis for such Test Period in accordance with GAAP.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean with respect to Holdings and its Restricted Subsidiaries for any Test Period, the aggregate of the Net Income of Holdings and its Restricted Subsidiaries for such Test Period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that without duplication:

(a) Restructuring Charges and, for all purposes other than the calculation of Excess Cash Flow, extraordinary, infrequent, non-recurring or unusual gains and Charges shall be excluded;

(b) the cumulative effect of a change in accounting principles during such Test Period shall be excluded;

(c) any income (loss) attributable to disposed, abandoned, transferred closed or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(d) any gains or Charges (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(e) the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such Test Period by such Person and shall be decreased by the amount of any Charges that have been funded with cash from Holdings or a Restricted Subsidiary during such period;

(f) solely for the purpose of the definition of Excess Cash Flow and determining the amount available for Restricted Payments under Section 9.2(a)(v)(C)(1), the Net Income (but not loss) for such Test Period of any Restricted Subsidiary (other than any Loan Party) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such Test Period, to the extent not already included therein;

(g) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue, debt line items, current assets and current liabilities in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or any disposition and any increase in amortization or depreciation or other non-cash Charges resulting therefrom and any write-off of any amounts thereof, net of Taxes, shall be excluded;

(h) any impairment Charge or asset write off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(i) any non-cash items (including mark-to-market items and timing discrepancies between the time when an item is incurred and when it is recorded under GAAP, due to fluctuations in currency values) shall be excluded;

(j) any Charges incurred in connection with the Transactions and the Historical Transactions shall be excluded;

(k) any gains or Charges attributable to the early extinguishment of Indebtedness or Swap Agreements or other derivative agreements (including deferred financing costs written off and premiums paid and any net gain (or loss) from any write-off or forgiveness of Indebtedness) shall be excluded;

(l) unrealized gains and Charges relating to hedging transactions, foreign exchange transactions (but excluding intercompany transactions) and other investments, fluctuations in currency values in accordance with GAAP and mark-to-market of Indebtedness resulting from the application of GAAP shall be excluded;

(m) for all purposes other than the calculation of Excess Cash Flow, any Charges or any amortization thereof related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions) or disposition, recapitalization or the incurrence or refinancing of Indebtedness incurred prior to the Closing Date or permitted to be incurred by this Agreement on or after the Closing Date including a refinancing thereof (in each case, whether or not successful) for such period, including (i) such Charges related to the offering of the Senior Notes and the Facilities and (ii) any amendment or other modification to the terms of any such transactions shall, in each case, be excluded;

(n) (i) any non-cash compensation Charge realized from employee benefit plans or other post-employment benefit plans or recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting and (ii) non-cash income (or Charges) attributable to deferred compensation plans or trusts, shall be excluded;

(o) for all purposes other than the calculation of Excess Cash Flow, any (x) Charges that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, or (y) Charges with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (i) not denied by the applicable indemnifying party, obligor or insurer in writing within 365 days after such determination and (ii) in fact indemnified or reimbursed within 365 days after such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period), shall be excluded;

(p) any amounts that are used to fund payments pursuant to Section 9.2(b)(xi) that, if paid by Holdings would have reduced Consolidated Net Income, shall be included to reduce Consolidated Net Income; and

(q) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded.

Solely for purposes of calculating Consolidated EBITDA, the Net Income of Holdings and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary that is a Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

In addition, notwithstanding the foregoing, for the purpose of Section 9.2 only (other than clauses (a)(v)(C)(4) and (a)(v)(C)(5)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Sections 9.2(a)(v)(C)(4) and (a)(v)(C)(5).

“Consolidated Total Cash” shall mean an amount equal to (x) the Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date and cash and Cash Equivalents Restricted in favor of the First Lien Administrative Agent or the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness secured by a senior, pari passu or junior Lien on the Collateral along with the Facility, so long as the Lien of such other Indebtedness on such cash or Cash Equivalents does not benefit from a control agreement or other steps to perfect on such cash or Cash Equivalents that the Administrative Agent has not taken on behalf of the Lenders), in each case with such Unrestricted cash and Restricted cash and Cash Equivalents to be determined in accordance with GAAP minus (y) 50% of the Net Cash Proceeds received in respect of Designated Sale Leaseback Transactions, except to the extent any such Net Cash Proceeds are applied to make a Designated Restricted Payment.

“Consolidated Total Debt” shall mean, at any date, an amount equal to the aggregate principal amount (or, if higher, the par value or stated face amount (other than with respect to zero coupon Indebtedness, which shall be the accreted value)) of all Indebtedness for borrowed money of Holdings and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding, for the avoidance of doubt, (i) any liabilities referred to in clauses (a)(ii) and (a)(iv) of the definition of “Indebtedness” solely in respect of undrawn letters of credit and obligations in respect of Swap Agreements that have not been terminated and any Guarantee Obligations in respect of any such liabilities and (ii) Capital Lease Obligations in connection with any Permitted Sale Leaseback Transaction.

“Consolidated Working Capital” shall mean, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Consolidated Working Capital Adjustment” shall mean, for any Test Period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such Test Period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such Test Period.

“Contingent Obligation” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (such obligations, “Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a) to purchase any such Primary Obligation or any property constituting direct or indirect security therefore,

(b) to advance or supply funds

(i) for the purchase or payment of any such Primary Obligation, or

(ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation against loss in respect of such Primary Obligation.

provided that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related Primary Obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by an Authorized Officer.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement Refinancing Debt” shall mean (a) Pari Passu Credit Agreement Refinancing Debt, (b) Junior Priority Credit Agreement Refinancing Debt, (c) Unsecured Credit Agreement Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment that complies with the Credit Agreement Refinancing Requirements, in each case issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (including any successive Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or refinanced Loans, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) and (ii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Debt is issued, incurred or obtained.

“Credit Agreement Refinancing Requirements” shall mean, with respect to any Indebtedness incurred by the Borrower to Refinance, in whole or part, any other tranche of Indebtedness (such other Indebtedness, “Refinanced Debt”):

(a) with respect to all such Indebtedness:

(i) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the providers of such Indebtedness (in each case, as determined by the Borrower in good faith) than those applicable to the Refinanced Debt (except for any financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing, as may be agreed by the Borrower and the providers of such Indebtedness), which amendment shall only require the consent of the Borrower and the Administrative Agent) or the applicable Lenders also receive the benefit of such other terms and conditions (without any consent being required hereunder);

(ii) if such Indebtedness is guaranteed, it is not guaranteed by any Subsidiary of Holdings other than the Subsidiary Guarantors (and such Indebtedness shall not otherwise have any obligors that are not obligors with respect to the Facility); and

(iii) the proceeds of such Indebtedness are applied, substantially concurrently with the incurrence thereof, to the prepayment of the outstanding amount of the Refinanced Debt;

(b) [reserved];

(c) (i) (A) if such Indebtedness is secured on a pari passu basis by the Collateral, such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the then Latest Maturity Date at the time such Indebtedness is incurred, (B) if such Indebtedness is unsecured or secured by the Collateral on a junior-lien basis, such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date at the time such Indebtedness is incurred and (C) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the Refinanced Debt;

(ii) such Indebtedness shares not greater than ratably in (or, if such Indebtedness constitutes Unsecured Refinancing Debt or Junior Priority Refinancing Debt, on a junior basis with respect to) any mandatory prepayments of any Loans then outstanding; and

(d) if such Indebtedness is secured:

(i) such Indebtedness is not secured by any assets other than the Collateral; and

(ii) a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Borrower and the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral as provided in the definition of “Pari Passu Credit Agreement Refinancing Debt,” in the case of Pari Passu Refinancing Debt, or in the definition of “Junior Priority Credit Agreement Refinancing Debt,” in the case of Junior Priority Refinancing Debt); provided that any Indebtedness or Commitments incurred under clause (d) of the definition of “Credit Agreement Refinancing Debt” shall be secured by the Collateral on a pari passu basis with the other Facilities.

“Customary Bridge Facilities” shall mean customary “bridge” facilities that automatically convert into or are automatically exchanged for permanent financing that satisfies the requirements of clause (a)(i) or (a)(ii), as applicable, of the definition of “Applicable Requirements” or Section 2.15(a)(vii)(A) or (B), as applicable.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning set forth in Section 5.2(f).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean preferred stock of Holdings or any direct or indirect parent of Holdings (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of an Authorized Officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 9.2(a)(v).

“Designated Sale Leaseback Transaction” shall mean any Permitted Sale Leaseback Transaction designated as such pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent.

“Disposition” shall have the meaning set forth in the definition of “Asset Sale.”

“Disqualified Lenders” shall mean the Persons set forth on Schedule 1.1 as such schedule may be updated from time to time solely with respect to any competitor of Holdings and its Subsidiaries following the Closing Date with the consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed; provided that (i) updates to the Disqualified Lender schedule after a relevant trade date shall not retroactively disqualify a Lender that was not a Disqualified Lender on such trade date and (ii) to the extent the Borrower has consented (in writing in its sole and absolute discretion), a Person will not be considered a Disqualified Lender. The list of Disqualified Lenders shall be made available to all Lenders at all times.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dissenting Shareholder Payments” shall mean payments made to dissenting shareholders in connection with the Permitted Acquisitions and other Investments permitted hereunder.

“Distressed Person” shall have the meaning set forth in the definition of “Lender-Related Distress Event.”

“Dividing Person” shall have the meaning set forth in the definition of “Division.”

“Division” means the division of the assets, liabilities or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated in, or organized under the laws of, the United States, any state thereof or the District of Columbia.

“Dutch Auction” shall mean one or more purchases (each, a “Purchase”) by a Permitted Eligible Assignee or an Affiliated Lender (either, a “Purchaser”) of Loans pursuant to Section 13.4(a)(iii) or 13.4(a)(iv); provided that each such Purchase is made on the following basis:

(a) (i) the Purchaser will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Lender or each Lender with respect to any Class of Loans on an individual tranche basis Loans, in an aggregate principal amount as is specified by such Purchaser (the “Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Loans to be purchased (it being understood that different Offer Prices or Loan Purchase Amounts may be offered with respect to different tranches of Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice; (ii) at the time of delivery of the Purchase Notice to the Administrative Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom (which condition shall be certified as being satisfied in such Purchase Notice); and (iii) the Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;

(b) such Purchaser will allow each Lender holding the Class of Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Loans at which such Lender is willing to permit a purchase of all or a portion of its Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c) based on the Acceptable Prices and Reply Amounts of the Loans as are specified by the Lenders, the Administrative Agent in consultation with such Purchaser, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Loan Purchase Amount the highest Acceptable Price that is less than or equal to the Offer Price;

(d) such Purchaser shall purchase Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e) such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(f) the Purchase shall be consummated pursuant to and in accordance with Section 13.4 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of clause (g) of this definition, such Purchase shall be required to be consummated no later than five (5) Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g) upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 13.4 and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and

(h) purchases by a Permitted Eligible Assignee of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.

“ECF Percentage” shall mean 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the Total Net First Lien Leverage Ratio as of the last day of the respective Excess Cash Flow Period is less than or equal to 4.75 to 1.00 and greater than 4.25 to 1.00 and (ii) 0% if the Total Net First Lien Leverage Ratio as of the last day of the respective Excess Cash Flow Period is less than or equal to 4.25 to 1.00.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Government Obligation” shall mean direct non-callable obligations of the United Kingdom and any EMU member for the payment of which obligations the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 13.4 (a)(i) and (a)(ii)(B) (subject to such consents, if any, as may be required under Section 13.4(a)(i)); provided that “Eligible Assignee” shall (x) include Permitted Eligible Assignees, subject to the provisions of Section 13.4(a)(iii), but solely to the extent that any such Person purchases or acquires Loans and effects a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent, (y) include Affiliated Investment Funds and Affiliated Lenders, subject to the provisions of Section 13.4(a)(iv) and (z) not include any natural person, any Defaulting Lenders or the Borrower or any of Holdings’ or the Borrower’s Affiliates (in each case, other than as set forth in clause (x) or (y) above) or any Disqualified Lenders.

“EMU” shall mean the Economic and Monetary Union as contemplated in the EU Treaty.

“EMU Legislation” shall mean the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Engagement Letter” shall mean that certain Engagement Letter, dated February 4, 2020, between the Lead Arranger and the Borrower.

“Environmental Laws” shall mean any and all foreign, federal, state, local or municipal Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment.

“Environmental Orders” shall have the meaning set forth in Section 6.17(b).

“Environmental Proceedings” shall have the meaning set forth in Section 6.17(b).

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of Holdings or any of its direct or indirect parent companies.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Treaty” shall mean the Treaty on European Union.

“Euro” and “€” shall mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Event of Default” shall have the meaning set forth in Section 11.1.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the excess, if any, of

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such Excess Cash Flow Period, adjusted to exclude any gains or losses attributable to a prepayment event under Section 5.2(c); plus

(ii) the amount of all non-cash losses and charges (including depreciation and amortization, write-offs, asset impairment charges and reserves for future expenses) deducted in arriving at such Consolidated Net Income; plus

(iii) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period; plus,

(iv) cash received in respect of Swap Agreements during such Excess Cash Flow Period to the extent not included in arriving at such Consolidated Net Income;

(b) over the sum, without duplication, of:

(i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income; plus

(ii) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt (including the Loans and the First Lien Term Loans) actually made in cash on their due date during such Excess Cash Flow Period (including payments in respect of Capital Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income); plus

(iii) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, all mandatory prepayments of the Loans pursuant to Section 5.2(c) actually made during such Excess Cash Flow Period in cash but only to the extent that the Asset Sale or Recovery Event giving rise to the obligation to make a mandatory prepayment pursuant to Section 5.2(c) resulted in a corresponding increase in Consolidated Net Income (and any deductions pursuant to this clause (iv) shall not exceed such increase in Consolidated Net Income); plus

(iv) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, all voluntary and mandatory prepayments or repurchases (other than regularly scheduled payments) of Funded Debt (other than the Loans and the First Lien Term Loans), including the aggregate amount of any premium, make-whole or penalty payments actually paid in cash in connection therewith; plus

(v) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, any cash payments made in such Excess Cash Flow Period in satisfaction of non-current liabilities (other than non-current liabilities constituting Indebtedness) that were not accrued in such Excess Cash Flow Period; plus

(vi) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the amount of Taxes actually paid (and required to be paid) in cash during such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such Excess Cash Flow Period; plus

(vii) [reserved]; plus

(viii) any cash payments that are made during such Excess Cash Flow Period and have the effect of reducing an accrued liability that was not accrued during such period; plus

(ix) cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income; plus

(x) the amount of cash payments made in respect of pensions and other post-employment benefits in such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income; plus

(xi) the amount of Cash Equivalents made subject to cash collateral or other deposit arrangements made with respect to letters of credit or Swap Agreements in such Excess Cash Flow Period; provided, that if such Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period when such arrangements cease; plus

(xii) to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and not otherwise deducted pursuant to clause (b) of this definition or Section 5.2(b)(ii) (or specifically excluded from the deductions in Section 5.2(b)(ii)), the aggregate amount of expenditures in cash actually made by the Borrower or any of its Restricted Subsidiaries during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income.

For purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, for each Permitted Acquisition or other similar acquisition permitted hereunder consummated during such Excess Cash Flow Period, (x) the Consolidated Net Income of a target of any Permitted Acquisition or other similar acquisition shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition or other similar acquisition and (y) for the purposes of calculating Consolidated Working Capital, the (A) total assets of a target of such Permitted Acquisition or other similar acquisition (other than cash and Cash Equivalents), as calculated as at the date of consummation of the applicable Permitted Acquisition or other similar acquisition, which may properly be classified as current assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition or other similar acquisition has been consummated) and (B) the total liabilities of Holdings and its Restricted Subsidiaries, as calculated as at the date of consummation of the applicable Permitted Acquisition or other similar acquisition, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition or other similar acquisition has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be calculated as the difference between the Consolidated Working Capital at the end of the applicable Excess Cash Flow Period from the date of consummation of the Permitted Acquisition or other similar acquisition.

“Excess Cash Flow Application Date” shall have the meaning set forth in Section 5.2(b).

“Excess Cash Flow Period” shall mean each fiscal year of Holdings beginning with the fiscal year ending December 31, 2021.

“Excluded Assets” shall mean, subject to and consistent with the Security and Guarantee Principles:

(i) all fee-owned Real Property and all Real Property constituting Leaseholds;

(ii) (a) commercial tort claims (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law or automatically without any additional filing), (b) any vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law or automatically without any additional filing) and (c) any letter of credit rights (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law or automatically without any additional filing);

(iii) any assets where the grant of a security interest therein is prohibited by law (including restrictions in respect of Margin Stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or contract permitted hereunder and binding on such property at the time of its acquisition and not entered into in contemplation thereof, or requires governmental or third party consents required pursuant to applicable law that have not been obtained, in each case, after giving effect to applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction or results in material adverse accounting or regulatory consequences as reasonably determined by the Borrower in consultation with the Administrative Agent;

(iv) Margin Stock and Equity Interests in any Person other than Wholly-Owned Subsidiaries that are Restricted Subsidiaries to the extent not permitted by the terms of such Person’s Organizational Documents or joint venture documents except to the extent such prohibition is rendered ineffective after giving effect to applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(v) any assets where the cost of obtaining a security interest in, or perfection of, such assets (including the cost of all applicable legal fees) exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Borrower and the Administrative Agent);

(vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(vii) any lease, license, contract or other agreement or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangement permitted by the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) or otherwise materially adversely amend any rights, benefits or obligations or require the taking of any action that would be materially adverse to any Loan Party, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law;

(ix) any assets of, or Indebtedness owned by, any Subsidiary that is not a Loan Party;

(x) any property (other than Equity Interests) acquired after the Closing Date that is secured by pre-existing Liens permitted by clause (f) of the definition of “Permitted Liens” securing pre-existing secured Indebtedness permitted pursuant to Section 9.4(b)(vii) and not incurred in anticipation of the acquisition by the Borrower or applicable Guarantor of such property, to the extent that the granting of a security interest in such property would be prohibited under the terms of such secured Indebtedness after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;

(xi) Equity Interests in Unrestricted Subsidiaries, captive insurance companies, joint ventures, special purpose entities and non-Wholly Owned Subsidiaries;

(xii) to the extent used exclusively to hold funds in trust for the benefit of third parties (other than a Loan Party), (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts and (E) in the case of clauses (A) through (D) above, the funds or other property held in or maintained in any such account solely for such purposes;

(xiii) any Transferred Assets securing Permitted Receivables Financings;

(xiv) the Equity Interests of any Subsidiary of Top U.S. Corporate Holdco that is a CFC or CFC Holdco, other than 65.0% of the total outstanding voting Equity Interests and 100.0% of the total outstanding non-voting Equity Interests of a CFC or a CFC Holdco that, in each case, is directly owned by a Loan Party; and

(xv) the Equity Interests of (i) a Subsidiary of Top U.S. Corporate Holdco formed or acquired from an unrelated party after the Closing Date or (ii) a Subsidiary of an After-Acquired U.S. Corporate Subsidiary if, in each case, the granting of a pledge or security interest in such Equity Interests would result in material adverse tax consequences (as reasonably determined by Holdings in consultation with the Administrative Agent).

In addition, subject to the Security and Guarantee Principles, (i) with respect to U.S. Collateral, no action shall be required to be taken in order to perfect assets requiring perfection through control or similar agreements or by “control” (including deposit accounts, other bank accounts or securities accounts) (other than (x) the delivery of Certificated Securities in the Borrower and Restricted Subsidiaries of Holdings required to be pledged under the Loan Documents and (y) intercompany notes and other promissory notes held by the Borrower or any Guarantor with a principal amount in excess of $1,000,000 individually or in the aggregate and (ii) the Loan Parties shall not be required to obtain any landlord waivers, estoppels or collateral access letters.

“Excluded Contribution” shall mean Net Cash Proceeds received by Holdings since immediately after the Closing Date from:

(a) contributions to its common equity capital and

(b) the sale (other than to a Restricted Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock of Holdings (other than Disqualified Stock and other than to the extent used to incur Indebtedness pursuant to Section 9.4(b)(xxv)), in each case that are excluded from the calculation set forth in Section 9.2(a)(v).

“Excluded Subsidiary” shall mean (i) any Restricted Subsidiary of Holdings that is not a Wholly Owned Subsidiary; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary, (ii) any Subsidiary of Holdings that is a captive insurance company, not-for-profit Subsidiary or special purpose entity; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer a captive insurance company, not-for-profit Subsidiary or special purpose entity, (iii) any Restricted Subsidiary of Holdings designated as an Unrestricted Subsidiary after the Closing Date in accordance with, and pursuant to, Section 8.11; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Restricted Subsidiary of Holdings, (iv) any Subsidiary to the extent that the burden or cost of obtaining a guarantee is excessive in relation to the benefit (or potential benefit, taking into account the likelihood of any meaningful recovery under such guarantee) afforded thereby as reasonably determined by the Borrower and the Administrative Agent, and (vii) any Subsidiary for which the provision of a Guarantee would result in material adverse accounting or regulatory consequences as reasonably determined in good faith by the Borrower in consultation with the

Administrative Agent; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary at the time any such prohibition ceases to exist or apply, (v) any Restricted Subsidiary of the Top U.S. Corporate Holdco that is (a) a CFC, (b) a CFC Holdco, or (c) a Subsidiary of a Foreign Subsidiary of Top U.S. Corporate Holdco that is a CFC and (vi) any (a) Subsidiary of Top U.S. Corporate Holdco formed or acquired from an unrelated party after the Closing Date or (b) Subsidiary of an After-Acquired U.S. Corporate Subsidiary if, in each case, the provision of a Guarantee by such Subsidiary would result in material adverse tax consequences (as reasonably determined by Holdings in consultation with the Administrative Agent); provided that notwithstanding the foregoing clauses (i) through (vi), Holdings may in its sole discretion designate any Excluded Subsidiary that is a Restricted Subsidiary as a Subsidiary Guarantor; provided further, that (x) neither the Borrower nor any Co-Borrower shall be an Excluded Subsidiary, (y) no Subsidiary of Holdings that directly owns Capital Stock of the Borrower or any Co-Borrower shall be an Excluded Subsidiary and (z) no Subsidiary of Holdings that is an obligor under the First Lien Loan Documents shall be an Excluded Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on behalf of the Borrower or any Guarantor hereunder or under any other Loan Document, (i) any Tax imposed on or measured by its net income (however denominated), and any franchise taxes imposed on it and any branch profits Taxes, in each case, imposed (a) as a result of such recipient being organized under the laws of or having its principal office or applicable lending office in the jurisdiction imposing such Tax, or any political subdivision thereof or therein, or (b) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax or any political subdivision thereof or therein (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (ii) any Tax imposed under FATCA, (iii) any withholding Tax that is attributable to the Administrative Agent’s or a Lender’s failure to comply with Section 5.5(b), (c) or (d), (iv) any U.S. federal withholding Tax that is imposed on amounts payable to a Lender (other than any Lender becoming a party hereto pursuant to the Borrower’s request under Section 2.14) pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent such Lender or, in the case of an assignment following a Change in Tax Law, its assignor was entitled, immediately prior to the time of such assignment (or designation of a new lending office), to receive additional amounts from the Borrower or Guarantor with respect to such withholding Tax pursuant to Section 5.5(a), and (v) any withholding tax due under the Luxembourg law dated December 23, 2005, as amended, on savings income paid by a paying agent established in Luxembourg to Luxembourg resident individuals.

“Executive Order” shall have the meaning set forth in Section 6.21(d)(i).

“Existing Credit Agreement” shall mean the Credit and Guaranty Agreement, dated as of August 6, 2015 (as amended by Amendment No. 1 and Amendment No. 2 thereto and as otherwise amended or supplemented prior to the Closing Date), among the Borrower, Bank of America, N.A., as administrative agent, the guarantors party thereto, Guernsey Holdco and the lenders party thereto.

“Facility” shall mean any Class of Loans, as the context may require.

“fair market value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FASB” shall mean the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or any successor thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement or any amended or successor version that is substantially comparable (provided that any such amended, or successor version imposes criteria that are not materially more onerous than those contained in such Sections as enacted on the date of this Agreement), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any U.S. or non-U.S. fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day by the Federal Reserve Bank of New York on the Business Day next succeeding; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions by three federal funds brokers of national recognized standing as determined by the Administrative Agent; provided further that such rate shall not be less than zero for purposes of this Agreement.

“Fee Letter” shall mean the Fee Letter, dated February 4, 2020, between the Lead Arranger and the Borrower.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.1.

“Finance Document” shall mean any Loan Documents, the Fee Letter and any other document designated as such by the Administrative Agent and the Borrower.

“Financial Covenant” shall have the meaning assigned to the term “Financial Covenant” in the First Lien Credit Agreement.

“Financial Statements Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B.

“First Lien Administrative Agent” shall mean Nomura Corporate Funding Americas, LLC, as administrative agent under the First Lien Credit Agreement, and its successors and assigns.

“First Lien Credit Agreement” shall mean that certain Amended Credit and Guaranty Agreement, dated as of the Closing Date, among Holdings, the Borrower, the Subsidiary Guarantors party thereto, Guerney Holdco, the First Lien Administrative Agent and the First Lien Lenders.

“First Lien Indebtedness” shall mean Indebtedness Incurred under the First Lien Credit Agreement that is secured by a Lien on the Collateral on a senior basis to the Obligations.

“First Lien Lenders” shall have the meaning assigned to the term “Lenders” in the First Lien Credit Agreement.

“First Lien Loan Documents” shall have the meaning assigned to the term “Loan Documents” in the First Lien Credit Agreement.

“First Lien Term Loans” shall have the meaning assigned to “2020 Term Loans” in the First Lien Credit Agreement.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and

(c) all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Foreign Lender” shall have the meaning set forth in Section 5.5(b).

“Foreign Security” shall mean the security created or expressed to be created in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Foreign Security Documents.

“Foreign Security Documents” shall mean all pledge or other security agreements, charges, deeds of trust, assignments or other similar agreements or instruments, in each case, governed by the law of any jurisdiction other than the United States (whether executed on or after the Closing Date) in connection with the transactions contemplated hereby.

“Foreign Subsidiary” shall mean any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“Funded Debt” shall mean, with respect to any Person, all Indebtedness of such Person that matures more than one (1) year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America that are in effect from time to time (but subject to Section 1.5(a)).

“Global Intercompany Note” shall mean a note substantially in the form of Exhibit C-3.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial, county, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” shall have the meaning set forth in Section 10.2. The term “Guaranteeing” shall have a correlative meaning.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations” shall have the meaning set forth in Section 10.1.

“Guarantor Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.

“Guarantor Trigger Date” shall mean (i) in respect of a Restricted Subsidiary that ceases to be an Excluded Subsidiary, the date on which such Restricted Subsidiary has ceased to be an Excluded Subsidiary, (ii) in respect of a Restricted Subsidiary that ceases to be an Immaterial Subsidiary as a result of the 5% Test, the date on which the Financial Statements Certificate was (or was required to be) delivered pursuant to Section 8.2(c) showing that such Restricted Subsidiary ceased to be an Immaterial Subsidiary as a result of the 5% Test, (iii) in respect of an Additional Material Subsidiary, the date on which the applicable Restricted Subsidiary was designated as an Additional Material Subsidiary pursuant to Section 8.8(d), (iv) in respect of any other Restricted Subsidiary designated as a Subsidiary Guarantor, the date of such designation and (v) in respect of any Restricted Subsidiary (other than a Non-Guarantor Subsidiary) that is established, created or acquired after Closing Date by any Loan Party (including upon the consummation of a Division), the date on which such Restricted Subsidiary is established, created or acquired by such Loan Party.

“Guarantors” shall mean, collectively, Holdings, the Subsidiary Guarantors and, in the case of Guaranteed Obligations incurred by Loan Parties other than the Borrower, the Borrower.

“Guernsey Holdco” shall mean Ithaca G.P. Limited, a non-cellular company limited by shares registered in Guernsey with company number 60424.

“Guernsey Loan Parties” shall mean the Loan Parties incorporated or organized under the laws of Guernsey.

“Historical Transactions” shall mean the “Transactions” or “Amendment Transactions” or similar terms, as defined in the Existing Credit Agreement and the amendments thereto, including the payment of fees and expenses in connection therewith.

“Holdings” shall have the meaning set forth in the preamble hereto.

“IASB” shall mean the International Accounting Standards Board or any successor thereto.

“IFRS” shall have the meaning set forth in Section 1.5(a).

“IFRS Election” shall have the meaning set forth in Section 1.5(a).

“Immaterial Subsidiary” shall mean each Restricted Subsidiary of Holdings (other than the Borrower or any parent company of the Borrower) that, as of the most recently ended Specified Test Period, contributed less than 5.0% of third party revenues of Holdings and its Restricted Subsidiaries for the applicable Specified Test Period or had assets with a net book value of less than 5.0% of Total Assets as of such date, in each case calculated on a Pro Forma Basis (the “5% Test”); provided that the aggregate amount of third party revenues and the aggregate amount of total assets of all Immaterial Subsidiaries shall not exceed 20.0% (the “20% Test”) of the aggregate amount of third party revenues and the aggregate amount of total assets, respectively, of Holdings and its Restricted Subsidiaries (excluding, for purposes of the 20% Test, all Excluded Subsidiaries) as of the end of any such Specified Test Period.

“Immediate Family Members” shall mean with respect to any individual, such individual’s child, grandchild, parent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including formally adopted relationships) and successors, executors, administrators, heirs, legatees or distributees of any of the foregoing and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” shall have the meaning set forth in Section 2.15(c).

“Incremental Equivalent Debt” shall mean Indebtedness Incurred pursuant to Section 9.4(b)(vi).

“Incremental Facility” shall mean each Incremental Loan Commitment and Incremental Loan.

“Incremental Lenders” shall have the meaning set forth in Section 2.15(a).

“Incremental Loan Commitments” shall have the meaning set forth in Section 2.15(a), as the same may be terminated pursuant to Section 4.3 or Section 11.

“Incremental Loan Maturity Date” shall mean the date on which an Incremental Loan matures as set forth in the Incremental Amendment relating to such Incremental Loan.

“Incremental Loans” shall have the meaning set forth in Section 2.15(a).

“Incremental Revolving Loan Commitments” shall have the meaning set forth in the First Lien Credit Agreement.

“Incur” or “Incurrence” shall have the meanings set forth in Section 9.4(a).

“Indebtedness” shall mean, with respect to any Person at any date, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capital Lease Obligations), except (x) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor, in each case, accrued in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith and (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(iv) in respect of obligations under any Swap Agreements;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and obligations under Swap Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations (of the type referred to in clause (a) of this definition) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that if such Indebtedness has not been so assumed the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of the Indebtedness so secured;

provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

“Indemnified Person” shall have the meaning set forth in Section 13.1.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Initial Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Initial Loan Commitment,” as the same may be terminated pursuant to Sections 4.3 or 11. The aggregate amount of the Initial Loan Commitment as of the Closing Date is $425,000,000.

“Initial Loan Maturity Date” shall mean February 25, 2025; provided, however, that if such date is not a Business Day, the Initial Loan Maturity Date shall be the next preceding Business Day.

“Initial Loans” shall have the meaning set forth in Section 2.1.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including copyrights, trademarks, domain names, patents, in any of the foregoing cases whether registered, issued or applied for with a Governmental Authority, trade secrets, including any of the foregoing rights in know-how, technology, software and databases, and licenses to copyrights, patents, trademarks, domain names, trade secrets or combinations of any of the foregoing, all rights to past, present or future proceeds and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” shall mean the Closing Date Intercreditor Agreement and any other intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives of Indebtedness incurred under Section 2.15 or Section 9.4 or any other party, as the case may be, substantially on terms set forth on Exhibit C-2 (except to the extent otherwise reasonably agreed by the Borrower and the Administrative Agent) or otherwise on such terms that are reasonably satisfactory to the Borrower and the Administrative Agent, in each case, as amended, restated, supplemented or otherwise modified (or replaced in connection with a Refinancing or incurrence of Indebtedness under Section 9.4) from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest to the extent paid or required to be paid in cash for such Test Period. In the event that Holdings or any of its Restricted Subsidiaries Incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness Incurred under any revolving credit facility or other Incurrence of Indebtedness for working capital purposes pursuant to working capital facilities unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Interest Coverage Ratio is made (the “Interest Coverage Ratio Calculation Date”), then the Interest Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Holdings or any of its Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Interest Coverage Ratio Calculation Date shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated Consolidated Interest Expense and the change in Consolidated EBITDA resulting therefrom)

had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Interest Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Interest Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Swap Agreements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Interest Coverage Ratio Calculation Date” shall have the meaning set forth in the definition of “Interest Coverage Ratio.”

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investment Company Act” shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person.

Subject to the immediately following sentence, the amount of any non-cash Investments will be the fair market value thereof at the time made, and the amount of any cash Investment will be the original cost thereof. To the extent any Investment in any Person is made in compliance with Section 9.2 in reliance on a category that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower or any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, interest, payment, return of capital, repayment, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would exceed the amount of such Investment or would result in the aggregate Dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction). To the extent the category subject to a Dollar-denominated restriction is also subject to an amount based on a percentage of LTM EBITDA which, at the date of determination, produces a numerical restriction that is greater than such Dollar amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar amount in the foregoing sentence for purposes of determining such credit.

“Investors” shall mean the Sponsors, the Management Stockholders and each other Person that is an indirect investor in Holdings on the Closing Date and their Affiliates.

“Irish Loan Parties” shall mean the Loan Parties incorporated or organized under the laws of Ireland.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISDA CDS Definitions” shall have the meaning set forth in Section 13.12.

“Junior Lien Indebtedness” shall mean Incremental Equivalent Debt, Ratio Debt and Acquisition Debt, in each case, that is secured by a Lien on the Collateral on a junior basis to the Initial Loans.

“Junior Priority Credit Agreement Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured term loans (each, a “Junior Priority Refinancing Debt”); provided that (i) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis (with respect to Liens only) to the Liens on the Collateral securing the Obligations and the obligations in respect of any Pari Passu Credit Agreement Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Debt, (iii) the holders of such Indebtedness and the Liens on the Collateral securing such Indebtedness are subject to and bound by the Closing Date Intercreditor Agreement and (iv) such Indebtedness complies with the Credit Agreement Refinancing Requirements.

“Junior Priority Refinancing Debt” shall have the meaning set forth in the definition of “Junior Priority Credit Agreement Refinancing Debt.”

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loans; provided that any applicable springing maturity date shall be disregarded in making any such determination.

“LCT Election” shall have the meaning set forth in Section 1.4(ii).

“LCT Test Date” shall have the meaning set forth in Section 1.4(ii).

“Lead Arranger” shall mean Nomura Securities International, Inc., in its capacity as lead arranger and bookrunner in respect of the Initial Loans.

“Leaseholds” shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, excluding fixtures.

“Lender” shall mean each financial institution listed on Schedule I, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, a Refinancing Amendment or an Incremental Amendment, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lender Default” shall mean, with respect to any Lender, (i) the failure of such Lender to pay over to the Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (ii) such Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or (iii) such Lender has, or has a direct or indirect parent company that has, become subject to a Bail-In Action.

“Lender Party” shall have the meaning set forth in Section 13.16(a).

“Lender-Related Distress Event” shall mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person has commenced under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred with respect to such Lender solely by virtue of the ownership or acquisition of any Equity Interests in such Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality thereof) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Leverage Ratios” and “Leverage Ratio” shall have the meaning set forth in Section 1.5(a).

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean any transaction permitted under this Agreement, including any Permitted Acquisition or other Investment permitted hereunder, any repayment or redemption of, or offer to purchase, any Indebtedness, or the making of any Restricted Payment.

“LLC” shall mean any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” shall mean any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents” shall mean this Agreement, each Co-Borrower Request and Assumption Agreement, each Co-Borrower Notice, each Guarantor Joinder Agreement, the U.S. Security Agreement, the U.S. Pledge Agreement, the Foreign Security Documents, the Closing Date Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each other Security Document, each other Intercreditor Agreement, each Incremental Amendment and each Refinancing Amendment.

“Loan Modification Agreement” shall have the meaning set forth in Section 2.16(b).

“Loan Modification Offer” shall have the meaning set forth in Section 2.16(a).

“Loan Parties” shall mean Guernsey Holdco (other than for purposes of Section 10), Holdings, the Borrower, each Co-Borrower and each Subsidiary Guarantor.

“LTM EBITDA” shall mean the Consolidated EBITDA, calculated on a Pro Forma Basis, as of the last day of the most recently ended Test Period.

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Luxembourg Guarantor” shall mean any Guarantor incorporated or organized under the laws of Luxembourg.

“Luxembourg Loan Parties” shall mean the Loan Parties incorporated or organized under the laws of Luxembourg.

“Make-Whole Amount” shall mean an amount equal to, as of the Prepayment Trigger Date, (I) the present value of the sum of (i) 102% of the aggregate principal amount of Initial Loans being prepaid, plus (ii) the remaining interest payments that would accrue on the applicable portion of the Initial Loans from the Prepayment Trigger Date through the first anniversary of the Closing Date, minus (II) the aggregate principal amount of Initial Loans that are subject to such Prepayment Trigger Event, with the present value of such sum being computed using an annual discount rate (applied quarterly) equal to the Applicable Treasury Rate as of the applicable Prepayment Trigger Date plus 50 basis points; provided, however, that in no case shall the Make-Whole Amount be less than zero.

“Management Stockholders” shall mean, at any time, the members of management (and their Control Investment Affiliates) of Holdings or its Subsidiaries who are direct or indirect holders of Capital Stock of Holdings on the Closing Date.

“Mandatory Prepayment Date” shall have the meaning set forth in Section 5.2(f).

“Margin Stock” shall have the meaning set forth in Regulation U of the Board.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations or financial condition of Holdings and its Restricted Subsidiaries taken as a whole or (ii) the rights and remedies available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.

“Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, molds fungi, mycotoxins, and radioactivity, or radiofrequency radiation defined or regulated as hazardous or toxic under any Environmental Law.

“Material Subsidiary” shall mean each Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Initial Loan Maturity Date, the Incremental Loan Maturity Date, or the final stated maturity date of any Other Loan as set forth in the applicable Refinancing Amendment, as the case may be.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of:

(a) an unlimited amount if, on a Pro Forma Basis after giving effect to the Incurrence of such Indebtedness and the intended use of proceeds thereof (assuming, in the case of Incremental Revolving Loan Commitments, that such Incremental Revolving Loan Commitments are fully borrowed) as of the last day of the most recently ended Test Period (i) with respect to amounts secured by a Lien on the Collateral on a pari passu basis with the Initial Loans, either (I) the Total Net Secured Leverage Ratio is less than or equal to either (A) 6.50 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 6.50 to 1.00 and (y) the Total Net Secured Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder and (ii) with respect to amounts that are unsecured, either (I) the Total Net Leverage Ratio is less than or equal to either (A) 7.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 7.00 to 1.00 and (y) the Total Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder; provided that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Incremental Facility shall not be included as cash or Cash Equivalents for purposes of determining the Total Net Secured Leverage Ratio or the Total Net Leverage Ratio, as applicable; plus

(b) (i) in the case of Second Lien Indebtedness, to the extent such Indebtedness serves to effectively extend the maturity or effect the repricing of any Second Lien Indebtedness, an amount equal to the portion of the Second Lien Indebtedness that will be replaced by such Indebtedness, (ii) in the case of Junior Lien Indebtedness, to the extent such Indebtedness serves to effectively extend the maturity or effect the repricing of any Second Lien Indebtedness or Junior Lien Indebtedness, an amount equal to the portion of the Second Lien Indebtedness or Junior Lien Indebtedness that will be replaced by such Indebtedness and (iii) in the case of Indebtedness that is unsecured, to the extent such Indebtedness serves to effectively extend the maturity or effect the repricing of any Second Lien Indebtedness, Junior Lien Indebtedness or Unsecured / Other Secured Indebtedness, an amount equal to the portion of the Second Lien Indebtedness, Junior Lien Indebtedness or Unsecured / Other Secured Indebtedness that will be replaced by such Indebtedness, which, in each case, shall be available at all times and not subject to clause (a) above; plus

(c) to the extent not funded with the proceeds of long-term Indebtedness (other than revolving loans), (i) with respect to Second Lien Indebtedness, the amount of all prior voluntary prepayments or debt buybacks of Second Lien Indebtedness (minus the sum of (A) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued pursuant to Section 9.4(b)(vi)(C)(ii) prior to such date and (B) the aggregate principal amount of Incremental Facilities Incurred under this clause (c)(i) prior to such date), (ii) with respect to Junior Lien

Indebtedness, the amount of all prior voluntary prepayments or debt buybacks of Second Lien Indebtedness or Junior Lien Indebtedness (minus the sum of (A) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued pursuant to Section 9.4(b)(vi)(C)(ii) and Section 9.4(b)(vi)(C)(iii) prior to such date and (B) the aggregate principal amount of Incremental Facilities Incurred under clause (c)(i) above and this clause (c)(ii) prior to such date), and (iii) with respect to amounts that are unsecured, the amount of all prior voluntary prepayments or debt buybacks of Second Lien Indebtedness, Junior Lien Indebtedness and Unsecured / Other Secured Indebtedness (minus the sum of (A) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued pursuant to Section 9.4(b)(vi)(C)(ii), Section 9.4(b)(vi)(C)(iii) and Section 9.4(b)(vi)(C)(iv) prior to such date and (B) the aggregate principal amount of Incremental Facilities Incurred under clauses (c)(i) and (c)(ii) above and this clause (c)(iii) prior to such date), in each case, (x) with respect to debt buybacks, with credit given to the amount of cash used to make such buybacks if purchased at a discount to par, and (y) with respect to revolving loans, so long as any such prepayment is accompanied by a permanent reduction in such revolving commitment, and which shall be available at all times and not subject to any ratio test; plus

(d) the greater of (x) $490,000,000 and (y) 125% of LTM EBITDA (calculated at the time of determination) (minus the sum of (A) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued pursuant to Section 9.4(b)(vi)(D) and Section 9.4(b)(xv)(b) prior to such date and (B) the aggregate principal amount of Incremental Facilities Incurred under this clause (d) prior to such date), which shall be available at all times and not subject to any ratio test;

provided that (x) the Borrower may Incur such Indebtedness under any of clauses (a), (b), (c) or (d) above in such order as it may elect in its sole discretion, (y) if the Borrower intends to Incur Incremental Facilities under clause (a) above, on the one hand, and under clauses (b), (c) or (d) above, on the other hand, in a single transaction or series of substantially simultaneous and related transactions, (I) the Incurrence of the portion of such Incremental Facilities to be incurred under clause (a) above shall first be calculated without giving effect to any portion of such Incremental Facilities to be incurred under clauses (b), (c) or (d) above (but giving pro forma effect to the use of proceeds of all such Incremental Facilities to be Incurred in connection with such transaction or series of substantially simultaneous and related transactions and (II) thereafter, the Incurrence of the portion of such Incremental Facilities to be incurred under clauses (b), (c) or (d) above shall be calculated and (z) any portion of any Incremental Facilities incurred under clauses (b), (c) or (d) above shall be automatically reclassified as Incurred under the applicable ratio test set forth in clause (a) above if at such time such ratio test set forth in clause (a) above would be satisfied on a Pro Forma Basis (after giving effect to such reclassification) on the last day of the most recently ended Test Period.

“Maximum Rate” shall have the meaning set forth in Section 13.18.

“MFN Exceptions” shall mean any Incremental Loan and any Indebtedness subject to clause (c) of the “Applicable Requirements” that is (i) incurred to finance a Permitted Acquisition or other Investment permitted hereunder or (ii) incurred after February 25, 2021.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 6, 2015, by and among Italics Inc., the Borrower and the other parties thereto.

“Minimum Extension Condition” shall have the meaning set forth in Section 2.16(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Holdings, the Borrower or any Commonly Controlled Entity, and each such plan for the six-year period immediately following the latest date on which Holdings, the Borrower or any Commonly Controlled Entity contributed to or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale, any Recovery Event, any Designated Sale Leaseback Transaction or any other sale of assets, the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or any other sale of assets (other than any Lien pursuant to a Security Document), (iii) Taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes required to be paid by Holdings or any Restricted Subsidiary of Holdings in connection with such Asset Sale or Recovery Event or any other sale of assets, (iv) reserves for any liabilities attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale or any other sale of assets owing by Holdings or any of its Restricted Subsidiaries in connection therewith (including pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction) and that are determined by the Borrower in good faith as a reserve in accordance with GAAP; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to Holdings or any of its Restricted Subsidiaries from the sale price for such Asset Sale or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Short Lender” shall have the meaning set forth in Section 13.12(i)(i).

“Non-Bank Certificate” shall have the meaning set forth in Section 5.5(b).

“Non-Defaulting Lender,” and “Non-Defaulting Incremental Lender” shall mean and include each Lender or Incremental Lender, as the case may be, other than a Defaulting Lender.

“Non-Guarantor Debt Cap” shall mean an amount equal to the greater of (x) $93,750,000 and (y) 25.0% of LTM EBITDA (calculated at the time of determination), minus the amount of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are not Loan Parties pursuant to Sections 9.4(a), 9.4(b)(vi) and 9.4(b)(xviii).

“Non-Guarantor Subsidiary” shall mean any Excluded Subsidiary and any Restricted Subsidiary of Holdings that is an Immaterial Subsidiary; provided that any such Non-Guarantor Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary is no longer a Restricted Subsidiary or an Excluded Subsidiary or Immaterial Subsidiary, as applicable; provided further that notwithstanding the foregoing Holdings may in its sole discretion designate any Restricted Subsidiary as a Subsidiary Guarantor.

“Non-U.S. Loan Parties” shall mean any Loan Party that is not a U.S. Loan Party.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program (other than any government-sponsored plan, including any state-governed social security arrangements or statutory supplemental pension arrangements) established (regardless of whether through direct contributions or through employee withholding), maintained or contributed to outside the United States by Holdings, the Borrower or one or more Restricted Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment.

“Note” shall have the meaning set forth in Section 2.6(a).

“Notice of Borrowing” shall have the meaning set forth in Section 2.3(a) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Notice Office” shall mean the office of the Administrative Agent located at 309 West 49th Street, New York, New York 10019, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy or examinership, or the commencement of any insolvency, reorganization, examinership or like proceeding, relating to the Borrower or any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of the Borrower or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender, any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Loan Party pursuant to any Loan Document and all fees and expenses accruing after the filing of any petition in bankruptcy, examinership or the commencement of any insolvency, examinership, reorganization or like proceeding, relating to the Borrower or any Loan Party, whether or not a claim for post-filing or post-petition fees or expenses is allowed in such proceeding), guarantee obligations or otherwise.

“OFAC” shall have the meaning set forth in Section 6.21(d)(v).

“Offer Price” shall have the meaning set forth in the definition of “Dutch Auction.”

“Original Closing Date” shall mean August 6, 2015.

“Organizational Document” shall mean (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Applicable Indebtedness” shall have the meaning set forth in Section 5.2(c).

“Other Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Loans” shall mean one or more Classes of Loans that result from a Refinancing Amendment.

“Other Taxes” shall mean all present or future stamp or documentary, intangible, recording, filing or similar excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document (including Taxes imposed by Luxembourg due to a registration or filing in Luxembourg of this Agreement or any other Loan Document when such registration or filing in Luxembourg of this Agreement or any other Loan Document is required to maintain, preserve, establish or enforce the rights of any Lender or any Agent Party), except to the extent any such Taxes are (i) imposed as a result of an assignment by a Lender (other than an assignment pursuant to the Borrower’s request under Section 2.14, an “Assignment Tax”) if such Assignment Tax is imposed as a result of any present or former connection between the assignor or assignee and the jurisdiction imposing such Assignment Tax (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents), or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Pari Passu Credit Agreement Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured term loans (each, a “Pari Passu Refinancing Debt”); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Initial Loans, (ii) such Indebtedness constitutes Credit Agreement Refinancing Debt and (iii) such Indebtedness complies with the Credit Agreement Refinancing Requirements.

“Pari Passu Refinancing Debt” shall have the meaning set forth in the definition of “Pari Passu Credit Agreement Refinancing Debt”.

“Parallel Debt Obligation” shall have the meaning set forth in Section 12.11.

“Participant” shall have the meaning set forth in 13.4(b)(i).

“Participant Register” shall have the meaning set forth in Section 13.4(b)(i).

“Participating Member State” shall mean each state as described in any EMU Legislation.

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time).

“Payment Office” shall mean the office or account of the Administrative Agent located at 309 West 49th Street, New York, New York 10019, or such other office or account as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition” shall have the meaning set forth in the definition of “Permitted Investments.”

“Permitted Amendment” shall mean an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.16, providing for an extension of the Maturity Date applicable to the Loans or Commitments of the Accepting Lenders and, in connection therewith, at the Borrower’s option, (a) a decrease or increase in the Applicable Rate with respect to the Loans or Commitments of the Accepting Lenders or (b) a decrease or increase in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 9.5 and Section 5.2(c).

“Permitted Dissenting Shareholder Payments” shall mean Dissenting Shareholder Payments made with the proceeds of Incremental Loans; provided that any Permitted Dissenting Shareholder Payment shall be permitted only if, and only to the extent that, at the time of such Permitted Dissenting Shareholder Payment, Holdings or the Borrower would be permitted to make a Restricted Payment equal to the amount of such Permitted Dissenting Shareholder Payment hereunder; provided further, that, for the avoidance of doubt, no Permitted Dissenting Shareholder Payment shall reduce the amount available for Restricted Payments hereunder.

“Permitted Eligible Assignee” shall mean Holdings, the Borrower or any of their respective Restricted Subsidiaries.

“Permitted Holders” shall mean, individually or collectively, (a) one or more of the Investors and (b) any Person with which one or more of the Investors form a “group” (within the meaning of Rules 13(d)(3) and 13(d)(5) under the Securities Exchange Act, but excluding sub-section (b) of Rule 13d-3), so long as, in the case of this clause (b), one or more Investors Beneficially Owns more than 50% of the voting stock Beneficially Owned by such group.

“Permitted Investments” shall mean:

(a) any Investment by Holdings or any Restricted Subsidiary in Holdings or any other Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents;

(c) any Investment in a Person if, as a result of such Investment, (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged or consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary; provided that, in respect of this clause (c), (I) no Event of Default shall have occurred and be continuing or would otherwise result from such Investment (subject to Section 1.4 in respect of a Limited Condition Transaction) and (II) Holdings or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, all actions (if any) required under Section 8.8 in connection therewith (any such Investment under this clause (c) being, a “Permitted Acquisition”);

(d) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of Holdings or consolidates or merges with Holdings, the Borrower or any Restricted Subsidiary of Holdings (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger, and any modification, replacement, renewal, reinvestment or extension thereof;

(e) any Investment in securities or other assets, including earn-outs, not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 9.5 or any other disposition of assets not constituting an Asset Sale;

(f) Investments in existence, contemplated, or made pursuant to binding commitments in effect on the Closing Date and described on Schedule 1.1(f); and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by Section 9.2 or this definition of Permitted Investments); provided that any such Investment shall be required to be described on Schedule 1.1(f) only to the extent that such Investment exceeds $5,000,000;

(g) any Investment acquired by Holdings or any of its Restricted Subsidiaries in compromise of, or in respect of, obligations of, claims against or dispute with, any Person (other than Holdings or any Restricted Subsidiary or Affiliate), including, but not limited to (i) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (ii) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (iii) in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business or (iv) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (B) litigation, arbitration or other disputes;

(h) Investments consisting of Swap Agreements permitted under Section 9.4(b)(xiii);

(i) Investments made with the Net Cash Proceeds of, or the payment for which consists of, Equity Interests (exclusive of Disqualified Stock and Specified Equity Contributions) of Holdings, or any of its direct or indirect parent companies; provided that, in each case, such cash proceeds or such Equity Interests, as the case may be, will not increase the amount available for Restricted Payments under Section 9.2(a)(v)(C)(2);

(j) guarantees of Indebtedness permitted under Section 9.4, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 9.7;

(k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.6 (other than those described in clauses (c) and (g) of Section 9.6);

(l) Investments in Persons engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (l), not to exceed at any time outstanding the greater of (x) $125,000,000 and (y) 37.5% of LTM EBITDA (calculated at the time of determination);

(m) Investments consisting of earnest money deposits made in connection with a letter of intent, purchase agreement or other acquisition;

(n) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n), not to exceed at any time outstanding the greater of (x) $250,000,000 and (y) 68.75% of LTM EBITDA (calculated at the time of determination);

(o) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees and consultants in an amount at any time outstanding not to exceed at any time outstanding the greater of (x) $12,500,000 and (y) 6.25% of LTM EBITDA (calculated at the time of determination);

(p) (i) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice; (ii) loans and advances to employees, officers and directors of Holdings (or any of its direct or indirect parent companies) and any of its Subsidiaries to the extent used to acquire Capital Stock of the Borrower (or any of its direct or indirect parent companies) and to the extent such transactions are cashless; and (iii) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(q) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Holdings or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(r) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(s) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(t) [Reserved];

(u) Investments made by Holdings and its Restricted Subsidiaries with the Net Cash Proceeds of any Asset Sale or Recovery Event to the extent such Net Cash Proceeds are applied in accordance with Section 5.2;

(v) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;

(w) good faith deposits in the ordinary course of business in connection with Permitted Acquisitions or obligations in respect of surety bonds (other than appeal bonds), statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business for sums not more than ninety (90) days overdue or being contested in good faith by appropriate proceedings and for which Holdings and its Restricted Subsidiaries maintain adequate reserves in accordance with GAAP;

(x) Investments in the ordinary course of business consisting of (a) endorsements for collection or deposit and (b) customary trade arrangements with customers consistent with past practices;

(y) Investments made in the ordinary course of business and consistent with past practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(z) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(aa) the acquisition of assets or Capital Stock solely in exchange for the issuance of common Equity Interests (exclusive of Specified Equity Contributions) of Holdings or any direct or indirect parent of Holdings; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 9.2(a)(v)(C)(II);

(bb) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice; and

(cc) Investments in the First Lien Indebtedness and any other Indebtedness of Holdings, the Borrower or any Restricted Subsidiary acquired from a Person who is not an Affiliate of the Borrower.

(dd) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (dd) that are at that time outstanding, not to exceed at any time outstanding the greater of $37,500,000 and 12.5% of LTM EBITDA (calculated at the time of determination);

(ee) Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (ee) that are at that time outstanding not to exceed at any time outstanding the greater of $62,500,000 and 18.75% of LTM EBITDA (calculated at the time of determination); and

(ff) Investments in an unlimited amount if the Total Net Leverage Ratio at the time of determination based on the most recently ended Test Period, on a Pro Forma Basis, would be less than or equal to 6.00 to 1.00.

For purposes of this definition, any Investment shall be determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value.

“Permitted Liens” shall mean, with respect to any Person:

(a) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation (including social security legislation), or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens, imposed by law, constituting carriers’, warehousemen’s, landlords’ and mechanics’ Liens or other like Liens (including any retention of title and extended retention of title arrangements), in each case for sums not yet overdue for a period of more than sixty (60) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for Taxes (i) not yet overdue for a period of more than thirty (30) days or not subject to penalties for nonpayment or (ii) which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens incurred in the ordinary course of business to secure (x) public or statutory obligations, utilities, surety, stay, appeal, indemnity, bid, performance and similar bonds or with respect to other regulatory requirements or (y) letters of credit, banker’s acceptances or completion guarantees;

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens (i) securing Indebtedness permitted to be incurred pursuant to Section 9.4(b)(i), (b)(ii) (provided that the Lien securing Indebtedness permitted to be incurred pursuant to Section 9.4(b)(ii) shall be (x) limited to Liens on the Collateral and (y) subject to the Closing Date Intercreditor Agreement), (b)(iv), (b)(vii) (so long as such lien is limited to the property or equipment being acquired), (b)(xvi) (provided such Indebtedness being refinanced in accordance with Section 9.4(b)(xvi) is secured), (b)(xvii) (but such Liens may only extend to the assets acquired in the respective Permitted Acquisition or Investment (provided further such liens were not created in contemplation of such Permitted Acquisition or Investment)) and (b)(xxi) (to the extent the guaranteed Indebtedness may be secured) and (ii) on property and assets of Restricted Subsidiaries that are not Loan Parties securing additional Indebtedness of such Restricted Subsidiaries incurred pursuant to Section 9.4;

(g) Liens existing on the Closing Date and described on Schedule 1.1(g); provided that any such Lien shall be required to be described on Schedule 1.1(g) only to the extent that such Lien secures Indebtedness or other obligations in excess of $5,000,000;

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided further that such Liens may not extend to any other property or other assets owned by Holdings or any of its Restricted Subsidiaries;

(i) Liens on property or other assets at the time Holdings or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further that the Liens may not extend to any other property or other assets owned by Holdings or any of its Restricted Subsidiaries;

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with Section 9.2;

(k) Liens (i) securing Indebtedness permitted to be incurred pursuant to Section 9.4(a)(i), (b)(vi)(A)(i), (b)(vi)(B)(i), (b)(vi)(C)(i), (b)(vi)(D) and (b)(xviii)(A), in each case on a senior basis with the Liens on the Collateral securing the Initial Loans (provided that the Lien securing such Indebtedness shall be subject to an Intercreditor Agreement), (ii) securing Indebtedness permitted to be incurred pursuant to Section 9.4(a)(ii), (b)(vi)(A)(ii), (b)(vi)(B)(ii), (b)(vi)(C)(ii), (b)(vi)(D) and (b)(xviii)(B), in each case on a pari passu basis with the Liens on the Collateral securing the Initial Loans (provided that the Lien securing such Indebtedness shall be subject to an Intercreditor Agreement) and (iii) securing Indebtedness permitted to be incurred pursuant to Section 9.4(a)(iii), (b)(vi)(A)(iii), (b)(vi)(B)(iii), (b)(vi)(B)(iv), (b)(vi)(C)(iii), (b)(vi)(C)(iv), (b)(vi)(D) and (b)(xviii)(C) (so long as such Liens are secured on a junior basis to the Liens on the Collateral securing the Initial Loans (provided that such Liens shall be subject to an Intercreditor Agreement) or such Liens do not extend to any property constituting Collateral, as applicable);

(l) Liens created pursuant to any Loan Document and Liens for the benefit of the Issuing Lenders (as defined in the First Lien Credit Agreement) and the First Lien Lenders in respect of Cash Collateral (as defined in the First Lien Credit Agreement);

(m) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(o) (i) any interest or title of a lessor under any lease entered into by Holdings and its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased, (ii) ground leases in respect of Real Property on which facilities owned or leased by Holdings and its Restricted Subsidiaries are located and (iii) Liens and other matters of record shown on any title policies delivered pursuant to this Agreement;

(p) Liens arising from UCC financing statement filings regarding operating leases or consignments entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(q) Liens in favor of any Loan Party;

(r) Liens to secure any Refinancing, refunding, extension, renewal or replacement (or successive Refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (f), (g), (h), (i), (u) and (v) of this definition; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or in the case of Indebtedness described under clauses (f), (g), (h), (i), (u) and (v) of this definition only, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (u) and (v) of this definition at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing, refunding, extension, renewal or replacement;

(s) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(t) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;

(u) Liens securing obligations, which obligations, together with any Refinancing thereof, do not exceed at any one time outstanding the greater of (x) $93,750,000 and (y) 25.0% of LTM EBITDA (calculated at the time of determination); provided, that to the extent such Liens are in respect of assets constituting Collateral, such Liens shall be on a junior lien basis to the Liens on the Collateral securing the Initial Loans and shall be subject to an Intercreditor Agreement;

(v) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(h);

(w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(x) Liens consisting of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of Intellectual Property in the ordinary course of business;

(y) Liens (i) of a collection bank arising under Section 4-210 of the UCC (or any comparable or successor provision) on items in the course of collection and (ii) in favor of banking institutions arising as a matter of law or pursuant to a bank’s general banking conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(z) Liens arising out of conditional sale, title retention (including extended retention of title arrangements), consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(aa) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.4; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(bb) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(cc) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts or netting arrangements of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(dd) Liens arising out of Permitted Sale Leaseback Transactions (so long as such liens do not extend to any assets other than the property that is the subject of such Permitted Sale Leaseback Transaction);

(ee) non-recourse Liens on the Equity Interests of an Unrestricted Subsidiary to secure obligations of such Unrestricted Subsidiary;

(ff) Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Restricted Subsidiaries of Holdings or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

(gg) Liens in respect of a Permitted Receivables Financing;

(hh) Liens arising as a result of the re-characterization as a loan and as a Lien of any transaction permitted pursuant to Section 9.5 (other than sub-clause (xi) of the definition of Asset Sale), including any precautionary financing statement or similar filings in connection therewith;

(ii) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(jj) Liens on equipment of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings’ and its Restricted Subsidiaries’ clients;

(kk) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder;

(ll) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment

(mm) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or asset; and

(nn) Liens on cash or Cash Equivalents securing Indebtedness pursuant to Sections 9.4(b)(xiii) and 9.4(b)(xix).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Non-Core Asset Sales” shall mean any Dispositions of non-core assets (as determined by the Borrower in good faith) acquired in connection with Permitted Acquisitions; provided that the aggregate consideration received shall not exceed 30.0% of the aggregate consideration paid in connection with the Permitted Acquisition in which the applicable non-core assets were acquired.

“Permitted Receivables Financing” shall mean any receivables financing facility or arrangement entered into in the ordinary course of business pursuant to which a third party purchases or otherwise acquires accounts receivable of Holdings or any of its Restricted Subsidiaries (such accounts receivable, together with the right to collections thereon, the “Transferred Assets”).

“Permitted Sale Leaseback Transaction” shall mean a Sale Leaseback Transaction in respect of the Borrower’s headquarters located at 2000-2100 Seaport Blvd., Redwood City, CA 94063 in an amount not to exceed the greater of (x) $375,000,000 and (y) 100.0% of LTM EBITDA (calculated at the time of determination) any time outstanding.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Platform” shall have the meaning set forth in Section 8.2(a).

“Pounds Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Premium/Fees” shall have the meaning set forth in Section 5.1(b).

“Prepayment Trigger Date” shall have the meaning set forth in Section 5.1(b).

“Prepayment Trigger Event” shall mean (i) each voluntary prepayment pursuant to Section 5.1; (ii) each mandatory prepayment pursuant to Section 5.2(a); and (iii) each replacement of a Replaced Lender in connection with a Proposed Modification, in each case, other than in connection with a Qualified Public Offering.

“Primary Obligations” shall have the meaning set forth in the definition of “Contingent Obligations.”

“Primary Obligor” shall have the meaning set forth in the definition of “Contingent Obligations.”

“Principal Debt Obligation” shall have the meaning set forth in Section 12.11.

“Private Lender Information” shall mean any information and documentation that is not Public Lender Information.

“Pro Forma Basis” and “Pro Forma Effect” shall mean, for the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period, Holdings, or subsequent to such Reference Period (in the case of any calculation of Consolidated EBITDA), Holdings or any Restricted Subsidiary of Holdings shall have made any Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period, or subsequent to such Reference Period (in the case of any calculation of Consolidated EBITDA), Holdings or any Restricted Subsidiary of Holdings shall have made an acquisition of the Capital Stock of any Person or of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such acquisition of Capital Stock or assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, occurred on the first day of such Reference Period (including, in each such case, pro forma adjustments (x) arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include expected cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and (y) such other pro forma adjustments relating to a specific transaction or event and reflective of actual or reasonably anticipated synergies and cost savings and reasonably expected to be realized or achieved in the twenty-four (24) months following such transaction or event, which pro forma adjustments shall be certified by the chief financial officer, treasurer, controller or comptroller of the Borrower). The term “Disposition” in this definition shall not include dispositions of inventory in the ordinary course of business and other ordinary course dispositions of property. Without limiting the preceding sentence, (a) when calculating any Leverage Ratio herein on a Pro Forma Basis for purposes of determining the permissibility of the Incurrence of any Indebtedness, such Leverage Ratio shall be calculated giving pro forma effect to the Incurrence of such Indebtedness, as if such Indebtedness were outstanding on the last day of the applicable Test Period and (b) when calculating the Interest Coverage Ratio on a Pro Forma Basis, the Interest Coverage Ratio shall be calculated according to the provisions set forth in the definition of “Interest Coverage Ratio.” Notwithstanding anything to the contrary herein, when calculating the Interest Coverage Ratio or any Leverage Ratio, as applicable, in each case on a Pro Forma Basis, Section 1.5(g) shall apply.

“Pro Forma Financial Information” shall have the meaning set forth in Section 6.1(a).

“Process Agent” shall have the meaning set forth in Section 13.8(d).

“Properties” shall have the meaning set forth in Section 6.17(a).

“Proposed Modification” shall have the meaning set forth in Section 2.14.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender Information” shall mean information and documentation that is either exclusively (i) of a type that would be publicly available if the Borrower, Holdings and its Subsidiaries were public reporting companies or (ii) not material with respect to the Borrower, Holdings and their Subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws.

“Public Market” shall mean that (a) a Public Offering has been consummated and (b) at least 15% of the total issued and outstanding common equity of Holdings or Holdings’ direct or indirect parent has been distributed by means of an effective registration statement under the Securities Act or sale pursuant to Rule 144 or Regulation S under the Securities Act or under equivalent security laws and regulations of any other jurisdiction.

“Public Offering” shall mean an initial underwritten public offering of common Capital Stock of Holdings or Holdings’ direct or indirect parent pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-4, Form S-8 or any successor form) or under equivalent securities laws and regulations of any other jurisdiction.

“Purchase” shall have the meaning set forth in the definition of “Dutch Auction.”

“Purchase Notice” shall have the meaning set forth in the definition of “Dutch Auction.”

“Purchaser” shall have the meaning set forth in the definition of “Dutch Auction.”

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 13.7.

“Qualified Equity Interests” shall mean any Capital Stock that is not a Disqualified Stock.

“Qualified Public Offering” shall mean a Public Offering that results in a Public Market.

“Qualifying Lenders” shall have the meaning set forth in the definition of “Dutch Auction.”

“Qualifying Loans” shall have the meaning set forth in the definition of “Dutch Auction.”

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date.

“Ratio Debt” shall mean Indebtedness Incurred pursuant to Section 9.4(a).

“Real Property” shall mean, with respect to any Person, all the right, title and interest of such Person in and to land, but excluding fixtures.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance (excluding business interruption insurance) claim or any condemnation, eminent domain or similar proceeding relating to any asset of Holdings or any of its Restricted Subsidiaries.

“Reference Period” shall have the meaning set forth in the definition of “Pro Forma Basis.”

“Refinance” shall mean, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Credit Agreement Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Debt.”

“Refinanced Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Requirements.”

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.18.

“Refinancing Indebtedness” shall have the meaning set forth in Section 9.4(b)(xvi).

“Refunding Capital Stock” shall have the meaning set forth in Section 9.2(b)(ii).

“Register” shall have the meaning set forth in Section 13.15.

“Regulated Bank” means (x) a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Federal Reserve Board under 12 C.F.R. part 211, (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii), or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the capital stock of such Affiliate is directly or indirectly owned by either (I) such person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the capital stock of such person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the United States Securities and Exchange Commission under Section 15 of the Securities Exchange Act of 1934, as amended from time to time.

“Regulation” shall have the meaning set forth in Section 8.15.

“Regulation D” shall mean Regulation D of the Board.

“Rejection Notice” shall have the meaning set forth in Section 5.2(f).

“Related Person” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, managers, members, employees, agents, trustees and advisors and representatives of such Person and of such Person’s Affiliates.

“Replaced Lender” shall have the meaning set forth in Section 2.14.

“Replacement Assets” shall mean (a) substantially all the assets of a business operating or engaged in a Similar Business, (b) Capital Stock in any Person operating or engaged in a Similar Business that results in Holdings or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets used or useful in a Similar Business.

“Replacement Lender” shall have the meaning set forth in Section 2.14.

“Reply Amount” shall have the meaning set forth in the definition of “Dutch Auction.”

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Single Employer Plan, other than those events as to which the thirty-day notice period is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, or .35 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders holding at least a majority of the sum of (i) all outstanding Loans of Non-Defaulting Lenders and (ii) all outstanding Incremental Loans of Non-Defaulting Incremental Lenders.

“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower and its Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the First Lien Loan Documents, the Liens created under the Security Documents or in respect of other Indebtedness permitted hereunder), it being understood that cash and Cash Equivalents shall not be deemed “Restricted” as a result of the set-off rights of any Lender under this Agreement.

“Restricted Affiliated Lender” shall mean any Affiliated Lender (other than an Affiliated Investment Fund).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 9.2(a)(v).

“Restricted Subsidiary” shall mean, with respect to Holdings, any Subsidiary of Holdings (including the Borrower) other than any Unrestricted Subsidiary.

“Restructuring Charges” shall mean restructuring Charges, business optimization Charges, carve-out related Charges, excess payments under transition services and similar agreements entered into in connection with the Transactions and Historical Transaction, acquisitions, Investments, divestitures, restructurings or other initiatives undertaken by Holdings or its Restricted Subsidiaries, severance, retention and recruiting Charges, Charges associated with opening or closing offices and business locations, relocation Charges, Charges related to the discontinuance of any portion of the business or operations, contract termination Charges, cash Charges related to deferred stock compensation plans, Charges related to IT infrastructure and Charges related to the consolidation and reorganization of legal entities.

“Retained Asset Sale Proceeds” shall mean the cumulative portion of the Net Cash Proceeds of any Asset Sale or Recovery Event not required to be offered to prepay First Lien Term Loans pursuant to Section 5.2(c) of the First Lien Credit Agreement as a result of the Asset Sale Stepdown Provisions (as defined in the First Lien Credit Agreement) or Loans pursuant to Section 5.2(c) as a result of the Asset Sale Stepdown Provisions.

“Retained Declined Proceeds” shall have the meaning set for in Section 5.2(f).

“Return Bid” shall have the meaning set forth in the definition of “Dutch Auction.”

“RSU Payments” shall have the meaning set forth in Section 9.2(b)(xx).

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC.

“Sale Leaseback Transaction” shall mean any arrangement providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions and with which dealings are prohibited under applicable law.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person described in clause (a) or (b) above, with respect to (b) and (c) only to the extent dealing with such Person is prohibited by applicable law.

“Sanctions” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union or any EU member state or (c) the Policy and Resources Committee of the States of Guernsey and Her Majesty’s Procurer in Guernsey.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Indebtedness” shall mean the Initial Loans and any Indebtedness secured by a Lien on the Collateral on a pari passu basis with the Initial Loans.

“Second Lien Mandatory Prepayment Trigger Date” shall mean (x) if the Discharge of First Lien Credit Agreement Obligations (as defined in the Closing Date Intercreditor Agreement) has not occurred, the date on which the Administrative Agent notifies the Borrower in writing that the First Lien Lenders have declined a mandatory prepayment of First Lien Indebtedness and setting forth the amount of Declined Proceeds (as defined in the First Lien Credit Agreement) and (y) if the Discharge of First Lien Credit Agreement Obligations (as defined in the Closing Date Intercreditor Agreement) has occurred in the case of Section 5.2(b), the Annual Financial Statement Delivery Date and, in the case of Section 5.2(c), the Asset Sale Application Date.

“Secured Parties” shall mean the collective reference to the Administrative Agent, the Collateral Agent, the Lenders and the beneficiaries of the Borrower’s Obligations under Section 13.1.

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter.

“Security and Guarantee Principles” shall have the meaning set forth in Exhibit N.

“Security Documents” shall mean and include each U.S. Security Document, each Foreign Security Document, each other security agreement, pledge agreement, debenture, share charge or other security instrument executed or delivered on the Closing Date and, after the execution and delivery thereof, each Additional Security Document.

“Senior Notes” shall mean the 7.125% senior notes issued by the Borrower due July 15, 2023.

“Senior Representative” shall mean, with respect to any series of Pari Passu Credit Agreement Refinancing Debt, Junior Priority Credit Agreement Refinancing Debt or Indebtedness Incurred under Section 9.4 that is permitted to be secured by a Lien on the Collateral pursuant to the definition of “Permitted Liens,” the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities, including the First Lien Administrative Agent.

“Settlement Service” shall have the meaning set forth in Section 13.4.

“Significant Event of Default” shall mean an Event of Default under Section 11.1(a) or (f) (in the case of Section 11.1(f), with respect to the Borrower).

“Significant Restricted Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary or group of Restricted Subsidiaries of Holdings (a) whose GAAP value of total assets at the last day of the most recent Test Period were equal to or greater than 5.0% of the Total Assets at such date or (b) whose third party gross revenues for the most recently completed Test Period were equal to or greater than 5.0% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case, determined in accordance with GAAP (it being understood that such calculations shall be determined in the aggregate for all Restricted Subsidiaries of Holdings subject to any of the events specified in Section 11.1(f)).

“Similar Business” shall mean any business conducted or proposed to be conducted by Holdings and its Restricted Subsidiaries on the Closing Date or any business that is similar, ancillary, complementary or related to, or a reasonable extension, development or expansion thereto and other activities that are not material in nature.

“Single Employer Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA that is covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by Holdings, the Borrower or any Commonly Controlled Entity or to which Holdings, the Borrower or a Commonly Controlled Entity has or may have an obligation to contribute, and such plan for the six-year period immediately following the latest date on which Holdings, the Borrower or a Commonly Controlled Entity maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Solvent” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the sum of all debts of such Person and its Subsidiaries on a consolidated basis as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person and its Subsidiaries on a consolidated basis as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged, (d) such Person and its Subsidiaries on a consolidated basis does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature and (e) no declaration has been made that the affairs of such Person or its Subsidiaries are en etat de désastre and no preliminary vesting order in saisie proceedings in Guernsey in respect of the realty of such person or its Subsidiaries has been made. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Class” shall have the meaning set forth in Section 2.16(a).

“Specified Equity Contribution” shall have the meaning set forth in the First Lien Credit Agreement.

“Specified Equity Interests” shall mean the voting Equity Interests held by Guernsey Holdco in Holdings or any Subsidiary of Holdings; provided that any such Equity Interests shall cease to be Specified Equity Interests to the extent they are not held by Guernsey Holdco or they cease to constitute Collateral.

“Specified Representations” shall mean the representations and warranties set forth in Sections 6.3(a), 6.4, 6.6 (but only in respect of the Organizational Documents), 6.12, 6.15, 6.19, 6.20, 6.21(a), 6.21(b), 6.22 and, in respect of the use of proceeds only, 6.21(c).

“Specified Test Period” shall mean the latest four consecutive fiscal quarters of Holdings for which the financial statements required by Section 8.1(a) have been delivered (or were required to be delivered) to the Administrative Agent.

“Sponsor Model” shall mean the model delivered to the “joint lead arrangers” under the Existing Credit Agreement on March 26, 2015.

“Sponsors” shall mean, collectively, (i) funds advised by Permira Advisers LLC, (ii) Canada Pension Plan Investment Board and (iii) their respective Affiliates.

“Spot Currency Exchange Rate” shall have the meaning set forth in Section 1.5(c).

“Subsequent Transaction” shall have the meaning set forth in Section 1.4.

“Subordinated Indebtedness” shall mean (a) with respect to the Borrower, any Indebtedness that is by its terms subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness that is by its terms subordinated in right of payment to its Guarantee, the Guarantee of a Guarantor or the Guarantee Obligations hereunder.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Capital Stock having ordinary voting power (other than stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean other than Excluded Subsidiaries and Immaterial Subsidiaries, (A) each Subsidiary of Holdings that executes this Agreement as a “Guarantor” on the Closing Date (including the Borrower), (B) each Subsidiary of Holdings that becomes a Subsidiary Guarantor pursuant to Section 8.8 or Section 8.12 and (C) each other Subsidiary that is designated as a Subsidiary Guarantor by the Borrower, in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement.

“Successor Borrower” shall have the meaning set forth in Section 9.8(a)(i).

“Successor Person” shall have the meaning set forth in Section 9.8(c)(i).

“Supported QFC” shall have the meaning set forth in Section 13.7.

“Swap Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, any Interest Rate Protection Agreement)

“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other similar charges now or hereafter imposed by any Governmental Authority and all interest, penalties, additions to tax or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges.

“Tax Benefit” shall have the meaning set forth in Section 5.5(e).

“Test Period” shall mean, at the Borrower’s option, (i) the latest four consecutive fiscal quarters of Holdings for which the financial statements required by Section 8.1(a) or (b), as applicable, have been delivered (or were required to be delivered) to the Administrative Agent or (ii) the latest period of 4 consecutive fiscal quarters for which internal unaudited financial statements are available.

“Threshold Amount” shall mean the greater of $62,500,000 and 18.75% of LTM EBITDA (calculated at the time of determination).

“Top U.S. Corporate Holdco” shall mean the Borrower, or if the Borrower is wholly owned (directly or indirectly) by one or more U.S. Corporate Entities that are Subsidiaries of Holdings, the highest such U.S. Corporate Entity.

“Total Assets” shall mean the total assets of Holdings and its Restricted Subsidiaries on a consolidated basis, as shown on the applicable consolidated balance sheet of Holdings and its Restricted Subsidiaries and computed in accordance with GAAP. Total Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Total Assets.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Net First Lien Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day that is secured by a Lien on the assets constituting Collateral on a pari passu or senior basis with the Obligations over (ii) Consolidated Total Cash on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis.

“Total Net Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day over (ii) Consolidated Total Cash on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis.

“Total Net Secured Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day that is secured by a lien on the assets constituting Collateral over (ii) Consolidated Total Cash on such date, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being one Tranche on the Closing Date, i.e., the Initial Loans.

“Transactions” shall mean, collectively, (i) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the incurrence of Loans on the Closing Date and the use of proceeds thereof, (ii) the execution, delivery and performance of the First Lien Loan Documents, the incurrence of the First Lien Indebtedness on the Closing Date and the use of the proceeds thereof, (iii) the Closing Date Refinancing, (iv) matters ancillary to the foregoing and (v) the payment of fees and expenses in connection with the foregoing.

“Transferred Assets” has the meaning set forth in the definition of “Permitted Receivables Financing”.

“Transformative Acquisition” shall mean an acquisition that either (x) is not permitted under this Agreement, (y) is permitted under this Agreement but following the Closing Date thereof this Agreement would not provide adequate flexibility for the Borrower and its Restricted Subsidiaries to operate their business (in the reasonable determination of the Borrower), or (z) the result of which is that Consolidated EBITDA as of the last day of the most recently completed Test Period, determined on a Pro Forma Basis after giving effect thereto, increases by no less than 25.0%.

“Treasury Capital Stock” shall have the meaning set forth in Section 9.2(b)(ii).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” of any Single Employer Plan shall mean the amount, if any, by which the present value of all accrued benefits under such Single Employer Plan (based on those assumptions used to fund such Single Employer Plan), as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceeds the value of the assets of such Single Employer Plan allocable to such accrued benefits (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of Holdings designated by the members or Authorized Officers of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.11 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured / Other Secured Indebtedness” shall mean Incremental Equivalent Debt, Ratio Debt and Acquisition Debt, in each case, that is either unsecured or secured by a Lien on assets not constituting Collateral.

“Unsecured Credit Agreement Refinancing Debt” shall mean any unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Debt”); provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Debt and (ii) such Indebtedness complies with the Credit Agreement Refinancing Requirements.

“Unsecured Refinancing Debt” shall have the meaning set forth in the definition of “Unsecured Credit Agreement Refinancing Debt.”

“U.S. Collateral” shall mean the Collateral pledged under the U.S. Security Documents.

“U.S. Corporate Entity” shall mean any entity incorporated or organized in the United States, any State thereof or the District of Columbia that is treated as a corporation for U.S. federal income tax purposes.

“U.S. Loan Parties” shall mean the Loan Parties incorporated or organized in the United States, any State thereof or the District of Columbia.

“U.S. Pledge Agreement” shall mean the Second Lien U.S. Pledge Agreement in the form of Exhibit E-2, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.

“U.S. Security Agreement” shall mean the Second Lien U.S. Pledge and Security Agreement in the form of Exhibit E-1, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.

“U.S. Security Documents” shall mean the U.S. Security Agreement, the U.S. Pledge Agreement and all other pledge or security agreements, charges, deeds of trust, assignments or other similar agreements or instruments, in each case, governed by U.S. law and executed and delivered by Holdings or any of its Restricted Subsidiaries (whether prior to, on or after the Closing Date) in connection with the transactions contemplated hereby.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, (x) in the case of a Foreign Subsidiary of Holdings with respect to the preceding clauses (i) and (ii), director’s qualifying shares or other nominal amount of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law and (y) in the case of a Subsidiary of Holdings with respect to the preceding clauses (i) and (ii), any Specified Equity Interests).

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Other Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (v) the word “or” is not exclusive and has the meaning represented by the phrase “and/or,” unless the context otherwise requires, (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if,” and (vii) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, the Borrower or any other Loan Party shall be construed to include Holdings, the Borrower or such Loan Party as debtor and debtor-in-possession and any receiver, examinership or trustee for Holdings, the Borrower or any other Loan Party, as the case may be, in any insolvency, examinership or liquidation proceeding.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and all references to the knowledge of any Loan Party or any Subsidiary of any Loan Party or facts known by any such Person shall mean actual knowledge of any Authorized Officer of such Person.

(f) Any Authorized Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as an Authorized Officer on behalf of the applicable Loan Party and not in any individual capacity.

(g) The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

1.3. [Reserved].

1.4. Limited Condition Transactions. Notwithstanding anything to the contrary herein, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Total Net First Lien Leverage Ratio, Total Net Secured Leverage Ratio, Total Net Leverage Ratio and Interest Coverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in the definition of Maximum Incremental Facilities Amount);

(ii) determining compliance with representations and warranties, or a requirement regarding the absence of Defaults or Events of Default; or

(iii) testing availability under baskets set forth in this Agreement (including provisions measured as a percentage of LTM EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into or irrevocable notice is given, as applicable (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or of the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the Incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of Holdings, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.5. Calculations; Computations; Latest Maturity Date.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise permitted under Section 8.1); provided that (A) except as otherwise specifically provided below, all computations of Excess Cash Flow, all computations with respect to any basket, standard or term in this Agreement and all computations and all definitions (including accounting terms) used in determining the Total Net First Lien Leverage Ratio, the Total Net Secured Leverage Ratio and the Total Net Leverage Ratio (collectively, the “Leverage Ratios” and, each, a “Leverage Ratio”) and the Interest Coverage Ratio, shall utilize GAAP and policies as in effect from time to time, (B) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared and the Leverage Ratios and the Interest Coverage Ratio shall be calculated, in each case, without giving effect to any election under any accounting principle permitting a Person to value its financial liabilities at the fair value thereof and (C) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of any of the computations and definitions (including accounting terms) used in determining any of the items described in clause (A) above, then at the Borrower’s request or at the Administrative Agent’s request (at the direction of the Required Lenders), the Administrative Agent and the Borrower shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided that (i) no amendment fee shall be payable in connection therewith and (ii) all amendments relating to the Leverage Ratios and the Interest Coverage Ratio (and their component definitions) shall be subject to the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed). Until such time as such an amendment (whether or not such amendment is or was requested by the Borrower) shall have been executed and delivered by the parties hereto in accordance with this Section 1.5, all computations of Excess Cash Flow, all computations with respect to any basket, standard or term in this Agreement and all computations and all definitions (including accounting terms) used in determining any Leverage Ratio or Interest Coverage Ratio shall continue to be calculated or construed as if such Accounting Changes had not occurred (other than for purposes of delivery of financial statements under Sections 8.1(a) and (b)). “Accounting Changes” refers to changes in, at the Borrower’s option, specific accounting principles or accounting principles taken as a whole (i) required by the FASB or, if applicable, the SEC, (ii) as a result of a proper IFRS Election or (iii) otherwise proposed by the Borrower to, and approved by, the Administrative Agent. Notwithstanding anything to the contrary herein, the Borrower may elect (the “IFRS Election”), by providing a written notice to the Administrative Agent, in connection with the delivery of financial statements and other information hereunder, to adopt the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Borrower is making such election; provided that (a) any such election, once made, shall be irrevocable and (b) from and after the date of the IFRS Election, (i) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS, (ii) all ratios, financial definitions, computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with IFRS, (iii) all references herein to GAAP shall be deemed to be references to IFRS, (iv) all references to the FASB shall be deemed to be references to the IASB and (v) accounting terms not defined in Section 1.1 shall have the respective meanings given to them under IFRS; provided that any such term phrased in a manner customary under GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with GAAP as in effect on the Closing Date.

(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

(c) For purposes of this Agreement and the other Loan Documents, except as provided in Section 1.5(d), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency (the “Spot Currency Exchange Rate”)); provided that for purposes of determining any Leverage Ratio or the Interest Coverage Ratio, such ratios will be determined at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Spot Currency Exchange Rate in effect on the date such Indebtedness was incurred; provided that, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Spot Currency Exchange Rate in effect on the date of such Refinancing such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so Refinanced does not exceed the principal amount of such Indebtedness being Refinanced plus an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the Spot Currency Exchange Rate that is in effect on the date of such Refinancing.

(e) With respect to the provisions of this Agreement (A) that require newly incurred or issued Indebtedness or Capital Stock (or Indebtedness or Capital Stock that is proposed to be incurred or issued) to have a maturity not earlier than the Latest Maturity Date (or not earlier than ninety-one (91) days after the Latest Maturity Date) or to have Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of existing Loans (including Incremental Loans) having the Latest Maturity Date or (B) that otherwise refer to the Latest Maturity Date in respect of any such incurrence or issuance (or proposed incurrence or issuance), such provisions shall be deemed to refer to the Latest Maturity Date in effect at the time of determination.

(f) For purposes of determining compliance with any of the covenants set forth in Section 9 and in connection with any Incremental Facility at any time (whether at the time of incurrence or thereafter), any Lien, Restricted Payment, Restricted Investment, Permitted Investment, Investment, Indebtedness, Disqualified Stock or Preferred Stock, Asset Sale or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to the applicable covenant set forth in Section 9 and any related definitions or provisions used therein (including in connection with any Incremental Facility), the Borrower (i) shall in its sole discretion determine under which category such Lien (other than Liens with respect to the Initial Loans), Investment, Restricted Payment, Restricted Investment, Indebtedness (other than Indebtedness consisting of the Initial Loans), Disqualified Stock or Preferred Stock, Asset Sale or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted to make any such determination or redetermination or classification or reclassification at such time and from time to time as it may determine and without notice to the Administrative Agent or any Lender.

(g) If the Borrower Incurs any Indebtedness, Disqualified Stock or Preferred Stock or takes any other action under a ratio-based basket or exception (or component thereof) under this Agreement on the same date that it Incurs Indebtedness, Disqualified Stock or Preferred Stock or takes any other action under any “fixed,” “freebie” or “starter” basket or exception (or component thereof), compliance with the Total Net First Lien Leverage Ratio, Total Net Secured Leverage Ratio, Total Net Leverage Ratio or

Interest Coverage Ratio, as applicable, on a Pro Forma Basis will be calculated with respect to such Incurrence or action, as applicable, under the ratio-based basket or exception (or component thereof) without regard to any Incurrence or action, as applicable, under the “fixed,” “freebie” or “starter” basket or exception (or component thereof). Unless the Borrower elects otherwise, any Incurrence of Indebtedness, Disqualified Stock or Preferred Stock or other action shall be deemed to have been Incurred or taken, as applicable, first, under the ratio-based basket or exception (or component thereof) and, second, under the “fixed,” “freebie” or “starter” basket or exception (or component thereof).

1.6. [Reserved].

1.7. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

SECTION 2.

AMOUNT AND TERMS OF CREDIT

2.1. The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Loan Commitment severally agrees to make a term loan or term loans (each, an “Initial Loan” and, collectively, the “Initial Loans”) to the Borrower, which Initial Loans shall (i) be incurred pursuant to a single drawing on the Closing Date, (ii) be denominated in Dollars and (iii) be made by each such Lender in that aggregate principal amount which does not exceed the Initial Loan Commitment of such Lender on the Closing Date. Once repaid, prepaid, repurchased, refinanced or replaced, Initial Loans incurred hereunder may not be reborrowed.

2.2. [Reserved].

2.3. Notice of Borrowing.

(a) Whenever the Borrower desires to incur Loans hereunder, an Authorized Officer of the Borrower shall give the Administrative Agent at least two (2) Business Days’ prior notice of each Loan to be incurred hereunder; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing, in the form of Exhibit F (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent)), appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing and (ii) the date of such Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) [Reserved].

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.4. Repayment of Loans.

(a) The principal amount of the Initial Loans of each Lender shall be repaid (subject to a Permitted Amendment) on the Initial Loan Maturity Date, in an amount equal to the aggregate principal amount outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, (i) each Incremental Loan shall be due and payable on the Incremental Loan Maturity Date applicable to such Incremental Loan and (ii) each Other Loan shall be due and payable on the Maturity Date of such Other Loan set forth in the Refinancing Amendment applicable thereto.

2.5. Payments Generally; Administrative Agent’s Clawback.

(a) Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.8) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and upon receipt of all requested funds the Administrative Agent will make available to the Borrower at such account as may be specified in the Notice of Borrowing, or to such other account as the Borrower may specify in writing prior to the Closing Date, the aggregate of the amounts so made available by the Lenders.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such share available on such date and at such time in accordance with Section 2.5(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the appropriate Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable credit extension set forth in Section 7 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to purchase its participation.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.6. Notes.

(a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit G, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.6 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its

Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.7. [Reserved].

2.8. Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata within each Tranche on the basis of their applicable Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder (solely to the extent such Lender is so obligated) regardless of the failure of any other Lender to make its Loans hereunder.

2.9. Interest.

(a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the Applicable Rate.

(b) Overdue principal shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans. All other overdue amounts (including, to the extent permitted by law, overdue interest) payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to the Initial Loans. Interest that accrues under this Section 2.9(b) shall be payable on demand.

(c) Accrued (and theretofore unpaid) interest shall be payable (i) quarterly in arrears on each Quarterly Payment Date, (ii) on the date of any repayment or prepayment in full of all outstanding Loans of any Tranche, and (iii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

2.10. [Reserved].

2.11. Increased Costs.

(a) If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency or any change in a Requirement of Law, will have the effect of increasing the amount of capital required or expected to be maintained by the Lenders or any corporation controlling such Lenders based on the existence of such the Lender’s Commitments hereunder or their obligations hereunder, then the Borrower agrees to pay to Lenders, upon their written demand therefor, such additional amounts as shall be required to compensate such Lenders or such other corporation for the increased cost to such Lenders or such other corporation or the reduction in the rate of return to such Lenders or such other corporation as a result of such increase of capital. In determining such additional amounts, the Lenders will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such

Lender’s determination of compensation owing under this Section 2.11(a) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. The Lenders, upon determining that any additional amounts will be payable pursuant to this Section 2.11(a), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.11(a) upon the subsequent receipt of such notice.

(b) Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and CRD IV and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change after the Closing Date in a Requirement of Law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.11); provided that increased costs because of a change in a Requirement of Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and CRD IV may only be requested by the Lenders imposing such increased costs on borrowers similarly situated to the Borrower under syndicated credit facilities comparable to those provided hereunder.

(c) This Section 2.11 shall not apply to any Indemnified Taxes or Other Taxes (each of which are provided for in Section 5.5) or any Excluded Taxes.

2.12. [Reserved].

2.13. Matters Applicable to All Requests for Compensation.

(a) With respect to any Lender’s claim for compensation for any amounts under Section 2.11, the Borrower shall not be required to compensate such Lender if such Lender notifies Borrower of the event that gives rise to such claim more than 180 days after such event; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.11(a) or Section 5.5 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no legal, regulatory or unreimbursed economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.13(b) shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.11 and 5.5.

2.14. Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.11(a) or Section 5.5 with respect to any Lender which results in the Borrower being required to pay additional amounts or indemnity payments with respect to such Lender or such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that requires (or would require) the consent of all Lenders, the consent of all Lenders of a Class or each Lender adversely affected thereby under Section 13.12(a) and that has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(a) (a “Proposed Modification”), the Borrower shall have the right, in accordance with Section 13.4, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(i) at the time of any replacement pursuant to this Section 2.14, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.4 (and with all fees payable pursuant to said Section 13.4 to be paid by the Replacement Lender or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall consent to the Proposed Modification, if applicable, and acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay (or cause to be paid) to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, and any premium applicable to, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.1; and

(ii) all obligations of any Loan Party then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 5.1(b) or (b) relating to any Tranche of Loans or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.14, such Replaced Lender shall execute an Assignment and Assumption within two (2) Business Days of the date on which the Replacement Lender executes and delivers such Assignment and Assumption to such Replaced Lender (or such executed Assignment and Assumption is delivered by the Administrative Agent on behalf of such Replacement Lender). If such Replaced Lender does not execute and deliver such Assignment and Assumption within such two (2) Business Day period, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender and the Assignment and Assumption so executed by such Replacement Lender shall be effective for the purposes of this Section 2.14 and Section 13.4. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Loans, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.11, 5.5, 12.6, 13.1 and 13.6), which shall survive as to such Replaced Lender.

2.15. Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the Closing Date request one or more additional Tranches of term loans or one or more increases to an existing Tranche of Loans (the commitments thereof, the “Incremental Loan Commitment”, the loans thereunder, the “Incremental Loans” and a Lender making such loans, an “Incremental Lender”); provided that:

(i) the aggregate amount of Incremental Facilities Incurred during the term of this Agreement shall not exceed the Maximum Incremental Facilities Amount;

(ii) no Person shall be an obligor under any Incremental Facility that is not a Loan Party and no Incremental Facility may be secured by assets that are not Collateral;

(iii) upon the effectiveness of any Incremental Document and at the time that any such Incremental Loan is made (and after giving effect thereto), no Event of Default shall exist; provided that if the proceeds of any Incremental Loans are intended to be used to finance a Permitted Acquisition or other Investment permitted hereunder, in each case that is a Limited Condition Transaction, then the requirement of no Event of Default set forth in this clause (iii) may be waived or not required by the applicable Incremental Lenders (other than with respect to a Significant Event of Default);

(iv) upon the effectiveness of any Incremental Document and at the time that any such Incremental Loan is made (and after giving effect thereto), the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects); provided that if the proceeds of any Incremental Loans are intended to be used to finance a Permitted Acquisition or other Investment permitted hereunder, in each case that is a Limited Condition Transaction, then the requirements set forth in this clause (iv) may be limited by the applicable Incremental Lenders to the Specified Representations;

(v) Incremental Loans may be denominated in Dollars, Euros, Pounds Sterling or any other Available Currency;

(vi) Incremental Facilities shall rank no greater than pari passu in right of payment and no greater than pari passu in right of security with the Initial Loans; provided that any Incremental Facility that is secured by the Collateral on a junior basis to the Obligations or that is set forth in an Incremental Agreement shall be subject to an Acceptable Intercreditor Agreement;

(vii) other than Customary Bridge Facilities, Incremental Loans shall not mature earlier than the Initial Loan Maturity Date and shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Initial Loans (except by virtue of prepayment of the Initial Loans prior to such date of determination);

(viii) subject to clause (vii) above, (A) the amortization schedule applicable to any such Incremental Loans shall be determined by the Borrower and the applicable Incremental Lenders;

(ix) except to the extent permitted by clauses (v), (vii) and (viii) above and clauses (x) and (xi) below, the terms of such Incremental Loans (other than any terms (x) applicable after the Latest Maturity Date of the Initial Loans or (y) that are also made for the benefit of the Lenders under the Initial Loans (which will be documented in an amendment to this Agreement requiring only the consent of the Borrower and the Administrative Agent)) shall (A) be substantially identical to, or no more favorable (taken as a whole) to the lenders providing such

Incremental Facility than, the Initial Loans in this Agreement and each other Loan Document (as determined by the Borrower in good faith), (B) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of Incurrence thereof (or obtaining of a commitment with respect thereto), or (C) be reasonably satisfactory to the Administrative Agent;

(x) the All-In Yield applicable to the Incremental Loans made hereunder shall be determined by the Borrower and the Incremental Lenders; provided that with respect to any Incremental Document in respect of Incremental Loans in the form of a broadly syndicated “term B facility” denominated in Dollars and secured by the Collateral on a pari passu basis with the Initial Loans, if the All-In Yield in respect of such Incremental Loans exceeds the All-In Yield in respect of the Initial Loans by more than 0.50%, the Applicable Rate of the Initial Loans shall be adjusted such that the All-In Yield of the Initial Loans equals the All-In Yield of such Incremental Loans minus 0.50%, effective upon the making of such Incremental Loans; provided further that any amendments to the Applicable Rate in respect of the Initial Loans that become effective subsequent to the Closing Date but prior to the time such Incremental Loans are borrowed shall also be included in such calculations; provided further that this Section 2.15(a)(x) shall not apply to the MFN Exceptions;

(xi) Incremental Loans may participate (i) on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayments of the Initial Loans, and (ii) on a pro rata basis or less than pro rata basis (and on a greater than pro rata basis with respect to mandatory prepayments of any such Incremental Loans with the proceeds of Credit Agreement Refinancing Indebtedness) with respect to any mandatory prepayments of Incremental Loans; and

(xii) the Borrower may appoint any Person (or Persons) to arrange any Incremental Facility and provide such arranger (or arrangers) any titles to such Incremental Facility as it deems appropriate.

(b) [Reserved].

(c) Incremental Loans may be made by any existing Lender or any Additional Lender (provided that no Lender shall be obligated to make all or a portion of any Incremental Loan), in each case on terms permitted in this Section 2.15; provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s making such Incremental Loans if such consent would be required under Section 13.4 for an assignment of Loans to such Lender or Additional Lender. Incremental Loan Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement or, in the case of any Incremental Loans that are not secured on a pari passu basis with the Initial Loans pursuant to separate documentation (an “Incremental Agreement” and, together with an Incremental Amendment, “Incremental Documents”) and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Document may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, including amendments that do not adversely affect the Lenders, which may include amendments to Sections 2.4(a) and 5.1(b). The Borrower may use the proceeds of Incremental Loans for any purpose not prohibited by this Agreement.

(d) [Reserved].

(e) This Section 2.15 shall supersede any provisions in Section 2.8 or 13.12 to the extent they conflict with this Section 2.15.

2.16. Loan Modification Offers.

(a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower; provided that (i) any such offer shall be made by the Borrower to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans), (ii) no Event of Default shall have occurred and be continuing at the time of any such offer, and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent); provided that, notwithstanding anything to the contrary, assignments and participations of Specified Classes shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Loans set forth in Section 13.4. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. No Loan Modification Agreement shall provide for any extension of a Specified Class in an aggregate principal amount that is less than $20,000,000. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.16, including any amendments necessary to treat the applicable Loans or Commitments of the Accepting Lenders as a new “Class” of loans or commitments hereunder; provided that no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any Loan Party that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory prepayment provisions that do not also apply to all the Loans on a pro rata basis.

(c) Subject to Section 2.16(b), the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Classes be extended.

(d) This Section 2.16 shall supersede any provisions in Section 2.8 or 13.12 to the contrary.

2.17. [Reserved].

2.18. Refinancing Amendment.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Debt in respect of all or any portion of any Tranche of Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Loans) in the form of Other Loans or Other Commitments, in each case pursuant to a Refinancing Amendment; provided that the effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 7.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates or reaffirmation agreements consistent with those delivered on the Closing Date under Section 7.1.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans or Other Commitments).

(c) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement, any Intercreditor Agreement (or effect a replacement of any Intercreditor Agreement) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.18 shall supersede any provisions in Sections 2.8 and 13.12 to the contrary and the Borrower and the Administrative Agent may amend Section 2.8 to implement any Refinancing Amendment.

SECTION 3.

[RESERVED]

SECTION 4.

COMMITMENT FEES; FEES; REDUCTIONS OF COMMITMENTS

4.1. Fees.

(a) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent (including, without limitation, all amounts owing under the Fee Letter).

(b) The Borrower agrees to pay to the Lead Arranger such fees as may be separately agreed to in writing by Holdings or any of its Subsidiaries (including, without limitation, all amounts owing under the Fee Letter).

(c) The Initial Loans made on the Closing Date shall be net funded with an original issue discount of 0.50% of the aggregate principal amount thereof.

4.2. [Reserved].

4.3. Mandatory Reduction of Commitments. The Initial Loan Commitment of each Lender shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Initial Loans on such date).

SECTION 5.

PREPAYMENTS; PAYMENTS; TAXES

5.1. Voluntary Prepayments.

(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, subject to the requirements of Section 5.1(b), upon irrevocable notice, in a form reasonably acceptable to the Administrative Agent, delivered to the Administrative Agent no later than 11:00 A.M. (New York City time) one Business Day prior to the date of such payment, which notice shall specify the date and amount of prepayment; provided that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Facility or in the context of a transaction involving a Change of Control or Qualified Public Offering or other contingent transaction, such notice of prepayment may be revoked if such Refinancing or transaction is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Prepayments shall be accompanied by Prepayment Premium/Fees required by Section 5.1(b), if any, and accrued interest. Partial prepayments of Loans shall be in an aggregate principal amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) Upon the occurrence of a Prepayment Trigger Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, in each case in respect of the aggregate principal amount of the Initial Loans affected by such Prepayment Trigger Event, plus a prepayment premium or fee (such premium or fee, the “Prepayment Premium/Fee”), as applicable, in an amount equal to (i) the Make-Whole Amount if such Prepayment Trigger Event occurs on or prior to the first anniversary of the Closing Date, (ii) 2.0% if such Prepayment Trigger Event occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (iii) 1.0% if such Prepayment Trigger Event occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date or (iv) 0.0% if such Prepayment Trigger Event occurs after the third anniversary of the Closing Date. Such amounts shall be due and payable upon the occurrence of any such Prepayment Trigger Event (any such date, a “Prepayment Trigger Date”).

(c) In the event of the refusal by a Lender to consent to a Proposed Modification with respect to such Lender’s Loans, the Borrower may, upon five (5) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all such Loans (but, for the avoidance of doubt, not any other Loans (or Tranches) of such Lender that are not proposed to be modified by such Proposed Modification), including all amounts, if any, owing pursuant to Section 2.11, together with accrued and unpaid interest, Fees, Prepayment Premium/Fees (if applicable) and all other amounts then owing to such Lender. Each prepayment of Loans pursuant to this Section 5.1(c) shall reduce the then remaining scheduled repayments of the respective Tranche of Loans on a pro rata basis (based upon the then remaining principal amount of each such scheduled repayment of the respective Tranche after giving effect to all prior reductions thereto).

(d) All voluntary prepayments of Loans in accordance with this Section 5.1 shall be applied as directed (which may be on a non-pro rata basis among the Loans) by the Borrower; provided that if a Default or Event of Default has occurred and is continuing such voluntary prepayments shall be made on pro rata basis among the Loans.

5.2. Mandatory Repayments.

(a) If any Indebtedness shall be incurred by Holdings or any of its Restricted Subsidiaries (other than any Indebtedness permitted to be incurred in accordance with Section 9.4 (other than Indebtedness incurred pursuant to Sections 9.4(b)(iv) and (b)(v) to the extent provided therein)), concurrently with, and as a condition to closing of such transaction, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in this Section 5.2.

(b) If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, an amount equal to (i) the applicable ECF Percentage of such Excess Cash Flow minus (ii) the sum of:

(A) to the extent not funded with the proceeds of long-term Indebtedness (other than revolving loans), the aggregate amount of all (I) Purchases by any Permitted Eligible Assignee pursuant to a Dutch Auction or open market purchases (in each case, determined by the actual cash purchase price paid by such Permitted Eligible Assignee for such Purchase and not the par value of the Loans purchased by such Permitted Eligible Assignee), (II) Purchases (as defined in the First Lien Credit Agreement (or the definitive documentation governing any other Indebtedness secured by a Lien on the Collateral on a senior basis to the Obligations)) by any Permitted Eligible Assignee (as defined in the First Lien Credit Agreement (or the definitive documentation governing any other Indebtedness secured by a Lien on the Collateral on a senior basis to the Obligations)) pursuant to a Dutch Auction (as defined in the First Lien Credit Agreement (or the definitive documentation governing any other Indebtedness secured by a Lien on the Collateral on a senior basis to the Obligations)) (in each case, determined by the actual cash purchase paid by such Permitted Eligible Assignee (as defined in the First Lien Credit Agreement (or the definitive documentation governing any other Indebtedness secured by a Lien on the Collateral on a senior basis to the Obligations)) for such Purchase (as defined in the First Lien Credit Agreement (or the definitive documentation governing any other Indebtedness secured by a Lien on the Collateral on a senior basis to the Obligations)) and not the par value of the First Lien Term Loans purchased by such Permitted Eligible Assignee (as defined in the First Lien Credit Agreement (or the definitive documentation governing any other Indebtedness secured by a Lien on the Collateral on a senior basis to the Obligations))), (III) the aggregate amount of all optional prepayments of Loans, including the aggregate amount of any premium, make-whole or penalty payments actually paid in cash in connection therewith and (IV) the aggregate amount of all optional prepayments of First Lien Term Loans or optional prepayments of Revolving Loans (as defined in the First Lien Credit Agreement (other than in respect of any Revolving Loans (as defined in the First Lien Credit Agreement) to the extent there is not an equivalent permanent reduction in commitments thereunder), including the aggregate amount of any premium, make-whole or penalty payments actually paid in cash in connection therewith, in each case, (x) to the extent actually paid in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) and (y) to the extent such term loans, revolving loans or Loans are secured by a Lien on the Collateral that is pari passu with (or senior to) the Liens on the Collateral securing the Initial Loans; plus

(B) to the extent not funded with proceeds of Indebtedness (other than revolving loans), the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) on account of Consolidated Capital Expenditures and software development and capitalized development costs; plus

(C) to the extent not funded with proceeds of Indebtedness (other than revolving loans), the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) on account of Permitted Acquisitions; plus

(D) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount of all Investments (other than those of the type set forth in clause (a) or clause (b) of the definition of “Permitted Investments”) made in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if made prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period); plus

(E) to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, Restricted Payments permitted hereunder and actually made in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if made prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period); plus

(F) to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, at the option of the Borrower, the aggregate consideration to be paid by the Borrower and its Restricted Subsidiaries in cash pursuant to binding contracts entered into prior to the Excess Cash Flow Application Date relating to Consolidated Capital Expenditures and software development and capitalized development costs and, Investments and Restricted Payments, in each case that is certified in writing by a Responsible Officer of the Borrower to the Administrative Agent to be contractually obligated (or, in the case of Consolidated Capital Expenditures, budgeted) to be paid within 365 days after such certificate (provided that (x) no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period and (y) amounts deducted pursuant to this clause (F) and not actually paid in such 365-day period shall be prepaid in the subsequent Excess Cash Flow Period); plus

(G) cash Restructuring Charges excluded from Consolidated Net Income for such Excess Cash Flow Period pursuant to clause (i) of the definition thereof made prior to the relevant Excess Cash Flow Application Date (provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period); plus

(H) the greater of (x) $18,750,000 and (y) 6.25% of LTM EBITDA, shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of the Loans as set forth in this Section 5.2;

provided that to the extent any amounts pursuant to clause (ii) above (other than clause (ii)(H) above) reduce the required prepayments with respect to any Excess Cash Flow Period to an amount less than $0, such amounts in excess of $0 may be credited against the applicable percentage of Excess Cash Flow for any subsequent Excess Cash Flow Period in which the required prepayments under this Section 5.2(b) exceed $0 until such excess amount has been fully applied. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) Business Days after the later of (x) the Annual Financial Statement Delivery Date and (y) the Second Lien Mandatory Prepayment Trigger Date. “Annual Financial Statement Delivery Date” shall mean the date on which the Financial Statements Certificate referred to in Section 8.2(c) for the fiscal year with respect to which such prepayment is made is required to be delivered.

(c) If, on any date, Holdings or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event resulting in Net Cash Proceeds, in each case, in excess of an amount equal to the greater of $18,750,000 and 6.25% of LTM EBITDA (calculated at the time of determination), then 100.00% of the amount of such Net Cash Proceeds in excess of the greater of $18,750,000 and 6.25% of LTM EBITDA (calculated at the time of determination) shall be applied within the later of (x) five (5) Business Days of such date (the “Asset Sale Application Date”) and (y) the Second Lien Mandatory Prepayment Trigger Date, to prepay outstanding Initial Loans in accordance with this Section 5.2; provided that the Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to reinvest such Net Cash Proceeds within 21 months of receipt thereof (or, if later, one hundred eighty (180) days after the date the Borrower or a Restricted Subsidiary thereof has entered into a binding commitment to reinvest the Net Cash Proceeds thereof prior to the expiration of such 21-month period) in assets useful in the business of the Borrower and its Restricted Subsidiaries or in connection with a Permitted Acquisition or other similar Investment permitted hereunder; provided further, that all such Net Cash Proceeds not so reinvested within such period must be applied in accordance with this Section 5.2; provided further, that the percentage of Net Cash Proceeds so applied pursuant to this Section 5.2(c) shall be reduced to (i) fifty percent (50.0%) if the Total Net First Lien Leverage Ratio is less than or equal to 4.75 to 1.00 but greater than 4.25 to 1.00 and (ii) zero percent (0%) if the Total Net First Lien Leverage Ratio is less than or equal to 4.25 to 1.00, in each case, determined on a Pro Forma Basis for such Asset Sale or Recovery Event, as of the last day of the most recent Test Period at the time any such application is made (this proviso, the “Asset Sale Stepdown Provisions”).

(d) If Holdings or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Designated Sale Leaseback Transaction, then an amount equal to 50.0% of such Net Cash Proceeds shall be applied within five (5) Business Days of the later of (x) the later of (i) the date on which such Sale Leaseback Transaction is designated as a Designated Sale Leaseback Transaction and (ii) the date on which Holdings or any of its Restricted Subsidiaries receives such Net Cash Proceeds and (y) the Second Lien Mandatory Prepayment Trigger Date, to prepay outstanding Loans in accordance with this Section 5.2.

(e) Subject to the Closing Date Intercreditor Agreement, all amounts to be applied in connection with prepayments made pursuant to this Section 5.2 shall be applied, first to accrued interest and Fees due on the amount of prepayment of the Loans, second to the Prepayment Premium/Fee payable, if any, in respect of such prepayment, third to the final installment of principal of each Tranche of Initial Loans and any Incremental Loans and Other Loans (as applicable) that are secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Initial Loans at maturity on a pro rata basis, and fourth as otherwise directed by the Borrower; provided that, at the Borrower’s option, amounts to be applied in prepayment pursuant to Sections 5.2(b), (c) and (d) (the “Specified Amounts”) may be applied to prepay outstanding Indebtedness incurred pursuant to Section 9.4 (to the extent secured by a Lien on the Collateral that is on a pari passu basis with a Lien on the Collateral securing (and is pari passu in right of payment with) the Initial Loans) (collectively, “Other Applicable Indebtedness”); provided further that any such Specified Amounts may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Excess Cash Flow, Asset Sale, Recovery Event or Designated Sale Leaseback Transaction is required under the terms of such Other Applicable Indebtedness (with any remaining Specified Amounts applied to prepay outstanding Initial Loans in accordance with the terms hereof) unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Loans and Other Applicable Indebtedness at such time) of such Specified Amounts relative to Lenders, in which case such Specified Amounts may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Initial Loans; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased, repaid or prepaid with any such Specified Amounts, the declined amount of such Specified Amounts shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Initial Loans in accordance with the terms hereof (to the extent such Specified Amounts would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).

(f) The Borrower shall deliver to the Administrative Agent (who will notify each Lender) notice of each prepayment required under this Section 5.2 other than clause (a) hereof not less than three (3) Business Days prior to the date such prepayment shall be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of each Loan (or portion thereof) to be prepaid and (iii) the Tranche of each Loan being prepaid. The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 5.2, a certificate signed by an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Loans of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment. Each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to Section 5.2(b), Section 5.2(c) or Section 5.2(d) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. (New York City time) one Business Day prior to the Mandatory Prepayment Date. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans to which such Lender is otherwise entitled. Any Declined Proceeds shall be retained by the Borrower and its Restricted Subsidiaries (subject to any prepayment obligations it may have with respect to other Indebtedness, “Retained Declined Proceeds”) and may be used for any purposes permitted under this Agreement.

(g) Notwithstanding the foregoing, if the Borrower reasonably determines in good faith that any amounts attributable to Foreign Subsidiaries of Holdings that are required to be prepaid pursuant to Sections 5.2(b) and (c) would result in material adverse tax consequences or violate local law in respect of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent, then the Borrower and its Restricted Subsidiaries shall not be required to prepay such amounts as required under Sections 5.2(b) and (c) until such material tax consequences or local law violation no longer exist; provided that the Borrower and its Restricted Subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating local law or incurring material adverse tax consequences.

(h) Notwithstanding the foregoing provisions of this Section 5.2, no prepayment of the Loans shall be permitted or required pursuant to this Section 5.2 until the mandatory prepayments required to be made under (and the amount that otherwise would be applied to such mandatory prepayment hereunder is applied to a prepayment under) the First Lien Credit Agreement have been made in full, declined or waived by the First Lien Lenders in accordance with the terms of the First Lien Credit Agreement; provided that any such mandatory prepayments required to be made under the First Lien Credit Agreement that have been declined or waived by the First Lien Lenders must be offered to the Lenders as prepayment for any outstanding Loans.

5.3. [Reserved].

5.4. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. The Administrative Agent will promptly distribute to each Lender its pro rata share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office. All payments received by the Administrative Agent after 1:00 P.M. (New York City time) may in the Administrative Agent’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (provided that payments stated to be due on any Maturity Date, if stated to be due on a day which is not a Business Day, shall be deemed to be due on the next preceding Business Day) and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.5. Net Payments.

(a) All payments made by or on behalf of the Borrower or any Guarantor under this Agreement or under any other Loan Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any Taxes with respect to such payments, unless required by applicable law. If any such Taxes are so levied or imposed, the applicable withholding agent shall pay, or withhold and remit, to the applicable Governmental Authority the full amount of such Taxes, and if the Tax in question is an Indemnified Tax or an Other Tax, the applicable Loan Party shall pay such additional amounts as may be necessary so that, after any required deductions or withholdings have been made (including any deductions or withholdings attributable to any payments required to be made under this Section 5.5) each Lender (or in the case of a payment made to the Administrative Agent for its own account, such Administrative Agent) receives on the due date a net sum equal to what it would have received had such Indemnified Taxes or Other Taxes not been levied or imposed. The Borrower or Guarantors, if applicable, will furnish to the Administrative Agent within forty-five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence reasonably satisfactory to the Administrative Agent evidencing such payment by the Borrower or Guarantor. The Borrower or Guarantors, jointly and severally, agree to indemnify and hold harmless the Administrative Agent and each Lender, and to reimburse such Person upon its written request within twenty (20) days of demand therefor, for the amount of any Indemnified Taxes or Other Taxes so levied or imposed and paid by such Person (including any Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 5.5), whether or not such Taxes were correctly or legally imposed or asserted; provided that if the Administrative Agent or any Lender requests indemnification more than 90 days after the earlier of (1) the date on which the Administrative Agent or the applicable Lender received written demand for payment of the applicable Indemnified Taxes or Other Taxes from the relevant Governmental Authority or (2) the date on which the Administrative Agent or the applicable Lender paid the applicable Indemnified Taxes or Other Taxes, the Administrative Agent or the applicable Lender shall not be indemnified to the extent that such failure or delay results in prejudice to the Borrower or any Guarantor. A certificate setting forth the amount of such payment or liability and the manner in which such amount was determined, prepared in good faith and delivered by the Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b) Without limiting the generality of Section 5.5(c), each Lender (1) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Foreign Lender”) agrees to deliver to the Borrower and the Administrative Agent on or prior to the date it becomes a party to this Agreement, whichever of the following is applicable: (i) two accurate and complete original signed copies of IRS Form W-8ECI (or successor forms), (ii) two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E (or successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 (any such Exhibit L certificate, a “Non-Bank Certificate”) and (y) two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E (or successor form), (iv) to the extent that a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two accurate and complete original signed copies of IRS Form W-8IMY (or successor form) of the Foreign Lender, accompanied by a Form W-8ECI, Form W-8BEN, W-8BEN-E, a certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9 or other documents from each beneficial owner, as applicable, that would be required under this Section 5.5(b) if such beneficial owner were a Lender; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit L-4 (in lieu of a certificate substantially in the form of Exhibit L-2 or Exhibit L-3) on behalf of each such direct or indirect partner(s), and (v) two accurate and complete original signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming complete exemption from, or reduction in, U.S. federal withholding tax on any payments to such Lender under any Loan Document or (2) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, agrees to deliver to the Borrower and the Administrative Agent on or prior to the date it becomes a party to this Agreement, two accurate and complete original signed copies of IRS Form W-9 certifying to such Lender’s exemption from U.S. federal backup withholding. The Administrative Agent shall provide to the Borrower two accurate and complete original signed copies of whichever of the following is applicable: (1) if the Administrative Agent is a United States person (as such term is defined in Section 7701(a)(30) of the Code), IRS Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding or (2) if the Administrative Agent is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), (i) IRS Form W-8ECI with respect to payments received for its own account and (ii) IRS Form W-8IMY (together with all required accompanying documentation) assuming primary responsibility for U.S. federal income tax withholding with respect to payments received by it on behalf of the Lenders. Notwithstanding anything to the contrary in this Section 5.5(b), the Administrative Agent shall not be required to deliver any documentation that such Administrative Agent is not legally eligible to deliver as a result of a Change in Tax Law after the Closing Date. Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.5.

(c) If any Lender is entitled to an exemption from or reduction in any applicable withholding Tax with respect to payments under this Agreement or any other Loan Document, then such Lender agrees to deliver to the Borrower(s) and the Administrative Agent, at such times as are reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous documentation obsolete, expired or inaccurate in any respect (including the IRS forms and certificates described in Section 5.5(b)), it will deliver to the Borrower(s) and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or it shall immediately notify the Borrower(s) and the Administrative Agent of its legal ineligibility to deliver any such documentation. Notwithstanding anything to the contrary in Section 5.5(b), (c) or (d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(d) If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. For purposes of this Section 5.5(d), the term “FATCA” shall include any amendments thereof or successor provisions thereto.

(e) If the Borrower or any Guarantor pays any Indemnified Taxes or Other Taxes under this Section 5.5 to a Lender or the Administrative Agent and such Lender or the Administrative Agent determines in its sole discretion (exercised reasonably) that it has actually received any refund of any Indemnified Taxes or Other Taxes in respect of which it has received additional payments under this Section 5.5 (a “Tax Benefit”), such Lender or the Administrative Agent shall pay to the Borrower or such Guarantor, as the case may be, an amount of such Tax Benefit, net of all out-of-pocket expenses of such Lender or the Administrative Agent (including any Taxes imposed with respect to such Tax Benefit) and without interest (other than any interest paid by the relevant Governmental Authority); provided, however, that (i) any Lender or the Administrative Agent may determine, in its sole discretion consistent with its policies, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax Benefit with respect to which such Lender or the Administrative Agent has made a payment to the Borrower or a Guarantor pursuant to this Section 5.5(e) (and any interest or penalties or other charges imposed thereon) shall be treated as a Tax for which the Borrower or such Guarantor, as the case may be, is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 5.5 without any exclusions or defenses; (iii) nothing in this Section 5.5(e) shall require any Lender or the Administrative Agent to disclose any confidential information to the Borrower or any Guarantor (including, without limitation, its Tax returns) or any other Person; and (iv) no Lender or the Administrative Agent shall be required to pay any amounts pursuant to this Section 5.5(e) (A) at any time that a Default or Event of Default exists (provided that such amounts shall be credited against amounts otherwise owed under this Agreement by the Borrower or any Guarantor) or (B) the payment of which would place such Lender or the Administrative Agent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(f) If one or more Guarantors hereunder are required to make any payment with respect to the Guaranteed Obligations that would be subject to any withholding of Tax (whether or not it would result in any Loan Party being required to pay additional amounts or indemnity payments under this Agreement), the Administrative Agent, the Lenders and the Loan Parties shall cooperate with each other in good faith in order to eliminate or minimize the effects of such withholding of Tax; provided that none of the Administrative Agent or any Lender shall be required to take any action that would subject it to any unreimbursed cost or expense or would otherwise be disadvantageous to it.

(g) In addition to the payments by a Loan Party required by Section 5.5(a) (and without duplication thereof), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Loan Parties and their respective Restricted Subsidiaries hereby jointly and severally represents and warrants to the Administrative Agent and each Lender (i) on the Closing Date (other than Section 6.2) and (ii) on each date after the Closing Date on which any extension of credit is made (including the Closing Date) that:

6.1. Financial Condition.

(a) The unaudited consolidated balance sheet at September 30, 2019 and the related unaudited consolidated statements of income and cash flows of Holdings and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2019 present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date (in the case of the balance sheet) or for such period (in the case of the statements of income and cash flows). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

(b) The audited consolidated balance sheet at December 31, 2018 and the related audited consolidated statements of income and cash flows, in each case reported on by and accompanied by an unqualified report as to going concern or scope of audit from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at December 31, 2018 (in the case of the balance sheet) and for the fiscal year ended December 31, 2018 (in the case of the statements of income and cash flows). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c) No Loan Party or Restricted Subsidiary of Holdings has, as of the Closing Date, after giving effect to the Transactions, and excluding obligations under the Loan Documents and the First Lien Loan Documents, any material Guarantee Obligations, contingent liabilities or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivative, which are required in conformity with GAAP to be disclosed therein and which are not reflected in the most recent financial statements referred to in paragraphs (a) and (b) of this Section 6.1.

6.2. No Change. Since December 31, 2018, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

6.3. Existence; Compliance with Law. Each Loan Party (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization or incorporation, (b) has the power, capacity and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (to the extent such concept exists) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing (to the extent such concept exists) would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4. Power; Authorization; Enforceable Obligations. Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided pursuant to Section 7.1(f), each Loan Party has the power, capacity and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5. Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 6.19. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions (excluding the Loan Documents), except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 6.19 and (iii) those, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

6.6. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law, any Contractual Obligation of any Loan Party that is material to Holdings and its Restricted Subsidiaries, taken as a whole, or the Organizational Documents of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents). The consummation of the Transactions (excluding the Loan Documents) will not (a) violate (x) any Requirement of Law or any Contractual Obligation of any Loan Party, except as would not reasonably be expected to have a Material

Adverse Effect or (y) the Organizational Documents of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents).

6.7. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or Restricted Subsidiary of Holdings or against any of their respective properties, assets or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

6.8. No Default. No Default or Event of Default has occurred and is continuing.

6.9. Ownership of Property; Liens. Each Loan Party and each Restricted Subsidiary of Holdings has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 9.7 and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.10. Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties and the Restricted Subsidiaries of Holdings own, or are licensed to use, all Intellectual Property used in the conduct of the business (which shall include, for the avoidance of doubt, Intellectual Property that Holdings or its Restricted Subsidiaries license to their customers) of Holdings and its Restricted Subsidiaries as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any use by any Loan Party or by a Restricted Subsidiary of Holdings of any Intellectual Property or the validity or effectiveness of any Intellectual Property of any Loan Party or of any Restricted Subsidiary of Holdings or alleging that the conduct of business by any Loan Party or by any Restricted Subsidiary of Holdings infringes or violates the rights of any Person, nor does Holdings know of any valid basis for any such claim, except for such claims or allegations that would not reasonably be expected to have a Material Adverse Effect on the operations of the business conducted by Holdings and its Restricted Subsidiaries.

6.11. Taxes. Each Restricted Subsidiary of Holdings, each Loan Party and the Borrower has filed or caused to be filed all Tax returns that are required to be filed and has paid all Taxes due and payable (including in its capacity as a withholding agent), whether or not shown on such returns, and any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any such Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Restricted Subsidiary, Loan Party or Borrower) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Tax assessment, deficiency or other claim has been filed, and, to the knowledge of any of the Loan Parties and the Borrower, is being threatened in writing, with respect to any Taxes that has had or could reasonably be expected to have a Material Adverse Effect.

6.12. Federal Regulations. No Loan Party or Restricted Subsidiary of Holdings is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the Regulation U or X of the Board.

6.13. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party or Restricted Subsidiary of Holdings pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each Loan Party and each Restricted Subsidiary of Holdings have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party or Restricted Subsidiary of Holdings on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party or Restricted Subsidiary of Holdings, as applicable.

6.14. ERISA.

(a) Except as, individually or in the aggregate, would not reasonably be expected to result in Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Single Employer Plan or a failure to make a required contribution to a Multiemployer Plan has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Single Employer Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA, (iii) each Single Employer Plan has complied and is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, (iv) no determination has been made that any Single Employer Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (v) all contributions required to have been made with respect to a Single Employer Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the Closing Date or accrued in the accounting records of the Borrower and (vi) no termination of a Single Employer Plan has occurred or is reasonably expected to occur, no proceedings have been, or are reasonably expected to be, instituted to terminate or appoint a trustee to administer any Single Employer Plan, and no Lien in favor of the PBGC or a Single Employer Plan has arisen. There exists no material Unfunded Pension Liability with respect to any Single Employer Plan in excess of $20,000,000. Neither the Borrower, any Restricted Subsidiary nor any Commonly Controlled Entity has had, or reasonably expects to have, a complete or partial withdrawal (including under Section 4062(e) of ERISA) from any Single Employer Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and none of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity would become subject to any material liability under ERISA if Holdings, the Borrower, any such Restricted Subsidiary or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Multiemployer Plan is Insolvent and none of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity has received any notice, and no Multiemployer Plan has received from Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA. None of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Single Employer Plan that has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and none of Holdings, the Borrower, any Restricted Subsidiary nor any Commonly Controlled Entity has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA), except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) In respect of each Single Employer Plan, there are no actions, suits or claims pending against or involving a Single Employer Plan (other than routine claims for benefits) or, to the knowledge of Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity, threatened, which would reasonably be expected to be asserted successfully and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(c) Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result, individually or the aggregate, in a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, all contributions required to have been made by Holdings, the Borrower or any Restricted Subsidiary with respect to a Non U.S. Plan have been timely made. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not materially exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

6.15. Investment Company Act; Other Regulations. No Loan Party is an “investment company” as such quoted term is defined in the Investment Company Act of 1940, as amended. Neither Holdings nor any of its Subsidiaries is subject to regulation under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

6.16. Subsidiaries. As of the Closing Date, Schedule 6.16 sets forth the name and jurisdiction of organization of each Subsidiary directly owned by a Loan Party and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by a Loan Party.

6.17. Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) Materials of Environmental Concern have not been released, generated, treated, stored or disposed of at, on or under any real properties currently owned, leased or operated by any Loan Party or any Restricted Subsidiary of Holdings (the “Properties”), or transported or disposed of from the Properties or any real property formerly owned, leased or operated by any Loan Party or any Restricted Subsidiary of Holdings, in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(b) (i) no judicial proceeding, governmental or administrative action, or notice of violation is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any Restricted Subsidiary of Holdings is or will be named as a party with respect to the Properties or the business operated by any Loan Party or any Restricted Subsidiary of Holdings (collectively, “Environmental Proceedings”); (ii) there are no consent decrees, consent orders, administrative orders, or other orders or decrees outstanding under any Environmental Law with respect to the Properties or the business operated by any Loan Party or any Restricted Subsidiary of Holdings (collectively, “Environmental Orders”); and (iii) to the knowledge of any Loan Party, there are no past or present actions, activities, circumstances, conditions, events or incidents with respect to the Properties or the business operated by any Loan Party or any Restricted Subsidiary of Holdings, including, without limitation, the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any such Environmental Proceeding or Environmental Order against any Loan Party or any Restricted Subsidiary of Holdings or against any person or entity whose liability for any such Environmental Proceeding or Environmental Order any Loan Party or any Restricted Subsidiary of Holdings has retained or assumed either contractually or by operation of law; and

(c) the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

6.18. Accuracy of Information, etc. No written statement or information (other than the projections specified below and information of a general economic or general industry nature) concerning any Loan Party or Restricted Subsidiary of Holdings contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

6.19. Security Documents. Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided pursuant to Section 7.1(f), each of the Security Documents is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. The Foreign Security has or will have the ranking in priority that it is expressed to have in the Foreign Security Documents. In the case of (i) the Capital Stock described in the U.S. Security Agreement and the U.S. Pledge Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC (the “Certificated Securities”), when certificates representing such Capital Stock are delivered to the Collateral Agent or the First Lien Administrative Agent (acting as bailee pursuant to the Closing Date Intercreditor Agreement) (provided that, in the case of an issuer of such Certificated Securities that is located in a jurisdiction outside the United States, applicable law provides for perfection of a Lien on such Certificated Securities by delivery of such Certificated Securities to a Secured Party), and (ii) the other Collateral not described in clause (i) constituting personal property described in the U.S. Security Agreement and the U.S. Pledge Agreement, when financing statements and other filings, agreements and actions specified on Schedule 6.19 in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 6.19, as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Permitted Liens). Other than as set forth on Schedule 6.19, as of the Closing Date, none of the Capital Stock of the Borrower or any Subsidiary Guarantor that is a limited liability company or partnership (organized under the laws of a jurisdiction in the United States) is a Certificated Security.

6.20. Solvency. Holdings and its Subsidiaries on a consolidated basis, are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be, Solvent on the Closing Date.

6.21. Patriot Act; FCPA; OFAC; Anti-Corruption Laws and Sanctions.

(a) To the extent applicable, each of Holdings and its Restricted Subsidiaries is in compliance, in all material respects, with the Patriot Act.

(b) No part of the proceeds of the Loans will be used, directly nor, to the knowledge of Holdings and its Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or to the knowledge of the Borrower, any other applicable Anti-Corruption Laws.

(c) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other applicable Anti-Corruption Laws, and Holdings, the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of Holdings or the Borrower, their respective employees and agents, are in compliance in all material respects with applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other applicable Anti-Corruption Laws. None of (a) Holdings, the Borrower, any Restricted Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings or the Borrower, any agent, or other representative of Holdings, the Borrower or any Subsidiary, is a Sanctioned Person, nor is Holdings, the Borrower or any Subsidiary located, organized or resident in a Sanctioned Country.

(d) Neither Holdings nor any of its Restricted Subsidiaries and, to their knowledge, none of their respective agents is any of the following:

(i) a Person that is listed in the annex to, or is otherwise the subject of the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise the subject of the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering; or

(iv) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

6.22. Status as Senior Indebtedness. The Obligations under the Facility constitute “Second Lien Term Loan Indebtedness” under the First Lien Documents, “Second Lien Credit Agreement Obligations” under the Closing Date Intercreditor Agreement and “senior debt,” “senior indebtedness,” “guarantor senior debt,” “senior secured financing” and “designated senior indebtedness” (or any comparable term) for all Subordinated Indebtedness.

6.23. Centre of Main Interests and Establishments. In respect of any Loan Party whose jurisdiction of incorporation is in a member state of the European Union, its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (the “Regulation”)) is situated in its jurisdiction of incorporation.

SECTION 7.

CONDITIONS PRECEDENT

7.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction of each of the Lenders, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower, Holdings, each Subsidiary Guarantor and each Person listed on Schedule I, (ii) the Closing Date Intercreditor Agreement, executed and delivered by each Loan Party party thereto, and the First Lien Administrative Agent, (iii) the U.S. Security Agreement and the U.S. Pledge Agreement, each executed and delivered by each Loan Party party thereto, (iv) each other Security Document listed on Schedule 6.19 executed and delivered by each Loan Party party thereto and (v) a Notice of Borrowing executed and delivered by the Borrower in accordance with the requirements hereof.

(b) The First Lien Credit Agreement shall have become effective, and the funding of the First Lien Term Loans thereunder shall have occurred, or substantially concurrently with the funding of the Initial Loans, shall occur.

(c) The Closing Date Refinancing shall have occurred, or substantially concurrently with the funding of the Initial Loans, shall occur.

(d) On the Closing Date, the Lead Arranger, the Administrative Agent and the Lenders shall have received (to the extent a reasonably detailed invoice has been delivered to the Borrower at least three (3) Business Days prior to the Closing Date), all outstanding costs, fees, expenses (including without limitation legal fees and expenses) and other compensation to the extent required by the Engagement Letter, the Fee Letter or this Agreement.

(e) The Administrative Agent shall have received:

(i) in respect of a U.S. Loan Party, a certificate of each such Loan Party, dated the Closing Date, with appropriate insertions and attachments, including organizational authorizations, incumbency certifications, the certificate of incorporation or other similar organizational document of each such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and bylaws or other similar organizational document of each such Loan Party certified by an Authorized Officer as being in full force and effect on the Closing Date and (ii) a good standing certificate for each U.S. Loan Party from its jurisdiction of organization;

(ii) in respect of a Luxembourg Loan Party, an Irish Loan Party or a Guernsey Loan Party, the items set forth on Schedule 7.1(e), as applicable.

(f) The Administrative Agent shall have received a customary legal opinion of (i) Fried, Frank, Harris, Shriver & Jacobson, LLP, New York counsel to the Loan Parties, and (ii) each local counsel listed on Schedule 7.1(f), which opinions, in each case, shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) The Collateral Agent or the First Lien Administrative Agent (acting as bailee pursuant to the Closing Date Intercreditor Agreement) shall have received (i) the Certificated Securities pledged pursuant to the U.S. Security Agreement, the U.S. Pledge Agreement, the Irish share charges and all other Security Documents (and all items required to be delivered thereunder), together with an undated stock power for each such Certificated Security executed in blank by a duly Authorized Officer of the pledgor thereof, (ii) each promissory note, if any, required to be pledged to the Collateral Agent pursuant to the U.S. Security Agreement and the U.S. Pledge Agreement, endorsed in blank or accompanied by an executed transfer form in blank by the pledgor thereof and (iii) all other items specified on Schedule 7.1(g).

(h) The Administrative Agent shall have received all customary lien searches in the relevant jurisdictions (including UCC, tax and judgment lien searches and searches of the United States Patent and Trademark Office and the United States Copyright Office (or any successor office or any similar office in any other country)) as of a recent date. All UCC financing statements and short form intellectual property security agreements required to be filed or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described in the U.S. Security Documents, as applicable, shall have been delivered to the Collateral Agent and be in proper form for filing.

(i) The Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings or the Borrower in the form of Exhibit M, which demonstrates that Holdings and its Subsidiaries on a consolidated basis, are, and after giving effect to the Transactions and the other transactions contemplated hereby, will be, Solvent.

(j) The Lead Arranger shall have received, at least three Business Days prior to the Closing Date, all documentation and information as is reasonably requested in writing by the Lead Arranger at least ten Business Days prior to the Closing Date about Holdings and its Subsidiaries that is required by U.S. Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation.

(k) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects).

Each borrowing by the Borrower hereunder on the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 7.1 have been satisfied.

Without limiting the generality of the provisions of the last paragraph of Section 12.2, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent (in each case subject to the provisions of Section 2.15(c)):

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. The Administrative Agent shall have received (as and to the extent required by Section 2) a Notice of Borrowing.

Each borrowing by the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 7.2 have been satisfied.

SECTION 8.

AFFIRMATIVE COVENANTS

Guernsey Holdco, Holdings and the Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), each of Guernsey Holdco, Holdings and the Borrower shall, and Holdings and the Borrower shall cause each of the Restricted Subsidiaries to:

8.1. Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year (provided, that if Holdings elects to change its fiscal year end pursuant to Section 9.11, such prior year comparative figures included in the first audited financial statements to be delivered subsequent to such election may be unaudited) reported on without a “going concern” statement or like qualification or exception, or qualification relating to the scope of the audit (in each case other than with respect to or resulting from (i) the upcoming maturity of any Indebtedness, (ii) any potential inability to satisfy any financial covenant, including the Financial Covenant, on a future date or for a future period, (iii) any financial covenant breach under any Indebtedness that has not been remedied, cured or waived, or (iv) the activities of any Unrestricted Subsidiaries), by Ernst & Young LLP or other independent certified public accountants of internationally recognized standing; and

(b) as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter of Holdings (limited to the first three fiscal quarters of any fiscal year), the unaudited consolidated balance sheet of Holdings and its Subsidiaries at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as fairly stating in all material respects the financial position of Holdings and its Subsidiaries in accordance with GAAP for the periods covered thereby (subject to normal year end audit adjustments and the absence of footnotes).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 8.1 shall be deemed satisfied with (i) the filing of Form 10-K or Form 10-Q, as applicable, with the SEC by Holdings or a direct or indirect parent thereof, as applicable or (ii) the delivery of financial statements of a direct or indirect parent of Holdings (so long as such parent does not conduct any material business or operations other than the ownership of shares of Capital Stock of Holdings and any matters incidental to its ownership of such Capital Stock; provided that such parent may engage in transactions in which Holdings may engage pursuant to Section 9.13(b), mutatis mutandis); provided that within 5 Business Days of the delivery of the financial statements, Holdings shall provide unaudited consolidating information that explains in reasonable detail the differences between the information relating to Holdings or such direct or indirect parent of Holdings, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except to the extent any such inconsistent application of GAAP has been approved by such accountants or an Authorized Officer, as the case may be, and disclosed in reasonable detail therein).

8.2. Certificates; Other Information. Furnish to the Administrative Agent:

(a) In connection with the delivery of any financial statements or other information pursuant to Section 8.1 or this Section 8.2, confirmation of whether such statements or information contain any Private Lender Information. Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information within the meaning of any United States federal and applicable state securities laws with respect to Holdings, the Borrower, their respective Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 8.1 or this Section 8.2 or otherwise are being distributed through IntraLinks, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders. Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or the Borrower which is suitable to make available to “public-side” Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 8.1 or this Section 8.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information within the meaning of any United States federal and applicable state securities laws with respect to the Borrower, Holdings, their respective Subsidiaries and their respective securities;

(b) within 5 Business Days of the delivery of any financial statements pursuant to Section 8.1, (i) a Financial Statements Certificate of an Authorized Officer, which shall, among other things, state that such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such Financial Statements Certificate, (ii) to the extent not previously disclosed to the Administrative Agent, a description in each Financial Statements Certificate of any change in the jurisdiction of organization of any Loan Party and (iii) in the case of the financial statements delivered pursuant to Section 8.1(a), a negative assurance letter by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing who opined on such financial statements stating that, in connection with the normal course procedures conducted in an audit of such consolidated financial statements, no condition or event that constitutes a Default or an Event of Default has come to their attention;

(c) within 5 Business Days of the delivery of any financial statements pursuant to Section 8.1(a), a Financial Statements Certificate of an Authorized Officer (i) certifying a list of names of all Immaterial Subsidiaries, whether or not each such Restricted Subsidiary is a guarantor, that each such Restricted Subsidiary satisfies the 5% Test, and whether or not the 20% Test is satisfied, (ii) certifying a list of names of all Unrestricted Subsidiaries and (iii) setting forth the amount, if any, of Excess Cash Flow for such fiscal year (commencing with the financial statements delivered in respect of the fiscal year ending December 31, 2021) together with the calculation thereof in reasonable detail;

(d) at any time prior to the consummation of a Qualified Public Offering, commencing in respect of the fiscal year ending December 31, 2016, as soon as available, and in any event within ninety (90) days after the end of such fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including (i) projected consolidated quarterly income statements and (ii) projected consolidated annual balance sheets of Holdings, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;

(e) within 5 Business Days of the delivery of any financial statements pursuant to Section 8.1(a) or (b), a narrative report or management’s discussion and analysis prepared with respect to the period covered by such financial statements as compared to the corresponding period in the prior fiscal year (or the prior fiscal quarter in the case of financial statements delivered pursuant to Section 8.1(b));

(f) within 5 Business Days of the furnishing thereof, any material notice, statement or report furnished to the First Lien Administrative Agent, which is not otherwise required to be delivered hereunder;

(g) as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other non-privileged information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request; and

(h) while any Subsidiary is designated as an Unrestricted Subsidiary, within 5 Business Days of the delivery of any financial statements pursuant to Section 8.1, consolidating information that explains in reasonable detail the differences between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (which need not be audited).

Nothing in this Agreement or in any other Loan Document shall require any Loan Party to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv); provided that (x) the Loan Parties shall use commercially reasonable efforts not to enter into confidentiality or similar agreements that will conflict with their disclosure obligations under this Agreement and (y) in the event that any Loan Party does not provide information in reliance on this sentence, to the extent permitted under applicable Law and reasonably feasible, such Loan Party shall provide notice to the Administrative Agent that such information is being withheld and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege and none of the foregoing shall be construed to limit any of the representations and warranties of the Loan Parties set forth in the Loan Documents.

8.3. Payment of Taxes. Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that Holdings, the Borrower and their Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.4. Maintenance of Existence; Compliance. (a) (i) Other than permitted by Section 9.8, preserve, renew and keep in full force and effect its organizational existence and registration in the jurisdiction of its incorporation and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted hereunder and except, in the case of clause (i) (in respect of Restricted Subsidiaries of Holdings that are not Loan Parties) and (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law (including Environmental Laws) except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Governmental Approvals except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by each of the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or, to the knowledge of the Borrower, other applicable Anti-Corruption Laws.

8.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, patents, copyrights, trademarks and trade names used in the conduct of its business (which shall include, for the avoidance of doubt, licenses in connection with Intellectual Property that Holdings or its Restricted Subsidiaries license to their customers), except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (c) maintain with financially sound and reputable insurance companies (which may include customary self-insurance), insurance with respect to its properties and businesses in a manner consistent with industry practice for companies similarly situated owning similar properties and engaged in Similar Businesses. Each such policy of insurance shall (i) name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and that is otherwise reasonably satisfactory to the Administrative Agent.

8.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and from which financial statements conforming with GAAP can be derived and (b) permit, at the Borrower’s expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings and its Restricted Subsidiaries with employees of Holdings and its Restricted Subsidiaries and with the independent certified public accountants of Holdings and its Restricted Subsidiaries; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year, except during the continuance of an Event of Default and (ii) the Borrower shall have the right to be present during any discussions with accountants.

8.7. Notices. Upon actual knowledge thereof by an Authorized Officer, within 3 Business Days, give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding that may exist at any time involving Holdings or any Restricted Subsidiary of Holdings, that (i) would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(c) any change in fiscal-year end of Holdings or the Borrower; and

(d) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 8.7 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

8.8. Additional Collateral, etc.

(a) Subject to and consistent with the Security and Guarantee Principles, with respect to any property (other than Excluded Assets) acquired (including any acquisition pursuant to Division) at any time after the Closing Date by any Loan Party (other than any property described in paragraph (b) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, will promptly (and in no event later than ninety (90) days (or such longer period as the Administrative Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or execute all such documents or do all such acts as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject to Permitted Liens) in such property, including (where applicable) the filing of UCC financing statements in such United States jurisdictions as may be required by the U.S. Security Agreement, the U.S. Pledge Agreement or by law or as may reasonably be requested by the Collateral Agent.

(b) Subject to and consistent with the Security and Guarantee Principles, with respect to (A) any Restricted Subsidiary (other than a Non-Guarantor Subsidiary) that is established, created or acquired after the Closing Date by any Loan Party (including upon the consummation of a Division), (B) any Restricted Subsidiary of a Loan Party (regardless of when established, created or acquired) that ceases to be a Non-Guarantor Subsidiary or (C) any Restricted Subsidiary that becomes a Co-Borrower, will promptly (and in no event later than ninety (90) days after the Guarantor Trigger Date (or such longer period as the Administrative Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments to this Agreement and the Security Documents or execute all such documents or do all such acts as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest in the Capital Stock of such Restricted

Subsidiary (to the extent of a type included in the definition of “Collateral”) that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party and (iii) cause such Restricted Subsidiary (a) to execute and deliver to the Collateral Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Collateral Agent to become a Subsidiary Guarantor or Co-Borrower (y) a joinder agreement to the U.S. Security Agreement, substantially in the form annexed thereto, or additional Foreign Security Documents, to the extent applicable, substantially in the same form as the Foreign Security Documents governed by the laws of such Restricted Subsidiary’s jurisdiction of organization and executed and delivered by other Loan Parties pursuant to this Agreement and (z) a counterpart of the Global Intercompany Note, (b) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest in the Collateral described in the U.S. Security Documents or Foreign Security Documents, as applicable, with respect to such Restricted Subsidiary, including (where applicable) the filing of UCC financing statements in such jurisdictions as may be required by the U.S. Security Agreement, the U.S. Pledge Agreement or such other filings as may be required by U.S. Security Documents, the Foreign Security Documents or by law or as may be requested by the Collateral Agent and (c) to deliver to the Collateral Agent (i) a certificate of such Restricted Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments and (ii) if reasonably requested by the Collateral Agent, a legal opinion from counsel to such Restricted Subsidiary in form and substance satisfactory to the Collateral Agent.

(c) Subject to and consistent with the Security and Guarantee Principles, with respect to any Non-Guarantor Subsidiary established, created or acquired after the Closing Date by any Loan Party (including upon the consummation of a Division) to the extent the Capital Stock of such entity is not an Excluded Asset will use commercially reasonable efforts to promptly (and in no event later than ninety (90) days (or such longer period as the Administrative Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments to this Agreement, any U.S. Security Document or any Foreign Security Document as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject to Permitted Liens) in the Capital Stock of such Non-Guarantor Subsidiary that is owned by any Loan Party and (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party.

(d) In the event that the 20% Test is not satisfied as of the last day of any Specified Test Period, within 20 Business Days of the date on which Financial Statements Certificate was (or was required to be) delivered pursuant to Section 8.1(c), as applicable, in respect of such Specified Test Period, the Borrower shall designate in writing to the Administrative Agent sufficient Restricted Subsidiaries (excluding Excluded Subsidiaries) (the “Additional Material Subsidiaries”) as Material Subsidiaries to satisfy the 20% Test. Additional Material Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

(e) If the Borrower has failed to comply with Section 8.8(d), the Administrative Agent may designate Restricted Subsidiaries (excluding Excluded Subsidiaries) as Additional Material Subsidiaries to satisfy the 20% Test.

(f) At its option in its sole discretion, upon written notice to the Administrative Agent, the Borrower may, from time to time, release the designation of one or more Restricted Subsidiaries as Additional Material Subsidiaries (and as result of such release, such Restricted Subsidiaries shall be Immaterial Subsidiaries to the extent the 5% Test is satisfied) and include other Restricted Subsidiaries as Additional Material Subsidiaries, so long as after such revised designations the 20% Test continues to be satisfied.

(g) Notwithstanding anything to the contrary herein, the Administrative Agent may in its reasonable discretion (and without the consent of any Lender or other Secured Party) make exceptions and waive compliance with any requirement under this Section 8.8 if and to the extent the Borrower and the Administrative Agent reasonably agree that the cost associated with such compliance would be excessive in relation to the value afforded thereby to the Secured Parties.

8.9. Credit Ratings. Use commercially reasonable efforts to maintain at all times a public credit rating (but not a specific rating) by each of S&P and Moody’s in respect of the Facility provided for under this Agreement and a public corporate rating (but not a specific rating) by S&P and a public corporate family rating (but not a specific rating) by Moody’s for Holdings.

8.10. Further Assurances. At any time or from time to time upon the written request of the Administrative Agent, at the expense of the Borrower, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request in writing from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Loan Documents) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of such Loan Parties on a second priority basis (subject to Permitted Liens).

8.11. Designation of Unrestricted Subsidiaries . Holdings may at any time after the Closing Date designate any Restricted Subsidiary of Holdings as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would otherwise result therefrom and (ii) such designation complies with Section 9.2, and if such designation is made after the Closing Date, also with Section 9.4 and Section 9.7. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary (but in no event greater than the original principal amount of such Loan Party’s Investment in such Subsidiary (as measured immediately prior to such designation)). Notwithstanding the foregoing, neither the Borrower nor any parent company thereof shall be permitted to be an Unrestricted Subsidiary.

8.12. Post-Closing Matters. Cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 8.12 within the time frames specified on such Schedule 8.12 (as may be extended or waived by the Administrative Agent in its reasonable discretion).

8.13. ERISA. Holdings and the Borrower shall, and shall cause each Commonly Controlled Entity to (i) maintain all Single Employer Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Single Employer Plan, ERISA, the Code and all other applicable laws and (ii) make or cause to be made contributions to all Single Employer Plans and Multiemployer Plans in a timely manner and, with respect to Single Employer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, in each case except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.14. Use of Proceeds. The Borrower shall use the proceeds of the Initial Loans on the Closing Date, together with the proceeds of the First Lien Term Loans, to finance the Transactions and for other general corporate purposes.

8.15. Centre of Main Interest and Establishments. In respect of any Loan Party whose jurisdiction of incorporation is in a member state of the European Union, such Loan Party shall not deliberately change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation).

8.16. Transactions with Affiliates. Holdings and the Borrower shall, and shall cause their Restricted Subsidiaries to, directly or indirectly, cause all transactions or contracts (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate involving aggregate consideration in excess of the greater of $6,250,000 and 3.125% of LTM EBITDA (calculated at the time of determination), to be on terms that are not materially less favorable to Holdings or its relevant Restricted Subsidiary when taken as a whole than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis, except:

(a) (i) transactions between or among Holdings or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (ii) any transaction permitted under Section 9.8 to the extent such transaction is solely among Holdings, one or more Restricted Subsidiaries of Holdings or one or more non-operating companies (without any material assets or liabilities) for purposes of a restructuring or other corporate reorganization;

(b) any Restricted Payment permitted by Section 9.2 and the Investments constituting Permitted Investments;

(c) the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provided to, and indemnities and reimbursements and employment and severance arrangements provided to or on behalf of, or for the benefit of, future, present or former employees, officers, directors, managers or consultants (or their respective Control Investment Affiliates or Immediate Family Members) of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(d) the sale or issuance of Equity Interests (other than Disqualified Stock) of Holdings or any contribution to the capital of Holdings or any Restricted Subsidiary;

(e) the Transactions and the payment of all fees and expenses related thereto;

(f) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 9.6 or any transaction contemplated thereby, or any amendment or replacement agreement, instrument or arrangement thereto (so long as any such amendment is not materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date); provided that any such agreement, instrument, transaction or arrangement shall be required to be described on Schedule 9.6 only to the extent that such agreement, instrument, transaction or arrangement exceeds $5,000,000;

(g) transactions between Holdings or any Restricted Subsidiary and any Person that is an Affiliate of Holdings or any Restricted Subsidiary solely because a director of such Person is also a director of Holdings or any direct or indirect parent of Holdings; provided that such director abstains from voting as a director of Holdings or any direct or indirect parent, as the case may be, on any matter involving such other Person;

(h) payments by Holdings or any of its Restricted Subsidiaries to, and agreements with, any Investor or any of its Affiliates for any financial advisory, management, monitoring or consulting services, financing, mergers and acquisitions advisory, insurance brokerage, hedging arrangements, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions, divestitures or joint ventures, and customary indemnities related thereto, pursuant to agreements in effect on the Closing Date or which are approved by a majority of the disinterested directors of the board of directors (or similar governing body) of the Borrower in good faith; provided that the payment of management and monitoring fees shall be in an amount not to exceed the greater of $2,500,000 and 0.625% of LTM EBITDA (calculated at the time of determination) per annum plus expenses and termination fees pursuant to such agreements in effect on the Closing Date or approved by a majority of the disinterested directors of the board of directors (or similar governing body) of Holdings or the applicable Restricted Subsidiary, as applicable, making such payment;

(i) a transaction with a Person who was not an Affiliate of Holdings before the transaction but becomes an Affiliate solely as a result of such transaction;

(j) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Borrower or any contribution to the capital of the Borrower or any Restricted Subsidiary and the granting and performing of reasonable and customary registration rights to any direct or indirect parent company or to any Investor or to any former, present or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower or any of its Subsidiaries or any direct or indirect parent company

(k) the entering into of any tax sharing agreement or arrangement or group payment arrangement (provided that, for the avoidance of doubt, any payment under any such agreement or arrangement shall not be permitted to the extent it would not expressly be permitted under Section 9.2) or the making of and any payment permitted by Section 9.2(b)(xi)(A) or (B);

(l) transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment bank or valuation firm stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view;

(m) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any direct or indirect parent company of Holdings) is a party as of the Closing Date set forth on Schedule 9.6 and any amendment thereto or similar agreements, transactions or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement, transaction or arrangement entered into after the Closing Date shall only be permitted by this clause (m) to the extent that the terms of any such amendment or new agreement, transaction or arrangement are not otherwise materially disadvantageous to the Lenders when taken as a whole;

(n) any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary;

(o) (i) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise permitted hereunder, which are fair to Holdings and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (ii) payments to and from, and transactions with, joint venture partners or joint ventures (including pursuant to joint venture agreements), in each case, existing on the Closing Date, entered into in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(p) payments, loans, advances or guarantees (or cancellation of payments, loans, advances or guarantees) to any future, present or former employees, officers, directors, managers or consultants of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, and any employment agreements, stock option, benefit, incentive or retirement plans and other similar arrangements with such employees, officers, directors, managers or consultants which, in each case, are approved by Holdings in good faith;

(q) transactions with Affiliates solely in their capacity as holders of, or interests in, Indebtedness or Equity Interests of Holdings or any of its Subsidiaries, so long as (i) such transaction is with all holders of such class (and there are such non-Affiliate holders) and (ii) such Affiliates are treated no more favorably than all other holders of such class generally;

(r) any Guarantee by any parent company of Holdings of Indebtedness of Holdings or any Restricted Subsidiary;

(s) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;

(t) transactions permitted pursuant to Section 9.5; and

(u) (i) Investments by any Investor in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investor in connection therewith) so long as the Investment is being generally offered to other non-Affiliate investors in a bona fide offering on the same or more favorable terms, and (ii) payments to, and transactions with, Investors in respect of securities of the Borrower or any Restricted Subsidiary contemplated in the foregoing clause (i) or securities of the Borrower or any Restricted Subsidiary that were acquired from Persons other than the Borrower or its Restricted Subsidiaries, in each case, in compliance with the terms of such securities.

8.17. Anti-Corruption.

(a) The Borrower will not request any Borrowing, Holdings and the Borrower shall not use, and shall procure that their Restricted Subsidiaries and their respective directors, officers and employees not use and shall use reasonable best efforts to procure that its agents, all to the extent acting on behalf of Holdings, the Borrower or their Subsidiaries, not use, the proceeds of any Borrowing directly, or to the knowledge of the Borrower, indirectly, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or, to the knowledge of the Borrower, other applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b) Only with respect to any Loan Party that is organized or domiciled in the United Kingdom or any member state of the European Union, any provision of this Section 8.17 or Sections 6.21 or 8.4(d) shall not apply to or in favor of any Person if and to the extent that it would result in a breach, by or in respect of that Person, of any applicable Blocking Law. For the purposes of this Agreement, “Blocking Law” means:

(i) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom);

(ii) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung); or

(iii) any similar blocking or anti-boycott law in the United Kingdom.

SECTION 9.

NEGATIVE COVENANTS

Guernsey Holdco, Holdings and the Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), each of Guernsey Holdco, Holdings and the Borrower shall, and Holdings and the Borrower shall cause each of the Restricted Subsidiaries to, comply with this Section 9.

9.1. [Reserved].

9.2. Limitations on Restricted Payments.

(a) Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends, payments or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or

(B) dividends, payments or distributions by a Restricted Subsidiary of Holdings so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of Holdings, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities; provided that no such dividends, payments or distributions shall be made on account of any voting Equity Interests held by Guernsey Holdco;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings, including pursuant to a Division or in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, in each case, prior to any scheduled repayment, sinking fund payment, mandatory payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under Sections 9.4(b)(x) and (xi); or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(C) the giving of an irrevocable notice of redemption with respect to the transactions described in Sections 9.2(b)(ii) and (iii); or

(iv) make any Restricted Investment;

(v) (all such payments and other actions set forth in clauses (i) through (iv) above being, collectively, referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Significant Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) [reserved]; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Closing Date (including Restricted Payments pursuant to Section 9.2(b)(i), but excluding all other Restricted Payments permitted by Section 9.2(b)), is less than the sum of (without duplication) (such cumulative amount, the “Available Amount”):

(1) 50% of the Consolidated Net Income for the period (taken as one accounting period) beginning July 1, 2019 to the end of Holdings’ most recently completed Test Period; provided, that if the cumulative amount available under this Section 9.2(a)(C)(1) is less than $0, it shall be deemed to be $0; plus

(2) 100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities or other property received by Holdings since immediately after the Closing Date from the sale of:

(i) Qualified Equity Interests of Holdings or, to the extent contributed to Holdings, any direct or indirect parent company of Holdings, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors or consultants of Holdings, any direct or indirect parent company of Holdings and Holdings’ Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 9.2(b)(iv); or

(ii) Indebtedness or Disqualified Stock of the Borrower or a Restricted Subsidiary of Holdings that has been converted into or exchanged for such Equity Interests of Holdings or any other direct or indirect parent of Holdings; provided that this clause (2) shall not include the proceeds (w) from Equity Interests or convertible debt securities of Holdings or any direct or indirect parent company of Holdings, the Borrower or any Restricted Subsidiary sold to Holdings, the Borrower or a Restricted Subsidiary, as the case may be, (x) from Disqualified Stock or Indebtedness that has been converted into Disqualified Stock, (y) from Excluded Contributions or Specified Equity Contributions or (z) to the extent used to incur Indebtedness pursuant to Section 9.4(b)(xxv); plus

(3) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property or assets contributed to the capital of Holdings following the Closing Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contribution, (iii) any Specified Equity Contribution and (iv) to the extent used to incur Indebtedness pursuant to Section 9.4(b)(xxv)); plus

(4) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by Holdings or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings or its Restricted Subsidiaries, in each case after the Closing Date; or

(ii) the sale (other than to Holdings or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Closing Date; plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or a merger or consolidation or transfer of all or substantially all of the assets of an Unrestricted Subsidiary with or into Holdings or one of its Restricted Subsidiaries after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, merger, consolidation or transfer, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment; plus

(6) the cumulative amount of any Retained Declined Proceeds since the Closing Date; plus

(7) the cumulative amount of any Retained Asset Sale Proceeds since the Closing Date; plus

(8) the greater of $125,000,000 and 37.5% of LTM EBITDA (calculated at the time of determination); minus

(9) the amount of Indebtedness Incurred pursuant to Section 9.4(b)(xxv) so long as such Indebtedness remains outstanding.

(b) The foregoing provisions shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any redemption within sixty (60) days after the date of declaration thereof or the giving of the redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Holdings or any of its direct or indirect parent companies (“Treasury Capital Stock”) or Subordinated Indebtedness of a Loan Party in exchange for, or out of the proceeds of a sale (other than to a Restricted Subsidiary) within sixty (60) days thereof of, Equity Interests of Holdings or any direct or indirect parent of Holdings to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”); provided that the amount of any proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (2) and (3) of the preceding paragraph and shall not increase the amount available for Restricted Payments pursuant to Section 9.2(b)(xii) or the amount of Indebtedness permitted pursuant to Section 9.4(b)(xxv) and (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by Holdings or any direct or indirect parent of Holdings or any of their Restricted Subsidiaries) of Refunding Capital Stock;

(iii) the redemption, repurchase, retirement, defeasance or other acquisition of (A) Subordinated Indebtedness of a Loan Party made in exchange for, or out of the proceeds of, a sale within sixty (60) days thereof of, new Indebtedness of a Loan Party or Disqualified Stock of a Loan Party, or (B) Disqualified Stock of a Loan Party made in exchange for, or out of the proceeds of a sale within sixty (60) days thereof of Disqualified Stock of a Loan Party, in each case, which is incurred in compliance with Section 9.4, so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to Loans or the applicable Guarantee at least substantially to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the earlier of (i) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so redeemed, repurchased, acquired or retired or (ii) the date that is 91 days after the Latest Maturity Date of the Loans;

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the lesser of (i) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so redeemed, repurchased, acquired or retired and (ii) the remaining Weighted Average Life to Maturity of the Loans; and

(E) the terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are either (i) not materially less favorable (taken as a whole) to the Borrower than (x) the terms and conditions of this Agreement (taken as a whole) or (y) the terms and conditions of the Indebtedness being refinanced (taken as a whole) or (ii) customary for the issuance of high yield debt securities (it being agreed that such Indebtedness may be in the form of notes or a credit agreement);

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition of Equity Interests of Holdings (or any of its direct or indirect parent companies) held by any future, present or former employee, officer, director, manager or consultant of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies (or any of their Affiliates) or their estates or the beneficiaries of their respective estates, heirs, spouses or former spouses; provided, that the aggregate Restricted Payments made under this clause (b)(iv) during any calendar year does not exceed (x) prior to a Qualified Public Offering, the greater of $93,750,000 and 25.0% of LTM EBITDA (calculated at the time of determination) and (y) after a Qualified Public Offering, the greater of $125,000,000 and 37.5% of LTM EBITDA (calculated at the time of determination) (provided that, in each case, unused amounts shall be carried over to the next succeeding calendar year (but not any subsequent calendar year)); provided further, that such amount may be increased by an amount not to exceed the sum of the following items:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock or Specified Equity Contributions) of Holdings or, to the extent contributed to Holdings, any of its direct or indirect parent companies to any future, present or former employees, officers, directors, managers or consultants of Holdings, any of its direct or indirect parent companies or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 9.2(a)(v) or clause (i) of the definition of “Permitted Investments” and have not been designated as Excluded Contributions or used to incur Indebtedness pursuant to Section 9.4(b)(xxv); plus

(B) the cash proceeds of key man life insurance policies received by Holdings, any of its direct or indirect parent companies (to the extent contributed to Holdings) or its Restricted Subsidiaries after the Closing Date; less

(C) the amount of prior Restricted Payments made pursuant to clause (A) and (B) of this clause (b)(iv);

provided that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, present or former employees, officers, directors, managers or consultants and employees of Holdings or any of its direct or indirect parent companies or any Restricted Subsidiary (or any of their Affiliates), or their estates or the beneficiaries of such estates, in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case, issued in accordance with Section 9.4 to the extent such dividends are included in the definition of “Consolidated Interest”;

(vi) repurchases of Equity Interests deemed to occur upon exercise or vesting of stock options, warrants or similar rights, settlement of restricted stock units or vesting of restricted Capital Stock if such Equity Interests (A) represent all or a portion of the exercise price of such options or warrants or (B) are surrendered in connection with satisfying any federal, state or local income tax obligation (including any withholding in respect thereof) incurred in connection with such exercise, vesting or settlement;

(vii) the repurchase, redemption or other acquisition for value of Equity Interests of Holdings or any direct or indirect parent of Holdings representing fractional shares of such Equity Interests in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving Holdings or any direct or indirect parent of Holdings;

(viii) the redemption, repurchase, retirement or other acquisition, in each case for nominal value per right, of any rights granted to all holders of Equity Interests of Holdings or any direct or indirect parent company pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics; provided that any such redemption, repurchase, retirement or other acquisition of such rights shall not be for the purpose of evading the limitations described under this Section 9.2;

(ix) Dissenting Shareholder Payments (including, for the avoidance of doubt, Permitted Dissenting Shareholder Payments) and payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of Holdings’ property or assets that complies with this Agreement;

(x) the declaration and payment of dividends on Holdings’ common stock following the first Public Offering of Holdings’ common stock, or payments by Holdings to fund a payment of dividends on the common stock of any direct or indirect parent company of Holdings following the first Public Offering of the common stock of such parent company, in each case after the Closing Date, up to the greater of (A) 7.00% per annum of the market capitalization of Holdings or its direct or indirect parent and (B) 7.00% per annum of the net proceeds received by or contributed to Holdings in or from that or any subsequent Public Offering and other than any public sale constituting an Excluded Contribution;

(xi) the declaration and payment of dividends or distributions by Holdings, or the making of loans to, its direct parent company or any indirect parent of Holdings, in amounts sufficient for any direct or indirect parent company of Holdings to pay:

(A) for any taxable period for which Holdings or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar income tax group of which a direct or indirect parent entity of Holdings is the common parent (the “Common Parent”), payments to the Common Parent to pay U.S. federal, state, local or foreign income or similar taxes imposed on the Common Parent attributable to the income of Holdings or its applicable Subsidiaries; provided that (i) the amount paid or distributed pursuant to this clause (A) to enable such Common Parent to pay income taxes at any time shall not exceed the income tax liability that would have been payable by Holdings and its Subsidiaries, as applicable, if Holdings or such Subsidiaries had been a stand-alone corporate taxpayer (or stand-alone corporate tax group) for all applicable periods and (ii) dividends or other distributions in respect of the income of an Unrestricted Subsidiary shall be permitted only to the extent payments were made by such Unrestricted Subsidiary to Holdings or any Restricted Subsidiary for such purpose;

(B) without duplication of clause (A) above, Holdings may make Restricted Payments to any of its direct or indirect parents the proceeds of which shall be used to pay franchise and similar taxes, and other fees and expenses, required to maintain the corporate existence of any direct or indirect parent of Holdings;

(C) obligations in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) relating to their acquisition of, or exercise of options relating to, Capital Stock of Holdings;

(D) customary salary, bonus, severance and other benefits payable to employees, officers, directors, managers or consultants of any direct or indirect parent company of Holdings to the extent such salaries, bonuses, severances and other benefits are attributable to the direct or indirect ownership or operation of Holdings and the Restricted Subsidiaries;

(E) general corporate operating overhead, legal, accounting, and other professional fees and expenses of any direct or indirect parent company of Holdings (including indemnification claims made by directors or officers of any direct or indirect parent company of Holdings) and, following the first Public Offering of any direct or indirect parent company of Holdings, listing fees and other costs and expenses attributable to being a publicly traded company, to the extent such expenses are attributable to the direct or indirect ownership or operation of Holdings and the Restricted Subsidiaries;

(F) reasonable fees and expenses incurred by such direct or indirect parent company of Holdings in connection with any debt or equity offering by such parent company, Holdings or a Restricted Subsidiary of Holdings or any acquisition, disposition or other non-ordinary course transaction by Holdings or a Restricted Subsidiary in each case, whether or not successful;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any direct or indirect parent company of Holdings;

(H) interest or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings or any of its Restricted Subsidiaries incurred in accordance with Section 9.4; provided that any such Indebtedness shall be deemed to be Consolidated Total Debt for all purposes under this Agreement; and

(I) amounts which are applied to finance Investments that would otherwise be permitted to be made pursuant to this Section 9.2 if made by Holdings; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of Holdings or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into Holdings or one of its Restricted Subsidiaries (to the extent not prohibited by Section 9.8) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent Holdings or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (D) any property received by Holdings shall not increase amounts available for Restricted Payments pursuant to Section 9.2(a)(iii)(C) and (E) such Investment shall be deemed to be made by Holdings or such Restricted Subsidiary pursuant to another provision of this Section 9.2 (other than pursuant to Section 9.2(b)(xii)) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof);

(xii) Restricted Payments that are made in an amount equal to the amount of Excluded Contributions (other than Specified Equity Contributions);

(xiii) (A) Holdings and its Restricted Subsidiaries may pay reasonable management, consulting, administrative and similar fees (including for any other financial, advisory financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, to the extent permitted under Section 9.6) to the Sponsors in an amount not to exceed the greater of $2,500,000 and 0.625% of LTM EBITDA (calculated at the time of determination) in any fiscal year; (B) Holdings or any of its Restricted Subsidiaries may reimburse the Sponsors for the out-of-pocket costs and expenses incurred by the Sponsors and their Affiliates in connection with the Transactions; and (C) Holdings and its Restricted Subsidiaries may pay the out-of-pocket costs and expenses incurred by the Sponsors and their Affiliates in respect of management, consulting, advisory and similar services that are performed for the benefit of Holdings and its Restricted Subsidiaries by third party Persons that are not Affiliates of the Sponsors, Holdings or their respective Subsidiaries to such third party Persons;

(xiv) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (b)(xiv) not to exceed the greater of $93,750,000 and 25.0% of LTM EBITDA (calculated at the time of determination);

(xv) Restricted Payments in an amount not to exceed 50.0% of the Net Cash Proceeds received in respect of Designated Sale Leaseback Transactions; provided that the Total Net Leverage Ratio would be less than 6.00 to 1.00, determined on a Pro Forma Basis as of the most recently ended Test Period;

(xvi) Restricted Payments such that the Total Net Leverage Ratio at the time of determination based on the most recently completed Test Period, on a Pro Forma Basis, would be less than or equal to 5.50 to 1.00;

(xvii) prepayments, redemptions, repurchases or otherwise acquisitions or retirements for value of any Subordinated Indebtedness such that the Total Net Leverage Ratio at the time of determination based on the most recently completed Test Period, on a Pro Forma Basis, would be less than or equal to 5.50 to 1.00;

(xviii) cash payments made from time to time in satisfaction of stock options, restricted stock units and performance based restricted stock units held by employees of Holdings and its Subsidiaries that are outstanding immediately prior to the Closing Date in accordance with the terms of, and subject to the price specified in, the Merger Agreement (such payments, the “RSU Payments”);

(xix) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Subordinated Indebtedness, taken together with all other redemptions, repurchases, defeasances, retirements or other acquisitions of any Subordinated Indebtedness pursuant to this clause (xix), in an amount not to exceed the greater of $62,500,000 and 18.75% of LTM EBITDA (calculated at the time of determination) during the term of this Agreement;

(xx) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings after the Closing Date; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually contributed to Holdings from the sale of such Designated Preferred Stock; (b) the declaration and payment of dividends to any direct or indirect parent company of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Closing Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Holdings from the sale of such Designated Preferred Stock; or (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 9.2(b)(ii); provided that in the case of each of clauses (a), (b) and (c) of this clause (xx), for the most recently ended Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, Holdings and its Restricted Subsidiaries on a consolidated basis would have had an Interest Coverage Ratio of at least 2.00 to 1.00;

(xxi) any Restricted Payment made in connection with the Transactions and the fees, payments and expenses related thereto or used to fund amounts owed to Investors in connection therewith (including dividends to any direct or indirect parent of Holdings to permit payment by such parent of such amount), in each case to the extent permitted by Section 9.6;

(xxii) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents); and

(xxiii) distribution or payments of fees in connection with a Permitted Receivables Financing;

provided, however that at the time of, and after giving effect to, any Restricted Payment permitted under Section 9.2(b)(xiv), (xvi), (xvii) and (xix), no Default shall have occurred and be continuing or would occur as a consequence thereof.

With respect to Section 9.2(b)(xix), the Borrower shall be permitted to convert the ability to repay Subordinated Indebtedness into the ability to make Investments in lieu thereof.

9.3. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to Holdings or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to Holdings or any of the Restricted Subsidiaries;

(ii) make loans or advances to Holdings or any of the Restricted Subsidiaries of Holdings; or

(iii) sell, lease or transfer any of its properties or assets to Holdings or any of the Restricted Subsidiaries of Holdings;

(b) except (in each case) for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing Date;

(ii) the First Lien Loan Documents;

(iii) purchase money obligations for property acquired in the ordinary course of business and capital leases or operating leases that impose restrictions of the nature discussed in Section 9.3(a)(iii) on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Holdings or any of its Restricted Subsidiaries, or of an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or assumed in connection with an acquisition of assets from such Person, in each case, that is in existence at the time of such acquisition, merger or consolidation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of some or all of the Capital Stock or assets of such Subsidiary, such as restrictions on distributions by that Subsidiary pending its sale or other Disposition;

(vii) Indebtedness secured by a Lien otherwise permitted to be incurred pursuant to Section 9.4 and Section 9.7 that limit the right of the debtor to dispose of the assets securing such Indebtedness or place any restriction on Holdings’ or its Restricted Subsidiaries’ use of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Lien;

(ix) existing under, by reason of or with respect to customary provisions in joint venture agreements or arrangements, limited liability company agreements, partnership agreements, shareholder agreements, operating agreements, asset sale agreements, stock sale agreements, Sale Leaseback Transactions and other similar agreements or arrangements;

(x) restrictions that arise in connection with a Permitted Receivables Financing; provided that such restrictions apply only to the receivables that are subject to the Permitted Receivables Financing;

(xi) customary provisions contained in leases, sub-leases, licenses, grants, sub-licenses or similar agreements, including with respect to Intellectual Property, or provisions that restrict the assignment of such agreements or any rights thereunder, in each case, entered into in the ordinary course of business;

(xii) protective Liens filed in connection with a Sale Leaseback Transaction permitted under this Agreement;

(xiii) any other agreement governing Indebtedness, Disqualified Stock or Preferred Stock entered into after the Closing Date that contains encumbrances and restrictions that are either (A) not materially more restrictive taken as a whole with respect to Holdings or any Restricted Subsidiary of Holdings than those in effect on the Closing Date (including pursuant to this Agreement) or (B) ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and will not materially affect the Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents;

(xiv) any Restricted Payment permitted under Section 9.2;

(xv) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Holdings or any Restricted Subsidiary thereof in any manner material to Holdings or any Restricted Subsidiary thereof;

(xvi) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Refinancing Indebtedness either (A) are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (B) are ordinary and customary in light of the type of Refinancing Indebtedness being incurred and the jurisdiction of the obligor and will not materially affect the Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents;

(xvii) in the case of the provision described in clause (ii) of Section 9.3(a) hereof: that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(xviii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(xix) any encumbrances or restrictions of the type referred to in Section 9.3(a)(i), (ii) and (iii) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xviii) of this Section 9.3(b); provided that either (A) such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (B) such encumbrance and other restrictions are customary in light of the type of amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings and the jurisdiction of the obligor and will not materially affect the Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents.

For purposes of determining compliance with this Section 9.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed an encumbrance or restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Holdings or a Restricted Subsidiary to other Indebtedness incurred by Holdings or any such Restricted Subsidiary shall not be deemed an encumbrance or restriction on the ability to make loans or advances.

9.4. Limitations on the Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

(a) Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “Incur” and collectively, an “Incurrence”) with respect to any Indebtedness and Holdings shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that Holdings and any of its Restricted Subsidiaries may Incur Indebtedness or issue shares of Disqualified Stock, if, on a Pro Forma Basis, after giving effect to the Incurrence or assumption of such Indebtedness or Disqualified Stock and the intended use of proceeds thereof as of the last day of the most recently ended Test Period (assuming, in the case of Incremental Revolving Loan Commitments established substantially concurrently with the Indebtedness Incurred hereunder, that such Incremental Revolving Loan Commitments are fully borrowed), (i) with respect to Indebtedness or Disqualified Stock secured by a Lien on the Collateral on a senior basis to the Initial Loans, the Total Net First Lien Leverage Ratio is less than or equal to 5.50 to 1.00, (ii) with respect to Indebtedness or Disqualified Stock secured by a Lien on the Collateral on a pari passu basis to the Initial Loans, either (A) the Total Net Secured Leverage Ratio is less than or equal to 6.50 to 1.00 or (B) the Interest Coverage Ratio is greater than or equal to 2.00 to 1.00, and (iii) with respect to Indebtedness or Disqualified Stock that is unsecured or secured by a Lien on assets not constituting Collateral or secured by a Lien on the Collateral on a junior basis to the Initial Loans, either (A) the Total Net Leverage Ratio is less than or equal to 7.00 to 1.00 or (B) the Interest Coverage Ratio is greater than or equal to 2.00 to 1.00; provided further that any Indebtedness Incurred pursuant to this Section 9.4(a) (x) that is a broadly syndicated “term B facility” and denominated in Dollars and secured by the Collateral on a pari passu basis with the Initial Loans, shall be subject to clause (c) of the “Applicable Requirements” and (y) shall be subject to clauses (a) and (b) of the “Applicable Requirements”; provided further that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Indebtedness or Disqualified Stock shall not be included as cash or Cash Equivalents for purposes of determining the Total Net First Lien Leverage Ratio, the Total Net Secured Leverage Ratio or the Total Net Leverage Ratio, as applicable; provided further that Restricted Subsidiaries of Holdings that are not Loan Parties may not Incur Indebtedness or issue any shares of Disqualified Stock if, after giving pro forma effect to such Incurrence or issuance the amount outstanding at such time pursuant to this Section 9.4(a) would exceed the Non-Guarantor Debt Cap.

(b) The limitations set forth in Section 9.4(a) shall not apply to:

(i) Indebtedness Incurred pursuant to this Agreement or any other Loan Document;

(ii) Indebtedness of the Loan Parties pursuant to the First Lien Loan Documents outstanding on the Closing Date;

(iii) Indebtedness of Holdings and its Restricted Subsidiaries in existence on the Closing Date and set forth on Schedule 9.4 (other than Indebtedness described in clauses (i) and (ii) of this Section 9.4(b)); provided that any such Indebtedness shall be required to be described on Schedule 9.4(b) only to the extent that such Indebtedness exceeds $5,000,000;

(iv) Pari Passu Credit Agreement Refinancing Debt and Junior Priority Credit Agreement Refinancing Debt;

(v) Unsecured Credit Agreement Refinancing Debt;

(vi) Indebtedness or Disqualified Stock that complies with the Applicable Requirements, so long as no Event of Default (limited in connection with Indebtedness Incurred to finance a Limited Condition Transaction to a Significant Event of Default) is continuing or would result from the Incurrence of such Indebtedness or the issuance of any shares of Disqualified Stock; provided that any Indebtedness that may be Incurred or any Disqualified

Stock that may be issued by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (vi) shall not exceed the Non-Guarantor Debt Cap; provided further that the aggregate principal amount of such Indebtedness that may be Incurred or any Disqualified Stock that may be issued pursuant to this clause (vi) shall not exceed the sum of:

(A) an unlimited amount if, on a Pro Forma Basis after giving effect thereto, (assuming, in the case of Incremental Revolving Loan Commitments established substantially concurrently with the Indebtedness Incurred hereunder, that such Incremental Revolving Loan Commitments are fully borrowed) as of the last day of the most recently ended Test Period, (i) in the case of Indebtedness or Disqualified Stock secured by a Lien on the Collateral on a senior basis to the Initial Loans, the Total Net First Lien Leverage Ratio is less than or equal to either (A) 5.50 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 5.50 to 1.00 and (y) the Total Net First Lien Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder, (ii) in the case of Indebtedness or Disqualified Stock secured by a Lien on the Collateral on a pari passu basis to the Initial Loans, either (I) the Total Net Secured Leverage Ratio is less than or equal to either (A) 6.50 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 6.50 to 1.00 and (y) the Total Net Secured Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder, and (iii) in the case of Indebtedness or Disqualified Stock that is unsecured, secured by assets not constituting Collateral or secured by a Lien on the Collateral on a junior basis to the Initial Loans, either (I) the Total Net Leverage Ratio is less than or equal to either (A) 7.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (x) 7.00 to 1.00 and (y) the Total Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder; provided that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Indebtedness or Disqualified Stock shall not be included as cash or Cash Equivalents for purposes of determining the Total Net First Lien Leverage Ratio, the Total Net Secured Leverage Ratio or the Total Net Leverage Ratio, as applicable; plus

(B) (i) with respect to Indebtedness or Disqualified Stock secured by a Lien on the Collateral on a senior basis to the Initial Loans, to the extent such Indebtedness or Disqualified Stock serves to effectively extend the maturity or effect the repricing of any Indebtedness secured by a Lien on the Collateral on a senior basis to the Initial Loans, an amount equal to the portion of Indebtedness secured by a Lien on the Collateral on a senior basis to the Initial Loans that will be replaced by such Indebtedness or Disqualified Stock, (ii) in the case of Indebtedness or Disqualified Stock secured by a Lien on the Collateral on a pari passu basis with the Initial Loans, to the extent such Indebtedness or Disqualified Stock serves to effectively extend the maturity or effect the repricing of any Indebtedness secured by a Lien on the Collateral on a senior or pari passu basis to the Initial Loans, an amount equal to the portion of the First Lien Indebtedness or Second Lien Indebtedness that will be replaced by such Indebtedness or Disqualified Stock, (iii) in the case of Indebtedness or Disqualified Stock that is secured by a Lien on the Collateral on a junior basis to the Initial Loans, to the extent such Indebtedness or Disqualified Stock serves to effectively extend the maturity of effect the repricing of any Indebtedness, an amount equal to the portion of the First Lien Indebtedness, Second Lien Indebtedness or Junior Lien Indebtedness that will be replaced by such Indebtedness or Disqualified Stock and (iv) with respect to Indebtedness of Disqualified Stock unsecured or secured by assets not constituting Collateral, to the extent such Indebtedness or Disqualified Stock serves to effectively extend the maturity or effect the repricing of any Indebtedness, an amount equal to the portion of the Indebtedness that will be replaced by such Indebtedness or Disqualified Stock, which, in each case, shall be available at all times and not subject to clause (A) above; plus

(C) to the extent not funded with the proceeds of long-term Indebtedness (other than revolving loans), (i) with respect to Indebtedness or Disqualified Stock secured by a Lien on the Collateral on a senior basis to the Initial Loans, the amount of all prior voluntary prepayments or debt buybacks of Indebtedness secured by a Lien on the Collateral on a senior basis to the Initial Loans (minus the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued under this clause (C)(i) prior to such date), (ii) with respect to Indebtedness or Disqualified Stock secured by a Lien on the Collateral on a pari passu basis with the Initial Loans, the amount of all prior voluntary prepayments or debt buybacks of Indebtedness secured by a Lien on the Collateral on a senior or pari passu basis to the Initial Loans (minus the sum of (A) the aggregate principal amount of Incremental Facilities Incurred pursuant to clause (c)(i) of the Maximum Incremental Facilities Amount prior to such date and (B) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued under clause (C)(i) above and this clause (C)(ii) prior to such date), (iii) with respect to Indebtedness or Disqualified Stock that is secured by a Lien on the Collateral on a junior basis to the Initial Loans, the amount of all prior voluntary prepayments or debt buybacks of Indebtedness secured by a Lien on the Collateral (minus the sum of (A) the aggregate principal amount of Incremental Facilities Incurred pursuant to clauses (c)(i) and (c)(ii) of the Maximum Incremental Facilities Amount prior to such date and (B) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued under clauses (C)(i) and (C)(ii) and this clause (C)(iii) prior to such date) and (iv) with respect to Indebtedness or Disqualified Stock that is unsecured or secured by assets not constituting Collateral, the amount of all prior voluntary prepayments or debt buybacks of Indebtedness (minus the sum of (A) the aggregate principal amount of Incremental Facilities Incurred pursuant to clauses (c)(i), (c)(ii) and (c)(iii) of the Maximum Incremental Facilities Amount prior to such date and (B) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued under clauses (C)(i), (C)(ii) and (C)(iii) and this clause (C)(iv) prior to such date), in each case, (x) with respect to debt buybacks, with credit given to the amount of cash used to make such buybacks if purchased at a discount to par, and (y) with respect to revolving loans, so long as any such prepayment is accompanied by a permanent reduction in such revolving commitment, and which shall be available at all times and not subject to any ratio test; plus

(D) the greater of (x) $490,000,000 and (y) 125% of LTM EBITDA (calculated at the time of determination) (minus the sum of (A) the aggregate principal amount of Incremental Facilities Incurred pursuant to clause (d) of the Maximum Incremental Facilities Amount prior to such date and (B) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued under Section 9.4(b)(xv)(b) and this clause (D) prior to such date), which shall be available at all times and not subject to any ratio test;

provided that the final proviso in the definition of “Maximum Incremental Facilities Amount” shall apply to amounts Incurred or issued pursuant to this Section 9.4(b)(vi).

(vii) Indebtedness (including Capital Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by Holdings or any of its Restricted Subsidiaries to finance or refinance the acquisition, purchase, lease, rental, construction, installation, development, design, repair, replacement or improvement of property (real or personal), plant or equipment (including software) or other assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (“Purchase Money Indebtedness”) in an aggregate principal amount, not to exceed at any time outstanding the greater of (x) $125,000,000 and (y) 37.5% of LTM EBITDA (calculated at the time of determination) (together with any Refinancing Indebtedness in respect thereof);

(viii) Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, unemployment insurance and other types of social security or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit, such obligations are reimbursed within sixty (60) days following such drawing;

(ix) Indebtedness arising from agreements of Holdings or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(x) Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Guarantee of the Obligations by Holdings on the terms set forth in Exhibit C-3; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (b)(x);

(xi) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if a Loan Party incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is expressly subordinated in right of payment to the Loans or Commitments hereunder or the Guarantee of the Obligations of any Guarantor on the terms set forth in Exhibit C-3; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (b)(xi);

(xii) Shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (b)(xii);

(xiii) Indebtedness in respect of Swap Agreements that are entered into to hedge or manage risks to which Holdings or any Restricted Subsidiary of Holdings has exposure and, at the time such Swap Agreements are entered into, are not for speculative purposes;

(xiv) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guaranties and similar obligations, or obligations in respect of letters of credit, bank guarantees, bank acceptances, warehouse receipts or similar instruments and reinvestment obligations related thereto, in each case provided in the ordinary course of business;

(xv) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (b)(xv), together with any Refinancing Indebtedness in respect thereof, does not at any one time outstanding exceed the sum of (a) the greater of (x) $250,000,000 and (y) 68.75% of LTM EBITDA (calculated at the time of determination) and (b) the greater of (x) $490,000,000 and (y) 125% of LTM EBITDA (calculated at the time of determination) (minus the sum of (A) the aggregate principal amount of Incremental Facilities Incurred pursuant to clause (d) of the Maximum Incremental Facilities Amount prior to such date and (B) the aggregate principal amount of Indebtedness Incurred and Disqualified Stock issued under Section 9.4(b)(vi)(D) and this clause (xv)(b) prior to such date);

(xvi) the Incurrence by Holdings or any Restricted Subsidiary of Holdings of Indebtedness, Disqualified Stock or Preferred Stock that serves to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 9.4(a) and Sections 9.4(b)(ii), (iii), (vi), (vii), (xv), (xvii), (xviii), (xxii), (xxiii), (xxv), (xxvi) and (xxxiii) and this clause (b)(xvi) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, replace or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the lesser of remaining Weighted Average Life to Maturity of (i) the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (ii) the Initial Loans;

(B) has a stated maturity that is no earlier than the earlier of (i) the stated maturity of the Indebtedness being refunded or refinanced and (ii)(x) in respect of Indebtedness secured by the Collateral on a pari passu basis with the Facilities, the Latest Maturity Date and (y) in respect of all other Indebtedness, Disqualified Stock or Preferred Stock, the date that is 91 days after the Latest Maturity Date;

(C) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated in right of payment to the Loans and Commitments hereunder, such Refinancing Indebtedness is subordinated in right of payment to the Loans and Commitments hereunder at least to the same extent as the Indebtedness being refinanced or refunded;

(D) (1) to the extent Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to Liens securing the Obligations, the Liens, if any, securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations pursuant to an Intercreditor Agreement (and an Intercreditor Agreement may be amended in a manner reasonably acceptable to the Administrative Agent to provide for such Liens to be subordinated to the Liens securing the Obligations on a basis consistent with such Intercreditor Agreement prior to such modification, refinancing, refunding, renewal or extension), and (2) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, the Refinancing Indebtedness in respect of such Indebtedness shall be unsecured;

(E) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such Refinancing;

(F) the terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are either (i) not materially less favorable (taken as a whole) to the Borrower than (x) the terms and conditions of this Agreement (taken as a whole) or (y) the terms and conditions of the Indebtedness being refinanced (taken as a whole) or (ii) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of Incurrence thereof (or obtaining of a commitment with respect thereto); and

(G) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not the Borrower or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor; or

(3) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xvii) Indebtedness or Disqualified Stock assumed in connection with Permitted Acquisitions so long as such Indebtedness is not Incurred and such Disqualified Stock is not issued to finance or in contemplation of any such acquisition;

(xviii) Indebtedness or Disqualified Stock Incurred in connection with Permitted Acquisitions and other Investments permitted hereunder if, after giving effect to the Incurrence of such Indebtedness or issuance of Disqualified Stock on a Pro Forma Basis as of the last day of the most recent Test Period (assuming, in the case of Incremental Revolving Loan Commitments established substantially concurrently with the Indebtedness Incurred hereunder, that such Incremental Revolving Loan Commitments are fully borrowed), (A) with respect to amounts secured by a Lien on the Collateral on a senior basis to the Initial Loans, the Total Net First Lien Leverage Ratio is less than or equal to the greater of (x) 5.50 to 1.00 and (y) the Total Net First Lien Leverage Ratio immediately prior to giving effect to the Incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder, (B) with respect to amounts secured by a Lien on the Collateral on a pari passu basis with the Initial Loans, either (I) the Total Net Secured Leverage Ratio is less than or equal to the greater of (x) 6.50 to 1.00 and (y) the Total Net Secured Leverage Ratio immediately prior to giving effect to the Incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the Incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder, in each case, determined on a Pro Forma Basis as of the most recently completed Test Period, and (C) with respect to amounts that are unsecured, secured by assets not constituting Collateral or secured by a Lien on the Collateral on a junior basis to the Initial Loans, either (I) the Total Net Leverage Ratio is less than or equal to the greater of (x) 7.00 to 1.00 and (y) the Total Net Leverage Ratio immediately prior to giving effect to the Incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Interest Coverage Ratio is greater than or equal to the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to the Incurrence of such Indebtedness or issuance of such Disqualified Stock and the consummation of such Permitted Acquisition or other Investment permitted hereunder, in each case, determined on a Pro Forma Basis as of the most recently completed Test Period; provided that the Net Cash Proceeds actually received (or contemplated to be received) in respect of any such Indebtedness or Disqualified Stock shall not be included as cash or Cash Equivalents for purposes of determining the Total Net First Lien Leverage Ratio, the Total Net Secured Leverage Ratio or the Total Net Leverage Ratio, as applicable; provided further that any such Indebtedness shall be subject to clauses (a) and (b) of the “Applicable Requirements”; provided further that Restricted Subsidiaries of Holdings that are not Loan Parties may not Incur such Indebtedness or issue any shares of Disqualified Stock if, after giving pro forma effect to such Incurrence, the amount outstanding at such time pursuant to this Section 9.4(b)(xviii) would exceed the Non-Guarantor Debt Cap;

(xix) Cash Management Obligations and Guarantee Obligations in respect thereof, and other Indebtedness in respect of employee credit card programs, netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(xx) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xxi) (A) any Guarantee by Holdings or a Restricted Subsidiary of Holdings of Indebtedness or other obligations of any Restricted Subsidiary of Holdings so long as the Incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement; or (B) any Guarantee by a Restricted Subsidiary of Indebtedness of Holdings; provided that such Guarantee is Incurred in accordance with Section 9.2;

(xxii) Indebtedness pursuant to a Permitted Receivables Financing;

(xxiii) Indebtedness Incurred by Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount, not to exceed at any time outstanding (together with any Refinancing Indebtedness in respect thereof) the greater or (x) $93,750,000 and (y) 25.0% of LTM EBITDA (calculated at the time of determination);

(xxiv) Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (w) the financing of insurance premiums, (x) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business, and any Refinancings thereof, (y) customer deposits and advance payments received in the ordinary course of business from customers for goods and services, in each case incurred in the ordinary course of business or (z) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the Incurrence of the related obligations) in the ordinary course of business;

(xxv) so long as no Significant Event of Default shall have occurred and be continuing, Indebtedness, together with any Refinancing Indebtedness thereof, in an amount equal to the Available Amount;

(xxvi) Indebtedness of the Borrower or any of its Restricted Subsidiaries, which, when aggregated with all other Indebtedness then outstanding that was incurred pursuant to this clause (b)(xxv) (and together with any Refinancing Indebtedness thereof) does not exceed an amount equal to 100.00% of the Net Cash Proceeds received by Holdings since immediately after the Closing Date from the issue or sale of its Equity Interests or from contributions to the capital of Holdings (other than proceeds from Disqualified Stock or Specified Equity Contributions, from sales to any Restricted Subsidiary of Holdings, or that have been applied to make Restricted Payments pursuant to Section 9.2 or to make Permitted Investments, pursuant to the definition hereof);

(xxvii) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xxviii) Indebtedness consisting of obligations under deferred compensation, purchase price, earn outs or other similar arrangements incurred by such Person in connection with Permitted Acquisitions and other Investments permitted hereunder;

(xxix) Indebtedness issued by Holdings or any of its Restricted Subsidiaries (A) to any future, present or former employees, officers, directors, managers or consultants thereof, their respective estates or the beneficiaries of their respective estates, heirs, or their respective spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings (or any direct or indirect parent thereof) permitted by Section 9.2 or (B) as a result of the inability of Holdings to purchase or redeem its Capital Stock as a result of the restrictions set forth in Section 9.2;

(xxx) guarantees (a) by Holdings and its Restricted Subsidiaries in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (b) otherwise constituting Investments permitted under this Agreement;

(xxxi) Indebtedness representing deferred compensation to employees of Holdings (or any direct or indirect parent of Holdings) and its Restricted Subsidiaries incurred in the ordinary course of business;

(xxxii) Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee in a principal amount not in excess of the statement amount of such letter of credit or bank guarantee;

(xxxiii) Indebtedness (including any Refinancing Indebtedness thereof) in respect of Permitted Sale Leaseback Transactions;

(xxxiv) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings and its Restricted Subsidiaries;

(xxxv) Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(xxxvi) Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Lender (as defined in the First Lien Credit Agreement) to support any Defaulting Lender’s (as defined in the First Lien Credit Agreement) participation in letters of credit issued under the First Lien Credit Agreement;

(xxxvii) Indebtedness arising as a result of the re-characterization as a loan of any transaction permitted under Section 9.5;

(xxxviii) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts are permitted to remain unfunded under applicable Law and would not otherwise cause an Event of Default under Section 11.1(g); and

(xxxix) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 9.4.

(c) For purposes of determining compliance with this Section 9.4, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions in respect of any Indebtedness that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 9.4 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof; provided that any such repaid amounts shall continue to be considered outstanding for all purposes under this Agreement.

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 9.4. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 9.4.

9.5. Asset Sales. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(a) Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by the Borrower in good faith) of the assets or Equity Interests issued or sold or otherwise disposed of;

(b) except in the case of a Permitted Non-Core Asset Sale, immediately before and after giving effect to such Asset Sale, no Event of Default has occurred and is continuing or would result therefrom;

(c) except in the case of a Permitted Asset Swap or Permitted Non-Core Asset Sale, at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of (w) any securities publicly-traded on a national securities exchange, (x) cash or Cash Equivalents, (y) Replacement Assets or (z) any combination of the consideration specified in clauses (w), (x) and (y); provided that the amount of:

(i) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations and that are assumed by the transferee of any such assets;

(ii) any securities, notes or other obligations received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(iii) any Designated Non-Cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received since the date of this Agreement pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $93,750,000 and (y) 25.0% LTM EBITDA (calculated at the time of determination) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose; and

(d) after the Borrower’s or Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale if and to the extent required by Section 5.2(c).

Notwithstanding the foregoing, Holdings and its Restricted Subsidiaries shall be permitted to make Asset Sales in respect of assets not constituting Collateral so long as Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by the Borrower in good faith) of the assets sold or otherwise disposed of.

9.6. [Reserved].

9.7. Liens. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, create or Incur any Lien (other than Permitted Liens) on any asset or property of Holdings, the Borrower or any of their Restricted Subsidiaries.

9.8. Fundamental Changes.

(a) The Borrower shall not consolidate or merge with or into (or be consolidated or merged with or into) or wind up into (or be wound up into) (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or any other jurisdiction reasonably acceptable to the Administrative Agent (such Person, as the case may be, being herein called the “Successor Borrower”);

(ii) the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement pursuant to a Guarantor Joinder Agreement and the other Loan Documents pursuant to a supplement or other agreement in form and substance reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period, the Interest Coverage Ratio of the Successor Borrower would be greater than or equal to either (A) 2.00 to 1.00 or (B) the Interest Coverage Ratio of the Borrower immediately prior to giving effect to such transactions;

(v) unless the Borrower is the surviving person, each Guarantor, unless it is the other party to the transactions described above, in which case Section 9.8(c)(ii) shall apply, shall have by a Guarantor Joinder Agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement;

(vi) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer and (unless the Borrower is the surviving person) an opinion of counsel, each stating that such consolidation, merger or transfer and such Guarantor Joinder Agreements, if any, comply with this Agreement and an opinion of counsel to the effect that such Guarantor Joinder Agreement and other agreements (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Borrower; and

(vii) unless the Borrower is the surviving person, the Administrative Agent shall have received all documentation and other information about the Successor Borrower to the extent reasonably requested in writing that any Lender or the Administrative Agent shall have reasonably determined is required by regulatory authorities under applicable “know your customer,” sanctions and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation and such Lender or the Administrative Agent, as applicable, shall be reasonably satisfied that its review of such documentation and information delivered complies with such applicable “know your customer,” sanctions and anti-money laundering rules and regulations.

(b) The Successor Borrower shall succeed to, and be substituted for the Borrower, as the case may be, under this Agreement. Notwithstanding clauses (iii) and (iv) of Section 9.8(a):

(i) any Restricted Subsidiary may consolidate with or merge into (or be consolidated or merged with or into) or transfer all or part of its properties and assets to the Borrower; and

(ii) the Borrower may merge (or be merged) with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in a State of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

(c) Holdings may not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) Holdings is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a European Company (Societas Europaea) or a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the jurisdiction of organization of the United States, any state thereof, the District of Columbia, or any territory thereof, any member state of the European Union (to the extent not limiting the Guarantee or Collateral provided by Holdings) or any other jurisdiction reasonably acceptable to the Administrative Agent (such Person, as the case may be, being herein called the “Successor Holdings”);

(ii) the Successor Holdings, if other than Holdings, expressly assumes all the obligations of Holdings under this Agreement pursuant to a Guarantor Joinder Agreement;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period, the Interest Coverage Ratio of the Successor Holdings would be greater than or equal to either (A) 2.00 to 1.00 or (B) the Interest Coverage Ratio of Holdings immediately prior to giving effect to such transactions; and

(v) Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such Guarantor Joinder Agreements, if any, comply with this Agreement and an opinion of counsel to the effect that such Guarantor Joinder Agreement (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Holdings.

(d) The Successor Holdings shall succeed to, and be substituted for Holdings, as the case may be, under this Agreement. Notwithstanding clauses (iii) and (iv) of Section 9.8(c):

(i) the Borrower or any Guarantor may consolidate with or merge into (or be consolidated or merged with or into) or transfer all or part of its properties and assets to Holdings; and

(ii) Holdings may merge with an Affiliate of Holdings solely for the purpose of reincorporating Holdings as a European Company (Societas Europaea) or under the laws of the jurisdiction of organization of the United States, any state thereof, the District of Columbia, any member state of the European Union (to the extent not limiting the Guarantee or Collateral provided by Holdings) or any territory thereof or any other jurisdiction reasonably acceptable to the Administrative Agent, so long as the amount of Indebtedness of Holdings and its Restricted Subsidiaries is not increased thereby.

(e) No Guarantor (other than Holdings) shall, and no Borrower shall permit any Guarantor (other than Holdings) to, consolidate or merge with or into (or be consolidated or merged with or into) or wind up into (or be wound up into) (whether or not the Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a European Company (Societas Europaea), corporation, partnership, limited partnership, limited liability company or trust or similar entity organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of any member of the European Union (to the extent not limiting the Guarantee or Collateral provided by such Guarantor), the United States, any state thereof, the District of Columbia, or any territory thereof or jurisdiction of incorporation or formation of such Guarantor (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(ii) the Successor Person, if other than a Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement pursuant to a Guarantor Joinder Agreement;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) if the Successor Person is a Person other than a Guarantor, the Borrower shall or shall cause the Successor Person to have delivered to the Administrative Agent a certificate of an Authorized Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such Guarantor Joinder Agreement, if any, complies with this Agreement; provided, however, that the following shall be permitted:

(A) the transaction is made in compliance with Section 9.5; or

(B) such Guarantor is liquidated and all or substantially all of its assets (if any) are acquired by a Loan Party.

(f) In the case of Section 9.8(e)(i), the Successor Person shall succeed to, and be substituted for, such Guarantor under this Agreement. Notwithstanding anything to the contrary herein, any Guarantor may merge into (or be merged into) or transfer all or part of its properties and assets to another Guarantor or the Borrower.

(g) As a condition to the effectiveness of any transaction described in clauses (a) through (f) of this Section 9.8, the security interests granted to the Collateral Agent for the benefit of the Secured Parties with respect to any Foreign Security shall not have been affected in a manner materially adverse to the interest of the Collateral Agent or the Secured Parties.

(h) Guernsey Holdco will not conduct, transact or otherwise engage in any business or operations, incur Indebtedness or Liens, own or acquire any material assets, dispose of any assets or incur any liabilities (other than liabilities permitted under this paragraph (h), liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement), other than (i) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (ii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (iii) the performance of its obligations under and in connection with the Transactions, (iv) making any Restricted Payment to a Loan Party, (v) the incurrence of Liens in favor of any Loan Party, (vi) making Investments, including any such Investments in existence on the Closing Date (provided that any Investment made by Guernsey Holdco in any Restricted Subsidiary of Holdings shall be pledged to the Administrative Agent for the benefit of the Secured Parties to the extent required hereunder), (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) dispositions of Investments to the extent permitted hereunder; provided that dispositions of Investments in any Restricted Subsidiary of Holdings shall only be made to a Loan Party and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this paragraph.

(i) Neither the Borrower nor any Subsidiary Guarantor shall consummate a Division as the Dividing Person, except that any Subsidiary Guarantor that is a LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time or, with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in a disposition of assets permitted by Section 9.5(a); provided that each Division Successor shall also become a Subsidiary Loan Party to the extent required by and in accordance with Section 8.8.

9.9. Modifications of Certain Documents. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to terminate, amend or modify any Organizational Documents of any Loan Party or Restricted Subsidiary of Holdings (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Certificated Securities as a “security” under Section 8-103 of the UCC other than with the delivery of certificates representing such Certificated Securities to the Collateral Agent within 30 days (or such longer period as the Administrative Agent may agree)) other than any such amendments or modifications that are not adverse in any material respect to the interests of the Lenders.

9.10. Sale Leaseback Transactions. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, enter into any Sale Leaseback Transaction, other than a Permitted Sale Leaseback Transaction.

9.11. Changes in Fiscal Periods. Holdings shall not permit the fiscal year of Holdings to end on a day other than December 31 or change Holdings’ method of determining fiscal quarters; provided, that Holdings shall be permitted to change its fiscal-year end (and make related changes to its fiscal quarters) on one occasion after the Closing Date.

9.12. Negative Pledge Clauses. Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Restricted Subsidiary of Holdings to incur any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement of a Person in effect at the time such Person becomes a Restricted Subsidiary of Holdings; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of Holdings, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of Holdings (or the assets of a Restricted Subsidiary of Holdings) pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary of Holdings that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (f) restrictions and conditions existing on the Closing Date identified on Schedule 9.12 and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect (provided that any such arrangements shall be required to be described on Schedule 9.12 only to the extent that such arrangements exceed $5,000,000), (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Subsidiaries of Holdings that are not Subsidiary Guarantors to the extent such Indebtedness is permitted under Section 9.4; provided that such Indebtedness is only with respect to the assets of Subsidiaries of Holdings that are not Subsidiary Guarantors, (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (i) agreements evidencing or governing Indebtedness permitted under Sections 9.4(a), (b)(ii), (b)(iii), (b)(iv), (b)(v), (b)(vi), (b)(xv), (b)(xvii), (b)(xviii), (b)(xxi), (b)(xxiii), (b)(xxv), (b)(xxvi) and any Refinancing of any such Indebtedness, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of Holdings and its Restricted Subsidiaries.

9.13. Lines of Business. (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to enter into any material business, either directly or through any Restricted Subsidiary of the Borrower, except for Similar Businesses and (b) Holdings shall not engage in any material business or activity, other than (i) maintaining its corporate existence, (ii) participating in tax, accounting and other administrative activities as a member of the group of companies that includes the Borrower and the Borrower’s Subsidiaries, (iii) the performance of obligations under the Loan Documents to which it is a party, (iv) making and receiving Restricted Payments and Investments and engaging in other activities to the extent permitted by this Agreement, (v) establishing and maintaining bank accounts and Intellectual Property rights, (vi) entering into employment agreements and other arrangements with officers and directors, (vii) the performance of its obligations with respect to the Transactions, (viii) any public offering of its common stock or any other issuance or sale of its Equity Interests, (ix) providing indemnification to officers, managers and directors, (x) any activities incidental to compliance with the provisions of the Securities Act and the Securities Exchange Act and, in each case, any rules and regulations promulgated thereunder, and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders, (xi) activities required to comply with any Requirement of Law, (xii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (xiii) in connection with, and following the completion of, a public offering, activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings’ (or its direct or indirect parent’s) common stock and the continued existence of Holdings (or its direct or indirect parent) as a public company, (xiv) performance of its obligations under any management agreement with any Investor, (xv) guarantees of ordinary course obligations incurred by any of its Restricted Subsidiaries and (xv) any activities incidental to the foregoing.

SECTION 10.

GUARANTEE

10.1. The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders, (ii) the Incremental Loans made by the Incremental Lenders (iii) the Other Loans made by the applicable Lenders and (iv) the Notes held by each Lender and (2) all other Obligations from time to time owing to the Secured Parties (such obligations being herein called the “Guaranteed Obligations”); provided that subject to the limitations set forth in Section 10.7, with respect to the Borrower or any Co-Borrower in its capacity as a Guarantor hereunder, this Guarantee shall apply to all Guaranteed Obligations. Each Guarantor hereby jointly and severally agrees that, if the Guaranteed Obligations shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

10.2. Obligations Unconditional. The obligations of the Guarantors under Section 10.1, respectively, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Lender or the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 10.8, or otherwise.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, any defenses it may now or hereafter acquire in any way relating to any law, regulation, decree or order of any jurisdiction, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee made under this Section 10 (this “Guarantee”) or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower, any other Loan Party or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

10.3. Reinstatement. The obligations of the Guarantors under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

10.4. No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation, right of contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

10.5. Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 10.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 11 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1.

10.6. Continuing Guarantee. The Guarantee made by the Guarantors in this Section 10 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

10.7. General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, examinership, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10.9) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. This Guaranty shall not apply to any liability of an Irish Subsidiary Guarantor to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act 2014.

10.8. Release of Guarantors and Pledges. A Subsidiary Guarantor shall be automatically released from its obligations hereunder and all Liens granted by such Subsidiary Guarantor shall be automatically released in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party or such Subsidiary Guarantor shall be liquidated in a transaction permitted by Section 9. Upon written notice of the Borrower to the Administrative Agent, if, except pursuant to a transaction not permitted by this Agreement, a Subsidiary Guarantor becomes a Non-Guarantor Subsidiary, such Subsidiary shall be automatically released from its obligations hereunder and all Liens granted by such Subsidiary Guarantor shall be automatically released. Upon written notice of the Borrower to the Administrative Agent, if, except pursuant to a transaction not permitted by this Agreement, (i) any Guarantor becomes a Non-Guarantor Subsidiary, then the Equity Interests of such Guarantor shall be automatically released from the security interests created by the Loan Documents to the extent such Equity Interests constitute Excluded Assets or (ii) any Restricted Subsidiary of Top U.S. Corporate Holdco that is a CFC or a CFC Holdco ceases to be directly owned by a Loan Party, then the Equity Interests of such Subsidiary shall be automatically released from any security interests created by the Loan Documents. Notwithstanding anything herein to the contrary, (x) no Subsidiary Guarantor shall be automatically released from its obligations hereunder and (y) neither the Liens granted by such Subsidiary Guarantor nor the pledge of Equity Interests in such Subsidiary Guarantor shall be automatically released, in each case, upon such Subsidiary Guarantor becoming an Excluded Subsidiary solely pursuant to clause (i) of the definition thereof, unless such Subsidiary Guarantor so becomes an Excluded Subsidiary as a result of a joint venture or other strategic transaction, in each case, entered into for a bona fide business purpose and not entered into primarily to obtain the release specified herein. In connection with any such release of a Guarantor or security interest, the Administrative Agent shall execute and deliver to such Guarantor, at such Guarantor’s expense, all UCC termination statements and other documents that such Guarantor shall reasonably request to evidence such release.

10.9. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.4. The provisions of this Section 10.9 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

10.10. Specific Limitations for Luxembourg Guarantor.

(a) Notwithstanding any other provision to the contrary in this Agreement, the guarantee granted by any Luxembourg Guarantor under this Section 10 (Guarantee) for the obligations of any Loan Party or third party security exposure of any Luxembourg Guarantor for obligations of a Loan Party that is not a direct or indirect subsidiary of such Luxembourg Guarantor or any similar guarantee and security exposure obligations of such Luxembourg Guarantor arising under or in connection with any other Finance Documents and the Senior Notes Documents (collectively the “Debt Documents”), be limited at any time to an aggregate amount not exceeding the higher of:

(i) ninety five percent (95%) of such Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts, as amended (the “2002 Law”)) and as implemented by the Grand-Ducal regulation dated 18 December 2015 setting out the form and the content of the presentation of the balance sheet and profit and loss account (the “Regulation”) determined as at the date on which the guarantee is called or a security interest is enforced, increased by the amount of any Intra-Group Liabilities; and

(ii) ninety five percent (95%) of such Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in article 34 of the 2002 Law) determined as at the date of this Agreement, increased by the amount of any Intra-Group Liabilities.

(b) For the purposes of determining the amount of the own funds (capitaux propres) under this Section 10.10 (and by derogation of the rules contained in the 2002 Law and the Regulation), the assets of the Luxembourg Loan Party will be valued at their market value rather than their book value.

(c) For the purpose of this Section 10.10, “Intra-Group Liabilities” shall mean any amounts owed by the Luxembourg Guarantor to any other Loan Party and that have not been financed (directly or indirectly) by a borrowing under the Debt Documents.

(d) In addition, the above limitation shall not apply to (i) any amounts (if any) borrowed directly or indirectly by or made available by whatever means to that Luxembourg Guarantor or any of its direct or indirect subsidiaries under or in connection with the Debt Documents and (ii) any amounts borrowed under or in connection with the Debt Documents and on-lent to the Luxembourg Guarantor or any of its direct or indirect subsidiaries (in any form whatsoever).

SECTION 11.

EVENTS OF DEFAULT

11.1. Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by Holdings or its Restricted Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representation or warranty is already qualified by materiality, in which case such representation or warranty shall prove to have been inaccurate in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date (except where such representation or warranty is already qualified by materiality, in which case such representation or warranty shall prove to have been inaccurate in any respect)), and, in each case, such inaccuracy (to the extent capable of remedy) shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 8.4(a) (with respect to Holdings and the Borrower only), Section 8.7(a) or Section 9; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 11.1), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) Holdings or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, Holdings or any of its Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity;

provided that a default, event or condition described in clause (i), (ii) or (iii) of this Section 11.1(e) shall not at any time constitute an Event of Default (A) unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 11.1(e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds the Threshold Amount, (B) in the case of any Indebtedness if the sole remedy or option of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares, (C) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected, or (D) the applicable failure has been remedied or waived by the holders of the applicable Indebtedness; provided further, that clause (iii) of this Section 11.1(e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; provided further, that notwithstanding the foregoing, no such default or other event or condition described in clauses (i), (ii) or (iii) of this Section 11.1(e) in respect of the First Lien Documents and other Indebtedness secured on a senior basis to the Obligations (other than any default in making any payment of principal of any such Indebtedness on the final maturity date thereof) shall constitute an Event of Default under this clause (e) until the acceleration of the Indebtedness under the First Lien Loan Documents or relevant agreement evidencing such Indebtedness, as applicable, due to such default or other event or condition; or

(f) (i) Holdings, the Borrower or any Significant Restricted Subsidiary, shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, examinership, insolvency, reorganization or relief of debtors or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, examiner, receiver-manager, trustee, custodian, conservator, monitor or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any Significant Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any Significant Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Holdings, the Borrower or any Significant Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Holdings, the Borrower or any Significant Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any Significant Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan, (ii) any Single Employer Plan has failed to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of Holdings, the Borrower, any Restricted Subsidiary, or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings, the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity shall incur liability in connection with a withdrawal from (including under Section 4062(e) of ERISA), or the Insolvency of, a Single Employer Plan or a Multiemployer Plan, (vi) a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (vii) any contribution or payment required to be made with respect to a Single Employer Plan, Multiemployer Plan or Non-U.S. Plan has not been timely made or (viii) a Single Employer Plan has an Unfunded Pension Liability; and in each case in clauses (i) through (viii)) above, such event or condition, together with all other such events or conditions, if any, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against Holdings or any of its Restricted Subsidiaries involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent) in excess of the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i) any material Security Document shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party shall so assert in writing, or any Lien created by any such Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (x) any such loss of perfection or priority results solely from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under any Security Document or from the failure of the Administrative Agent to file UCC continuation statements (or similar statements or filings in other jurisdictions) and (y) the Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority; or

(j) any material Guarantee of any Guarantor contained in Section 10 shall cease, for any reason, to be in full force and effect, other than as provided for in Section 10.8, or any Loan Party or any Affiliate of any such Loan Party shall so assert; or

(k) a Change of Control shall occur.

11.2. Action in Event of Default. Upon any Event of Default specified in Section 11.1(f) in respect of the commencement of any case, proceeding or other action under the laws of the United States, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable and, if any other Event of Default under Section 11.1 occurs, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (ii) the Administrative Agent, in its capacity as Collateral Agent, may enforce all Liens and security interests created pursuant to the Security Documents. Except as expressly provided above in this Section 11.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

11.3. [Reserved].

11.4. Application of Proceeds. Subject to the Closing Date Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of the proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 11.2, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral, and all other amounts received on account of the Obligations), in the following order:

(a) First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith (including, without limitation, all reasonable costs and expenses of every kind incurred in connection with any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including, without limitation, Section 9-615(a)(3) of the UCC)), and all amounts for which Administrative Agent and Collateral Agent are entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent and the Collateral Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent or the Collateral Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b) Second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including reasonable fees and disbursement of counsel payable under Section 13.1 and amounts payable under Section 2.11 and Section 5.5) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

(c) Third, to the payment of that portion of the Obligations constituting fees and indemnities (other than principal and interest) payable to the Lenders (including reasonable fees and disbursement of counsel payable under Section 13.1 and amounts payable under Section 2.11 and Section 5.5), ratably among them in proportion to the amounts described in this clause (c) payable to them;

(d) [Reserved];

(e) Fourth, to the payment of that portion of all Obligations constituting accrued and unpaid interest and fees on the Loans and Commitments, ratably among the Secured Parties in proportion to the respective amounts described in this clause (e) payable to them;

(f) Fifth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause (f) held by them;

(g) Sixth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(h) Seventh, any balance of such proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds and the Commitments shall have been terminated, be paid, subject to the Closing Date Intercreditor Agreement (to the extent in effect) over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 12.

ADMINISTRATIVE AGENT

12.1. Appointment; Nature of Duties. The Lenders hereby irrevocably designate and appoint Nomura Corporate Funding Americas, LLC as Administrative Agent (for purposes of this Section 12, Section 11.4 and Section 13, the term “Administrative Agent” also shall include Nomura Corporate Funding Americas, LLC in its capacity as Collateral Agent pursuant to the Security Documents, along with one or more Affiliates or branches, if applicable under the relevant Security Documents) to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees, affiliates or Related Persons. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 12.1 and of Section 12.6 shall apply to any of the Affiliates or Related Persons of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities of the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 12.1 and of Section 12.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (a) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (b) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) may be modified or amended with the consent of the Administrative Agent (and without the consent of such sub-agent), and (c) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. Notwithstanding anything to the contrary in this Agreement, the Lead Arranger shall not have any other powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. The provisions of this Section 12 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower, Holdings nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

12.2. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, Holdings or any of the Affiliates of the Borrower or of Holdings that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2 and 13.12) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Restricted Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or Restricted Affiliated Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender or Restricted Affiliated Lender.

12.3. Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, or any other Lender, or any of their Related Persons, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.4. Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

12.5. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or Holdings), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.6. Indemnification. To the extent the Administrative Agent (or any Affiliate or Related Person thereof) is required to be reimbursed or indemnified by the Borrower and has not been reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), including without limitation in its capacity as Collateral Agent under the Loan Documents, in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.7. The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a Similar Business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.8. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.9. Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder or under the other Loan Documents at any time by giving fifteen (15) Business Days’ prior written notice to the Lenders and the Borrower. Upon such resignation of the Administrative Agent pursuant to this Section 12.9, all duties and obligations of the Administrative Agent under this Agreement and any other Loan Document shall be discharged. Upon the giving of such notice of resignation by the Administrative Agent pursuant to this Section 12.9(a) and until a successor Administrative Agent shall have been appointed pursuant to this Section 12.9, all communications or notices to any Lender required to be given pursuant to this Agreement or any other Loan Document shall be sent to each Lender individually. Such resignation shall take effect pursuant to clauses (b), (c), (d) and (e) below or as otherwise provided below; provided that, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if a Significant Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if a Significant Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the date that is twenty (20) Business Days after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.9, the successor Administrative Agent shall become vested with all powers, rights, privileges and duties as the Administrative Agent who has resigned in accordance with this Section 12.9.

(f) Upon a resignation of the Administrative Agent pursuant to this Section 12.9, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10. Collateral Matters.

(a) Each Secured Party authorizes and directs the Collateral Agent to enter into the Security Documents, the Closing Date Intercreditor Agreement, and any other Intercreditor Agreement, intercreditor arrangements or collateral trust arrangements contemplated by this Agreement on behalf of and for the benefit of the Lenders and the other Secured Parties named therein and agrees to be bound by the terms of each Security Document, the Closing Date Intercreditor Agreement and any other Intercreditor Agreement and other agreements or documents. Each Lender hereby agrees, and each holder of any Note and each other Secured Party by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to create, perfect or maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Secured Parties hereby authorize the Collateral Agent, at its option and in its discretion, to subordinate or release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction in full of all of the Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.5, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12), (iv) constituting an Excluded Asset or (v) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Secured Parties or to any other Person to assure that the Collateral exists or is owned by any Secured Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) The Administrative Agent and the Collateral Agent shall be authorized, without the consent of any Secured Party, to enter into or execute the Security Documents on or prior to the Closing Date, and, from time to time, to execute or to enter into amendments of, and amendments and restatements of, the Security Documents, any Intercreditor Agreement and any additional and replacement Intercreditor Agreements in each case in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to or pari passu with or senior to the Obligations, that are, in each case, incurred in accordance with Section 9, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens.

(e) Subject to Section 13.12, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or Disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.12) have otherwise consented or (ii) release any Guarantor from the Guarantee pursuant to Section 10.8 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.12) have otherwise consented.

(f) [Reserved].

(g) Each Secured Party hereby authorizes the Collateral Agent (whether or not by or through employees or agents) to (i) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the Security Documents together with such powers and discretions as are reasonably incidental thereto and (ii) take such action on its behalf as may from time to time be authorized under or in accordance with the Security Documents. At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney for the purposes of executing any agreements or document or otherwise acting on their behalf.

(h) [Reserved].

(i) Each Secured Party hereby ratifies and approves all acts and declarations previously done by the Collateral Agent (or representative acting for and on its behalf) on such Secured Party’s behalf (including, but not limited to, for the avoidance of doubt, the declarations made by the Collateral Agent as representative without power of attorney in relation to the creation of any pledge on behalf and for the benefit of any Secured Party as future pledgee or otherwise).

(j) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee or take any other action under any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(k) [Reserved].

(l) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(m) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) have been paid indefeasibly in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if, after such release, any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(n) In each case as specified in this Section 12.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under any Security Document or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 12.10.

12.11. Covenant to Pay the Collateral Agent. Notwithstanding any other provision of this Agreement, each Loan Party shall, by way of an independent payment obligation, pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party owing from time to time to each of the Secured Parties under each of the Loan Documents or otherwise in respect of the Obligations (the “Principal Debt Obligation”) as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount (the “Parallel Debt Obligation”).

12.12. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only to the extent permitted hereunder and in accordance with such specific request.

12.13. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days of demand therefor, all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all related losses, claims, liabilities and expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred by or asserted against the Administrative Agent. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

12.14. Intercreditor Agreement. The Administrative Agent is authorized to enter into each Intercreditor Agreement (including the Closing Date Intercreditor Agreement) or any other intercreditor agreement contemplated hereunder (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 9.3(b) and 9.4 of this Agreement (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (if entered into) will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent to enter into each Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 9.3(b) and 9.4 of this Agreement (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

12.15. Administrative Agent May File Proofs of Claim; Credit Bidding.

(a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 12.6 and 13.1) allowed in such judicial proceeding;

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(iii) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 11.4.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding; and

(c) The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in any applicable Security Document) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 13.12 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.16. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, or the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 13.

MISCELLANEOUS

13.1. Payment of Expenses, etc. The Borrower hereby agrees to: (i) subject to the limitations set forth in the Commitment Letter (to the extent they are applicable), pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent and the Lead Arranger (limited in respect of legal costs and expenses to the reasonable fees and disbursements of a single counsel selected by the Administrative Agent and of a single local and special counsel to the Administrative Agent, the Collateral Agent and Lead Arranger in each relevant jurisdiction) (and, in the case of an actual or perceived conflict of interest, a single additional counsel in each relevant jurisdiction to the affected parties, taken as a whole) in connection with the syndication of the Facilities or preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver, modification, maintenance or protection of any security interest or consent relating hereto or thereto and enforcement or protection of rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 13.1, of the Administrative Agent, the Lead Arranger and their respective Affiliates in connection with its or their syndication efforts with respect to this Agreement and, after the occurrence and during the continuance of an Event of Default, of the Administrative Agent, the Collateral Agent and each of the other Lenders in connection with the enforcement of this Agreement, any Loans issued hereunder, and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited in respect of legal costs and expenses to, in each case, the reasonable out-of-pocket costs and expenses of one special counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, for the group of Lenders (and, solely in the case of any actual or potential conflict of interest as determined by the affected Lender, one additional counsel for the affected parties, taken as a whole)); and (ii) pay and hold the Administrative Agent, the Collateral Agent, the Lead Arranger and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Collateral Agent, the Lead Arranger, each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Collateral Agent or such Lender) to pay such taxes. The Borrower hereby agrees to indemnify the Lead Arranger, the Administrative Agent, the Collateral Agent, each Lender and each of their respective Related Persons (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims (including any claims brought against any Indemnified Person by a third party, a Loan Party, any Affiliate or equity holder of a Loan Party or any director or officer or creditor thereof), actions, judgments, suits, investigations, costs, expenses and disbursements (including any prospective claim, suit, action or investigation) (limited in respect of legal costs and expenses to reasonable and documented out-of-pocket fees for a single firm of counsel for all Indemnified Persons, taken as a whole, and if necessary, one single local and special counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for the affected parties, taken as a whole) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding related to the entering into or performance of this Agreement or any other Loan Document or the proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents or (b) the actual or alleged presence of Materials of Environmental Concern at any Property; the generation, storage, transportation, handling or disposal of Materials of Environmental Concern by Holdings, the

Borrower or any of its Subsidiaries at any location; the non-compliance with or liability under any Environmental Law (including applicable permits thereunder) relating to Holdings, its Subsidiaries or any Property; or any related claim asserted against Holdings, the Borrower any of its Subsidiaries or any Property; provided that no Indemnified Person will be indemnified under this Section 13.1 for (i) any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its controlled Affiliates or controlling Persons and their respective officers, directors, employees, managers or members and in the case of an agent, representative or advisor, such Person acting at the instruction of such Indemnified Person, a material breach under this Agreement or any other Loan Document by any such Persons or disputes between and among Indemnified Persons (other than disputes against the Lead Arranger, the Administrative Agent or the Collateral Agent in such capacity or involving any act or omission by Holdings or any of its Affiliates), (ii) any settlement entered into by such Person without the Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s consent, or if there is a judgment against an Indemnified Person in any such claim, investigation, litigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person in the manner set forth above, (iii) without limiting any other provision of this Agreement (including Section 5.5), any Taxes, other than any Taxes that represent losses or damages arising from any non-Tax claim and (iv) any increased costs, compensation or net payments incurred by or owed to any Indemnified Person that are provided for in Section 2.11. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For clarity, the term “Administrative Agent” as used in this Section 13.1 shall include the Administrative Agent acting in its capacity as Collateral Agent under the Loan Documents.

To the full extent permitted by applicable law, each Loan Party, Subsidiary and Indemnified Person shall not assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. Each Loan Party, Subsidiary and Indemnified Person shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such party results from such party’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

This Section 13.1 shall not apply in respect of the matters addressed in Sections 2.11, and 5.5, which shall be the sole remedy in respect of matters addressed in such sections.

13.2. Right of Setoff.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender (or any Affiliate of such Lender) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (or any Affiliate of such Lender) (including, without limitation, by branches and agencies of the Administrative Agent or such Lender (or any Affiliate of such Lender) wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.4, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 13.2 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Holdings, the Borrower or any Subsidiary thereof (as to which the provisions of this Section 13.2 shall apply).

(b) Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

13.3. Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or overnight courier) and mailed, telefaxed or delivered: if to any Loan Party, at the address specified opposite its signature below or in the other relevant Loan Documents; if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in an Administrative Questionnaire substantially in the form of Exhibit O (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower or Holdings); and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telefaxed or sent by overnight courier, be effective when deposited in the mails or overnight courier, as the case may be, or sent by telefax, except that notices and communications to the Administrative Agent and the Borrower (or Holdings, as applicable) shall not be effective until received by the Administrative Agent or the Borrower (or Holdings, as applicable), as the case may be.

(b) (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any electronic communications are provided “as is” and “as available.” Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the electronic communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the electronic communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives in connection with the Platform or the electronic communications. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Loan Documents, Finance Documents or other documentation, information or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent caused by the willful misconduct or gross negligence of the Agent Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iv) Each Loan Party, each Lender and each other party thereto agrees that Administrative Agent may, but shall not be obligated to, store any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or Lenders by means of electronic communications pursuant to this Section 13 on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Each of Holdings, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each “public-side” Lender agrees to cause at least one individual at or on behalf of such “public-side” Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such “public-side” Lender or its delegate, in accordance with such “public-side” Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to documentation and information that are not made available through the “public-lender information” portion of the Platform and that may contain material non-public information with respect to the Borrower, Holdings or its securities for purposes of United States federal or state securities laws. In the event that any “public-side” Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such “public-side” Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such “public-side” Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

(d) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Notices of Borrowing purportedly given by or on behalf of Holdings or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

13.4. Benefit of Agreement; Assignments; Participations.

(a) (i) Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (subject to Section 13.27(b)) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (b) of this Section and, to the extent expressly contemplated hereby, the Related Persons of each of the Administrative Agent, the Collateral Agent, the Lead Arranger and the other Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent pursuant to clauses (A) and (C)(x) below not to be unreasonably withheld or delayed) of:

(A) in the case of any Lender, with respect to an assignment of any Loan or any Commitment, the Borrower; provided that such consent shall be deemed to have been given if the Borrower has not responded within ten (10) Business Days after notice by the Administrative Agent or the respective assigning Lender; provided further that no such consent of the Borrower shall be required (x) for assignments to a Lender, an Affiliate of a Lender, or an Approved Fund or (y) if a Significant Event of Default has occurred and is continuing; and

(B) in the case of any Lender, except, with respect to an assignment of any Loan or any Commitment to a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent.

(ii) Assignment Conditions. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and the Borrower otherwise consent; provided that the conditions in this clause (A) shall not be applicable to transfers by the Administrative Agent pursuant to Section 12.15(e)(iii);

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that the conditions in this clause (B) shall not be applicable to transfers by the Administrative Agent pursuant to Section 12.15(e)(iii); and

(C) the Assignee, if it is not already a Lender hereunder, shall deliver to the Administrative Agent an administrative questionnaire and any applicable IRS forms described in Section 5.5(b) (including the Non-Bank Certificate, as applicable) and any documentation described in Section 5.5(c) or (d) (if applicable), and all other documents requested by the Administrative Agent pursuant to “know your customer” laws and anti-money laundering rules and regulations.

This Section 13.4(a) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Assignments to Permitted Eligible Assignees. Each Lender acknowledges that each Permitted Eligible Assignee is an Eligible Assignee hereunder and may purchase or acquire Loans hereunder from Lenders from time to time pursuant to (x) Dutch Auctions open to all Lenders of one or more Classes on a pro rata basis, subject to the limitations set forth in the definition of “Dutch Auction” or (y) open market purchases, in each case, in accordance with the terms of this Agreement (including this Section 13.4), subject to the restrictions set forth in the definitions of “Eligible Assignee” and the following further limitations:

(A) each Permitted Eligible Assignee agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Eligible Assignee be permitted to exercise any voting rights or other privileges with respect to any Loans and any Loans that are assigned to such Permitted Eligible Assignee shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Eligible Assignee shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Eligible Assignee shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including this Section 13.4);

(B) at the time any Permitted Eligible Assignee is making purchases of Loans pursuant to a Dutch Auction or open market purchase it shall enter into an Assignment and Assumption;

(C) immediately upon the effectiveness of each Auction Purchase or other acquisition of Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase or other acquisition, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrower and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrower and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven;

(D) at the time of such Purchase Notice and Auction Purchase or open market purchase, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(E) in connection with each Auction Purchase or open market purchase, such Auction Purchase or open market purchase is not funded with the proceeds of Revolving Loans (as defined in the First Lien Credit Agreement).

Notwithstanding anything to the contrary herein, this Section 13.4(a)(iii) shall supersede any provisions in Sections 2.8 and 13.6 to the contrary.

(iv) Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans to an Affiliated Lender (including Affiliated Investment Funds) through (1) Dutch Auctions open to all Lenders of one or more Classes on a pro rata basis, subject to the limitations set forth in the definition of “Dutch Auction” or (2) open market purchases, in each case in accordance with the terms of this Agreement (including this Section 13.4), subject to the restrictions set forth in the definitions of “Eligible Assignee” and the following further limitations:

(A) notwithstanding anything in Section 13.12 or the definition of “Required Lenders” to the contrary, (x) for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 13.12), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.14, voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Restricted Affiliated Lender disproportionately in its capacity as a Lender in any material respect as compared to other Lenders, Loans held by Restricted Affiliated Lenders will be disregarded and (y) Affiliated Investment Funds may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders;

(B) Restricted Affiliated Lenders shall not receive (x) information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings or conference calls attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2 and (y) advice of counsel to the Lenders or the Administrative Agent or challenge the attorney-client privilege afforded to such Persons;

(C) and shall not make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent;

(D) any Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to Holdings (whether through any of its direct or indirect parent entities or otherwise) and exchanged for Indebtedness or Capital Stock of Holdings (or any of its direct or indirect parent entities); provided that any such Loans so contributed to Holdings shall be immediately Cancelled;

(E) the aggregate principal amount of all Loans which may be purchased by Restricted Affiliated Lenders through Dutch Auctions or assigned to the Restricted Affiliated Lenders through open market purchases shall in no event exceed, as calculated at the time of the consummation of any aforementioned Purchases or assignments, 25% of the aggregate principal amount of the Loans then outstanding; and

(F) no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom.

In connection with any assignment to or by an Affiliated Lender, such Affiliated Lender shall identify itself in the applicable Assignment and Assumption as a Restricted Affiliated Lender or an Affiliated Investment Fund, as applicable.

Notwithstanding anything to the contrary herein, this Section 13.4(a)(iv) shall supersede any provisions in Sections 2.8 and 13.6 to the contrary.

(v) Novation. Subject to Section 13.4(a)(vi) and the acceptance and recording thereof pursuant to Section 13.4(a)(vii) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 5.5 and 13.1). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of this Section 13.4.

(vi) Each Lender and the Luxembourg Loan Parties hereby expressly reserve and agree to the preservation of (or any action to preserve) the Guarantee in case of assignment, novation, amendment or any other transfer of any Lender’s rights and obligations under this Agreement in accordance with any applicable law, including, in respect of Luxembourg law, the provisions of article 1278 of the Luxembourg Civil Code.

(vii) Acceptance and Register. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consents to such assignment required by this Section 13.4, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in respect of Commitments or Loans to one or more banks or other entities (other than a natural person, a Defaulting Lender, any of the Sponsors (or their respective Affiliates), Holdings, the Borrower and their Subsidiaries or a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations with respect thereto; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) each Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.6 without regard to the existence of any participation. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender pursuant to Section 13.12(a) and (2) directly affects such Participant. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) The Borrower agrees that (x) each Participant shall be entitled to the benefits of Section 2.11 (subject to the requirements of that section) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.4(a) and (y) each Participant shall be entitled to the benefits of Section 5.5 and subject to the requirements and limitations of Section 5.5 to the same extent as if it were a Lender that had acquired its interest by assignment pursuant to Section 13.4(a) (and for the purposes of the definitions of Excluded Taxes, Indemnified Taxes and Taxes, such Participant shall be treated as if it were a Lender), it being understood that any forms required to be delivered pursuant to Section 5.5(b), (c), or (d) shall be delivered to the participating Lender; provided that such Participant agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it had acquired its interest by assignment pursuant to Section 13.4(a). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14 with respect to any Participant. Notwithstanding the foregoing, no Participant shall be entitled to receive any greater payment under Section 2.11 or 5.5 than the applicable participating Lender would have been entitled to receive in respect of the amount of the participation transferred by such participating Lender to such Participant had no such participation occurred, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.2.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 13.4.

(f) Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

Notwithstanding the foregoing provisions of this Section 13.4 or any other provision of this Agreement, if the Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to the Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Section 13.4. Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans, and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans, and Commitments shall be effected by the provisions otherwise set forth herein.

For the avoidance of doubt, none of the Holdings, the Borrower, the Sponsors or any of their respective affiliates shall be required under this Section 13.4 to make any representation as to such entity’s possession of “material non-public information” or similar information in connection with any purchase or sale of Loans.

13.5. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower or any other Loan Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.6. Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata (or in accordance with Section 11.4, as applicable) based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.6(a) and (b) shall be subject to the express provisions of this Agreement which (i) require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit disproportionate payments with respect to the Loans as, and to the extent, expressly provided herein.

(d) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each Lender hereunder (and interest accrued thereon), and (ii) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

13.7. Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions in this Section 13.7 applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

13.8. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY THEREOF IN ANY WAY RELATING TO THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, HOLDINGS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) IN ANY COURT REFERRED TO IN CLAUSE (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY BUT EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(d) IN ADDITION TO THE FOREGOING, EACH NON-U.S. LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE BORROWER (THE “PROCESS AGENT”) WITH AN OFFICE ON THE CLOSING DATE AT 2000-2100 SEAPORT BLVD., REDWOOD CITY, CA 94063, AS ITS AGENT TO RECEIVE ON BEHALF OF SUCH NON-U.S. LOAN PARTY AND ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS

WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH NON-U.S. LOAN PARTY IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND SUCH NON-U.S. LOAN PARTY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH NON-U.S. LOAN PARTY COVENANTS AND AGREES THAT IT SHALL TAKE ANY AND ALL REASONABLE ACTION, INCLUDING THE EXECUTION AND FILING OF ANY AND ALL DOCUMENTS, THAT MAY BE NECESSARY TO CONTINUE THE DESIGNATION OF THE PROCESS AGENT ABOVE IN FULL FORCE AND EFFECT, AND TO CAUSE THE PROCESS AGENT TO CONTINUE TO ACT AS SUCH.

13.9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

13.10. Effectiveness. This Agreement became effective on the Closing Date.

13.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver; etc.

(a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of Holdings may be released from, the Guarantee and the Security Documents without the consent of the Required Lenders or all of the Lenders, as set forth below, in accordance with the provisions hereof and thereof that otherwise permit such release) (with a copy of all amendments provided to the Administrative Agent); provided that no such change, waiver, discharge or termination shall, without the consent of each Lender adversely affected thereby (other than, except with respect to following clause (i), a Defaulting Lender) (i)(x) extend the final scheduled maturity of any Loan or Note or (y) reduce the rate or extend the time of payment of interest, premium or Fees thereon or of any scheduled repayment of the Loans (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.5(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)) or of any scheduled repayment of the Loans, (ii) release all or substantially all of the Collateral or Guarantors under all the Security Documents or this Agreement, respectively, (iii) amend, modify or waive the pro rata requirement provisions of Section 13.6 and any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans on the Closing Date), (iv) reduce the “majority” voting threshold specified in the definition of “Required Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans are included on the Closing Date) or (v) amend or modify the currency in which any Commitment, Loan or Note is denominated; provided further that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent or (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) [Reserved].

(c) Notwithstanding the provisions of Section 13.12(a) (other than clause (1) of the second proviso in Section 13.12(a)), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (ii) to permit any such additional credit facility that is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Loans, and (iii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) Notwithstanding the provisions of Section 13.12(a), this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.16 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of such Permitted Amendment).

(e) Notwithstanding the provisions of Section 13.12(a) (other than clause (1) of the second proviso in Section 13.12(a)), this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.15 in connection with any Incremental Amendment and any related increase in or new Commitments or Loans, with the consent of the Borrower, the Administrative Agent (in its respective capacities as both administrative agent and collateral agent) and the Incremental Lenders providing such increased or new Commitments or Loans (in each case, such consent not to be unreasonably withheld or delayed). If any Incremental Loans are intended to have rights to share in the Collateral (either on a pari passu basis or on a second lien, subordinated basis to the Obligations), then the Administrative Agent may enter into an Intercreditor Agreement (or amend, supplement or modify any existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Loans or Incremental Commitments.

(f) Notwithstanding the provisions of Section 13.12(a), this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.18 in connection with any Refinancing Amendment and the Lenders providing the Other Loans. In addition, the Administrative Agent may enter into an Intercreditor Agreement (or amend, supplement or modify and existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any Other Loans.

(g) [Reserved].

(h) Notwithstanding anything to the contrary contained in this Section 13.12, (x) Guarantor Joinder Agreements, Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and such documents and this Agreement may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if (A), the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Security Documents) or (B) the Borrower and the Administrative Agent have agreed to add any terms or conditions for the benefit of the Lenders (or any Class thereof), then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents.

(i) Notwithstanding the provisions of Section 13.12(a), the Administrative Agent may amend an Intercreditor Agreement (or enter into a replacement thereof), Additional Security Documents or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (i) any Indebtedness permitted under Section 2.15 or 9.2 to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a senior basis with the Obligations (ii) any Indebtedness permitted under Section 2.15 or 9.2 to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis with the Obligations and (iii) any Indebtedness permitted under Section 2.15 or 9.2 to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a junior lien, subordinated basis to the Obligations and the obligations in respect of any Indebtedness described in clause (a) above; provided that no such Additional Security Document or replacement Security Document (including any collateral trust agreement) shall adversely affect the priority of the security interests securing the Obligations or otherwise materially and adversely affect the interests of the Secured Parties.

(j) Notwithstanding anything to the contrary in this Section 13.12:

(i) In connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Lender that is (x) a Regulated Bank or (y) an initial Lender in respect of the Initial Loans on the Closing Date) or any of Affiliate of such Lender with which such Lender is acting in concert (other than Affiliates that (I) make independent investment decisions, (II) have customary information screens in place (that apply to the Borrower), and (III) have investment policies that are not directed by, and whose investment decisions are not influenced by, the holder or a common Affiliate acting in concert with the holder) that, as a result of such Lender’s or any of its Affiliates’ interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position that is at least 5% short with respect to the Loans or Commitments (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion) have no right to vote any of its Loans and shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

(ii) In connection with any such determination, each Lender (other than any Lender that is (x) a Regulated Bank or (y) an initial Lender in respect of the Initial Loans on the Closing Date) that votes in connection with any such amendment or waiver, otherwise acts on any such matter or makes such direction shall be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender, in each case, unless such Lender shall have notified the Borrower and the Administrative Agent prior to taking such action that it constitutes a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). The Administrative Agent (and its sub-agents) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, any other Lender’s compliance with the provisions hereof relating to Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent (and its sub-agents), in such capacity and not in its capacity as a Lender, if applicable, shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Assignee or Participant is a Net Short Lender.

(iii) For purposes of determining whether a Lender (other than any Lender that is (x) a Regulated Bank or (y) an initial Lender in respect of the Initial Loans on the Closing Date) has a “net short position” on any date of determination: (A) derivative contracts with respect to the Loans and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (B) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (C) derivative contracts in respect of an index that includes any of the Borrower or any other Loan Party or any instrument issued or guaranteed by the Borrower or any other Loan Party shall not be deemed to create a short position with respect to the Loans, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and the other Loan Parties and any instrument issued or guaranteed by any of the Borrower or any other Loan Party, collectively, shall represent less than 15% of the components of such index, (D) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans would be a “Deliverable Obligation” under the terms of such derivative transaction, or (z) any of the Borrower or any other Loan Party (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (E) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans, or as to the credit quality of any of the Borrower or any other Loan Party other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and the other Loan Parties and any instrument issued or guaranteed by any of the Borrower or any other Loan Party, collectively, shall represent less than 15% of the components of such index.

13.13. Survival. All indemnities set forth herein including, without limitation, in Sections 2.11, 5.5, 12.6 and 13.1 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.11 or 5.5 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guideline or order, or in the official interpretation thereof, after the date of the respective transfer).

13.15. Register. The Borrower hereby designates the Administrative Agent to serve as its non-fiduciary agent (and such agency being solely to the extent required for tax purposes), solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record from time to time the name and address of each Lender, the Commitments, the principal amounts (and related interest amounts) of the Loans and any other obligations under the Loan Documents, and the amounts of stated interest due thereon, owing to each Lender pursuant the terms hereof and any Note. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans or other obligations under the Loan Documents. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loans and any other obligations under the Loan Documents owing to such Lender shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments, Loans or other obligations under the Loan Documents shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 13.4. The entries in the Register shall be conclusive (absent manifest error) and upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower, as to entries pertaining to it, and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assignee or transferee Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 to the same extent that the Administrative Agent is otherwise indemnified pursuant to Section 13.1 or Section 12.6.

13.16. Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.16, each Lender, the Administrative Agent and the Collateral Agent (each, a “Lender Party”) agrees that it will not disclose without the prior consent of Holdings (other than to its employees, auditors, advisors, agents, representatives or counsel or to another Lender Party if such Lender Party or such Lender Party’s holding or parent company or other affiliate (other than affiliates that are engaged primarily as private equity investors, in each case solely to the extent that any such information that is published, disclosed or otherwise divulged to such affiliate is done so on a “need to know” basis solely in connection with the transactions contemplated by this Agreement and any such affiliate is informed of the confidential nature of such information and is or has been advised of their obligation to keep information of this type confidential) in its sole discretion determines that any such party should have access to such information; provided that such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender Party) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document; provided that any Lender Party may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender Party, (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender Party or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (iv) to the Administrative Agent or the Collateral Agent, (v) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 or substantially similar terms, (vi) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16 or substantially similar terms, (vii) to any rating agency when required by it or the CUSIP Service Bureau or any similar agency in connection with the issuance or monitoring of CUSIP numbers or other market identifiers with respect to the credit provided hereunder; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from the Administrative Agent or any Lender, (viii) in connection with the exercise of any remedies hereunder or under any other Loan Document, (ix) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents and (x) to the extent such information becomes available to any Lender Party, or any Affiliates or any Related Persons of such Lender Parties, on a non-confidential basis from a source other than the Borrower or its Affiliates, other than by virtue of a breach of any confidentiality obligation owed by such Person to the Borrower or its Affiliates.

(b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender Party may share with any of its affiliates, and such affiliates may share with such Lender Party, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender Party.

(c) Each Lender Party acknowledges that (i) the information with respect to Holdings or any of its Subsidiaries furnished pursuant to this Agreement or any other Loan Document may include material non-public information concerning Holdings or any of its Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

13.17. Patriot Act; Beneficial Ownership Regulation. Each Lender subject to the Patriot Act hereby notifies Holdings and the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Loan Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Loan Parties in accordance with the Patriot Act. The Borrower and Holdings shall, promptly following a request by the Administrative Agent or any Lender (acting through the Administrative Agent), provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

13.18. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.19. [Reserved].

13.20. Luxembourg Matters. In this Agreement as far as it relates to a Luxembourg Loan Party, a reference to (i) a winding-up, administration or dissolution, administration or reorganization, composition includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) (ii) receiver, administrative receiver, administrator includes any commissaire, juge-commissaire, curateur, liquidateur or similar officer, (iii) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements), (iv) a security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security, (v) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés) and (vi) a director or a manager includes a gérant or an administrateur.

13.21. Electronic Execution. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

13.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arranger and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arranger, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.23. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.24. Integration. This Agreement, the other Loan Documents, the provisions of the Commitment Letter that, by its terms, survive the execution of the Loan Documents and the Fee Letter represent the agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any such parties relative to subject matter hereof and thereof not expressly set forth or referred to herein, therein or in the other Loan Documents. It is expressly agreed and confirmed that the provisions of the Commitment Letter that, by its terms, survive the execution of the Loan Documents and the Fee Letter shall survive the execution and delivery of the Loan Documents, the occurrence of the Closing Date and shall continue in effect thereafter in accordance with their terms.

13.25. Financing Statement Authorization. The Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Guarantor, without the signature of any Guarantor, and naming any Guarantor or the Guarantors as debtors and the Collateral Agent as secured party. Each Guarantor authorizes the Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting any security interest granted by such Guarantor under any Loan Document.

13.26. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.27. Co-Borrowers.

(a) Without limiting their obligations as Guarantors, Holdings may, in its sole discretion, in accordance with the provisions of this Section 13.27, designate one or more of its direct or indirect Wholly Owned Restricted Subsidiaries organized in the United States (or another jurisdiction reasonably acceptable to the Administrative Agent) to join this Agreement as co-borrowers under any Facility (each such Wholly Owned Restricted Subsidiary, a “Co-Borrower”) hereunder and under all other Loan Documents, jointly and severally liable with respect to all Obligations as primary obligors and not merely as sureties.

(b) In order to so designate a Co-Borrower, Holdings shall, upon not less than 10 Business Days’ notice from Holdings to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request that any such Wholly Owned Restricted Subsidiary (an “Applicant Borrower”) become a Co-Borrower to receive, or become obligated with respect to, Loans under the applicable Facility by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each applicable Lender) a duly executed notice and agreement in substantially the form of Exhibit P (a “Co-Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming a Co-Borrower hereunder, (i) the obligations with respect to such Applicant Borrower becoming a Co-Borrower set forth in Section 8.8 and this Section 13.27 shall have been satisfied and (ii) for any Applicant Borrower, the Administrative Agent and the applicable Lenders shall have received (x) not more than 5 Business Days after Holdings’ initial notice required above, the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (y) such supporting resolutions, incumbency certificates, opinions of counsel, Security Documents and other documents or information, in form and substance reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Lenders in their reasonable discretion, and Notes signed by such new Co-Borrower to the extent any Lenders so require (the requirements set forth in the foregoing clauses (i) and (ii), the “Co-Borrower Requirements”). If the Co-Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit Q (a “Co-Borrower Notice”) to Holdings and the applicable Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Co-Borrower for purposes hereof, whereupon each of the applicable Lenders agrees to permit such Co-Borrower to receive, or become obligated with respect to, Loans under the applicable Facility, on the terms and conditions set forth herein, and each of the parties agrees that such Co-Borrower otherwise shall be a Borrower for all purposes of this Agreement (and the term “Borrower” shall be deemed to include such Co-Borrower unless the context otherwise requires); provided that no Notice of Borrowing may be submitted by or on behalf of such Co-Borrower until the date five (5) Business Days after such effective date unless the Administrative Agent otherwise consents.

(c) The Obligations of the Borrower and each Co-Borrower shall be joint and several in nature. Each Subsidiary that becomes a Co-Borrower pursuant to this Section 13.27 hereby irrevocably appoints the Borrower as its agent for all purposes relevant to this Agreement, each of the other Loan Documents and all other documents and electronic platforms entered into in connection herewith, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by the Borrower and all Co-Borrowers, or by the Borrower or each Co-Borrower acting singly, shall be valid and effective if given or taken only by the Borrower, whether or not any such other Co-Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Co-Borrower.

(d) A Co-Borrower may elect to terminate its eligibility to request Borrowings and to cease to be a Co-Borrower hereunder upon the occurrence of, and such resignation shall effective upon, such resigning Co-Borrower having delivered to the Administrative Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent upon not less than 15 Business Days’ notice (or such shorter period as may be agreed by the Administrative Agent in its sole discretion); provided, however, that (i) there are no outstanding Loans payable by such Co-Borrower, or other amounts payable by such Co-Borrower on account of any Loans made to it, as of the effective date of such termination and (ii) unless such Person is also released as a Guarantor in accordance with the terms of this Agreement, such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Subsidiary Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with this Agreement and the other provisions and undertakings hereunder related thereto. The Administrative Agent will promptly notify the Lenders of any such termination of a Co-Borrower’s status.

(e) Any Lender may, with notice to the Administrative Agent and Holdings, fulfill its Commitment hereunder in respect of any Loans requested to be made by such Lender to a Co-Borrower not organized under the laws of the United States or any State thereof, by causing an Affiliate or branch of such Lender to act for such Lender to make such Loans to such Co-Borrower in the place and stead of such Lender; provided that in no event shall the Lender’s exercise of such option increase the costs or expenses or otherwise increase or change the obligations of the Borrower or the Co-Borrowers under this Agreement.

(f) Holdings may not designate a Co-Borrower in any jurisdiction (other than the United States, any state thereof or the District of Columbia) in which any Lender under the applicable Facility is not legally permitted to make Loans or other credit extensions.

(g) To the extent any Co-Borrower is designated hereunder, notwithstanding anything to the contrary in this Agreement, Holdings and the Administrative Agent shall be permitted to make such amendments to this Agreement and the other Loan Documents (without the consent of any Lender or any other party) as they reasonably deem necessary in order to effectuate the inclusion of such Co-Borrower.

13.28. Guernsey Matters.

(a) In this Agreement as far as it relates to a Guernsey Loan Party, a reference to:

(i) a composition, compromise, assignment or arrangement with any creditor, winding up, liquidation, administration, dissolution, insolvency event or insolvency includes, without limitation, a compromise or arrangement of the type referred to in Part VIII of the Companies (Guernsey) Law, 2008 and any procedure or process referred to in Part XXI or Part XXIII of the Companies (Guernsey) Law, 2008;

(ii) a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, any such party appointed by the Royal Court of Guernsey, or any other person performing the same function of each of the foregoing or any désastre commissioner;

(iii) security or a security interest includes, without limitation, any hypothèque and any security interest created pursuant to the Security Interests (Guernsey) Law 1993 and any related legislation; and

(iv) any like proceeding, analogous proceedings or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or formal step being taken in relation to an application for a declaration of en désastre being made in respect of any such entity or any of its assets (or the making of such declaration) or any step in saisie proceedings.

(b) Each Guernsey Loan Party hereby waives any and all of its rights under the existing or future laws of Guernsey, whether by virtue of the droit de division or otherwise, to require that any liability under or in connection with any Finance Document be divided or apportioned with any other person or reduced in any manner whatsoever, and whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against it.

13.29. Luxembourg Matters(a) . Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Luxembourg entity, a reference to:

(a) a winding-up, administration, reorganisation, insolvency or dissolution includes, without limitation, bankruptcy (faillite), judicial liquidation (liquidation judiciaire), composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée);

(b) a receiver, administrative receiver, administrator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(c) a person being unable to pay its debts includes that person being in a state of cessation de paiements;

(d) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(e) a director or a manager includes an administrateur and a gérant.

[Signature pages follow]

BORROWER:

INFORMATICA LLC

	By:	/s/ Bradford Lewis
	Name:	Bradford Lewis
	Title:	Senior Vice President, Chief Legal Officer and Secretary

GUARANTORS:	ITHACALUX S.À R.L.

	By:	/s/ Jean-Christophe Gladek
	Name:	Jean-Christophe Gladek
	Title:	manager A and authorized signatory

	By:	/s/ Cedric Pedoni
	Name:	Cedric Pedoni
	Title:	manager B and authorized signatory

INFORMATICA HOLDCO INC.

	By:	/s/ Bradford Lewis
	Name:	Bradford Lewis
	Title:	Senior Vice President, Chief Legal Officer and Secretary

INFORMATICA HOLDCO 2 LLC

	By:	/s/ Bradford Lewis
	Name:	Bradford Lewis
	Title:	Senior Vice President, Chief Legal Officer and Secretary

INFORMATICA IRELAND EMEA UNLIMITED COMPANY

	By:	/s/ Mark Pellowski
	Name:	Mark Pellowski
	Title:	Director

INFA GUERNSEY LP INC., acting by its general partner, INFORMATICA HOLDCO INC.

	By:	/s/ Bradford Lewis
	Name:	Bradford Lewis
	Title:	Senior Vice President, Chief Legal Officer and Secretary

[Signature Page to Second Lien Credit Agreement]

ITHACA G.P. LIMITED

By:	/s/ Ryan Lanpher
Name:	Ryan Lanpher
Title:	Director

NOMURA CORPORATE FUNDING AMERICAS, LLC,
as Lender

By:	/s/ Garrett P. Carpenter
Name:	Garrett P. Carpenter
Title:	Managing Director

NOMURA CORPORATE FUNDING AMERICAS, LLC,
as Administrative Agent

By:	/s/ Garrett P. Carpenter
Name:	Garrett P. Carpenter
Title:	Managing Director

[Signature Page to Second Lien Credit Agreement]

Schedule I

Lenders and Commitments

Initial Loan Commitment

Lender	Initial Loan Commitment
Nomura Corporate Funding Americas, LLC	$425,000,000

TOTAL	$425,000,000

Schedule II

Notice Addresses

Administrative Agent	Address
Nomura Corporate Funding Americas, LLC

Nomura Corporate Funding Americas, LLC

309 West 49th Street

New York, New York 10019

Attn: US Loan Support

Telephone: ###

Fax: ###

Email: ###

With a copy to:

Cortland Capital Market Services LLC

225 W. Washington St., 9th Floor

Chicago, Illinois 60606

Attn: Agency Services – Nomura

Telephone: ###

Fax: ###

Email: ###

Schedule 1.1

Disqualified Lenders

None.

Schedule 1.1(f)

Existing Investments

None.

Schedule 1.1(g)

Existing Liens

None.

Schedule 6.16

Subsidiaries

Subsidiary	Jurisdiction of Incorporation or Formation	% of Shares Owned / % of Limited Partnership Interests	Equity Owner

29West Inc.	Illinois	100%	Informatica LLC

Active Endpoints, Inc.	Delaware	100%	Informatica LLC

AllSight USA, LLC	Delaware	100%	Informatica LLC

Applimation, Inc.	Delaware	100%	Informatica LLC

Data Scout Solutions Group Limited UK	United Kingdom	100%	Informatica LLC

Diaku Limited	United Kingdom	100%	Informatica Ireland EMEA Unlimited Company

Heiler Software Corporation	Delaware	100%	Informatica LLC

I.D.I. Informatica Data Integration Ltd.	Israel	1%	Informatica LLC

Identity Systems, LLC	Delaware	100%	Informatica LLC

INFA Guernsey LP Inc	Guernsey	50%	Ithacalux S.à r.l.
		50%	Informatica Holdco Inc.

Informatica International LLC	Delaware	100%	Informatica LLC

Informatica Ireland Financing Unlimited Company	Ireland	100%	Informatica Ireland EMEA Unlimited Company

Informatica AllSight ULC	Delaware	100%	Informatica LLC

Informatica (Beijing) Information Technology Company Ltd.	China	100%	Informatica Ireland EMEA Unlimited Company

Subsidiary	Jurisdiction of Incorporation or Formation	% of Shares Owned / % of Limited Partnership Interests	Equity Owner

Informatica Australia PTY Limited	Australia	100%	Informatica Ireland EMEA Unlimited Company

Informatica Business Solutions Private Ltd.	India	99.49%	Informatica LLC

Informatica Federal Operations Corporation	Delaware	100%	Informatica LLC

Informatica Holdco Inc.	Delaware	50%	Informatica Ireland EMEA Unlimited Company

Informatica Holdco 2 LLC	Delaware	100%	Informatica Holdco Inc.

Informatica Holdings LLC	Delaware	100%	Informatica LLC

Informatica Ireland EMEA Unlimited Company	Ireland	100%	INFA Guernsey LP Inc

Informatica Ireland Limited	Ireland	100%	Informatica LLC

Informatica LLC	Delaware	100%	Informatica Holdco 2 LLC

Informatica Japan KK	Japan	100%	Informatica LLC

Informatica Korea Corporation	Korea	100%	Informatica Ireland EMEA Unlimited Company

Informatica Nederland B.V.	The Netherlands	100%	Informatica Ireland EMEA Unlimited Company

Informatica Research and Development Center LLC	Russia	1%	Informatica Ireland EMEA Unlimited Company

Informatica S.E.A. Pte. Ltd.	Singapore	100%	Informatica Ireland EMEA Unlimited Company

Subsidiary	Jurisdiction of Incorporation or Formation	% of Shares Owned / % of Limited Partnership Interests	Equity Owner

Informatica Software de Mexico S. de R.L. de C.V.	Mexico	3.33%	Informatica LLC

Informatica Software Limited	Hong Kong	100%	Informatica Ireland EMEA Unlimited Company

Informatica Software Ltd.	Canada	100%	Informatica LLC

Informatica Software Services de Mexico SA de C.V.	Mexico	0.2%	Informatica LLC

Informatica Taiwan Co. Ltd	Taiwan	100%	Informatica Ireland EMEA Unlimited Company

IS Informatica Software Ltda.	Brazil	0.01%	Informatica LLC

Itemfield, Inc.	Delaware	100%	Informatica LLC

Proact Bost LLC	Delaware	100%	Informatica LLC

Siperian LLC	Delaware	100%	Informatica LLC

StrikeIron, LLC	Delaware	100%	Informatica LLC

TierData, Inc.	California	100%	Informatica LLC

WisdomForce Technologies, Inc.	Washington	100%	Informatica LLC

Schedule 6.19

Security Documents

Filings

Name	Type of Filing	Filing Office

Informatica LLC	UCC-1	Delaware Secretary of State

Informatica Holdco 2 LLC	UCC-1	Delaware Secretary of State

Informatica Holdco Inc.	UCC-1	Delaware Secretary of State

Informatica Ireland EMEA Unlimited Company	UCC-1	Recorder of Deeds of District of Columbia

Ithaca G.P. Limited	UCC-1	Recorder of Deeds of District of Columbia

Ithacalux S.à r.l.	UCC-1	Recorder of Deeds of District of Columbia

Other Actions

None.

Certificated Securities

None.

Schedule 7.1(e)

Other Loan Party Requirements

Luxembourg Loan Parties:

Customary closing certificate, in form and substance to be agreed and based substantially on the requirements set forth for each of the Loan Parties pursuant to Section 7.1(e) of the Credit Agreement.

Irish Loan Parties:

Corporate certificate in a form and substance satisfactory to the Administrative Agent appending (amongst other items) a letter of status provided by the Companies Registration Office in respect of each Irish Loan Party.

Guernsey Loan Parties:

Customary closing certificate, in form and substance to be agreed and based substantially on the requirements set forth for each of the Loan Parties pursuant to Section 7.1(e) of the Credit Agreement.

Schedule 7.1(f)

Local Counsel Opinions

1.	Clifford Chance LLP, with respect to the capacity of Ithacalux S.à r.l.

2.	Arthur Cox, with respect to the enforceability of the security governed by Irish law.

3.	Matheson, with respect to the capacity, authority and due execution by Informatica Ireland EMEA Unlimited Company of the Loan Documents to which it is a party.

4.	Carey Olsen (Guernsey) LLP, Guernsey, with respect to the capacity, authority and due execution by Ithaca G.P. Limited of the Loan Documents to which it is a party.

5.	Carey Olsen (Guernsey) LLP, Guernsey, with respect to the enforceability of the Guernsey law governed Security Documents.

6.	Ogier (Guernsey) LLP, Guernsey, with respect to the capacity, authority and due execution by INFA Guernsey LP Inc. of the Loan Documents to which it is a party.

Schedule 7.1(g)

Other Pledged Stock

None.

Schedule 8.12

Post-Closing Matters

1.

The Borrower shall deliver to the Administrative Agent on or before the date which is thirty (30) days after the Closing Date (which period may be extended by the Administrative Agent from time to time in its reasonable discretion), insurance certificates and endorsements to the extent required pursuant to Section 8.5 of the Credit Agreement.

2.

The Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent (i) evidence that an assignment from “Similarity Systems Limited” to “Informatica Corporation” or “Informatica LLC” of patent no. 7281001 has been filed with the United States Patent and Trademark Office and (ii) evidence that an assignment from “Active-Base Ltd.” to “Informatica LLC” of patent no. RE45,806 has been filed with the United States Patent and Trademark Office.

Schedule 9.4

Existing Indebtedness

1.	Loan of $8,647,544.25 from Ithaca Ireland Informatica Ltd. to Ithacalux S. à r.l.

Schedule 9.6

Existing Affiliate Transactions

None.

Schedule 9.12

Existing Restrictive Agreements

None.

EXHIBIT A

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the][each] Assignee, and [the][each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below ([the] [each, an] “Assigned Interest”). [Each][Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:

2.	Assignee:	][2]

[1][3].	Credit Agreement:	Second Lien Credit and Guaranty Agreement, dated as of February 25, 2020 (the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among, Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent.

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]

If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit A

[2. Assigned Interest:3

Assignor	Assignee	Tranche Assigned[4]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]

[Name of Assignor]	[Name of Assignee]

[3]

Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[4]	For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

Exhibit A

[4.	Assigned Interest:][5]

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[__] Term Loans[6]	$______________	$______________

Effective Date ___________, ____, ____.

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:___________		Reference:___________

Notice Instructions:		Notice Instructions:

	Reference:___________		Reference:___________

[5]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.
[6]	Insert rows for additional Tranches of Loans as needed.

Exhibit A

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][7]

By:	By:
Name:	Name:
Title:	Title:

[7]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit A

[Consented to and][8] Accepted:

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Administrative Agent

By:
(Authorized Signatory)

INFORMATICA LLC

By:
Name:
Title:][9]

[8]

Insert if assignment is being made to an Eligible Assignee, except with respect to an assignment of any Loans or Commitments to a Lender, an Affiliate of a Lender or an Approved Fund pursuant to Section 13.4(a)(i)(B) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

[9]

Insert if no Significant Event of Default has occurred and is continuing unless, in the case of an assignment of Loans or any Commitment, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund pursuant to Section 13.4(a)(i)(A) of the Credit Agreement. Consent of Borrower shall not be unreasonably withheld or delayed.

Exhibit A

ANNEX I

TO

EXHIBIT A

[NAME OF BORROWER]

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest [and is not a Defaulting Lender],1 (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is an Eligible Assignee [and an Affiliated Lender],2 (iii) confirms that it is not a Disqualified Institution, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision, (vi) it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, (vii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type and (viii) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[1]	Delete if the Assignor is a Defaulting Lender.
[2]	Assignments to Affiliated Lenders shall comply with the provisions relating thereto in the Credit Agreement.

Annex I

to Exhibit A

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

*         *         *

EXHIBIT B

FORM OF FINANCIAL STATEMENTS CERTIFICATE1

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of February 25, 2020 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders, and Nomura Corporate Funding Americas, LLC, as Administrative Agent (the “Administrative Agent”). Pursuant to Section 8.2(b) [and Section 8.2(c)]2 of the Credit Agreement, the undersigned, solely in his/her capacity as an Authorized Officer, certifies as follows:

1.

[Attached hereto as Exhibit A are the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year reported on without a “going concern” statement or like qualification or exception, or qualification relating to the scope of the audit (in each case other than with respect to or resulting from (i) the upcoming maturity of any Indebtedness, (ii) any potential inability to satisfy any financial covenant, including the Financial Covenant on a future date or for a future period, (iii) any financial covenant breach under any Indebtedness that has not been remedied, cured or waived) or (iv) the activities of any Unrestricted Subsidiaries), by Ernst & Young LLP or other independent certified public accountants of internationally recognized standing.][3]

2.

[Attached hereto as Exhibit A are the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as fairly stating in all material respects the financial position of Holdings and its Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes).][4]

[1]

This certificate shall accompany each set of financial statements delivered pursuant to Section 8.1(a) of the Credit Agreement and each set of financial statements delivered pursuant to Section 8.1(b) of the Credit Agreement.

[2]	To be included if accompanying annual financial statements only.
[3]	To be included if accompanying annual financial statements only.
[4]	To be included if accompanying quarterly financial statements only.

The “Applicable Test Period” means the Test Period ending on the last day of the fiscal period to which such financial statements relate.

3.	[Reserved]

4.

To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing. [If unable to provide the foregoing certification, describe in reasonable detail the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Exhibit C attached hereto.]

5.	[Exhibit D hereto describes any change in the jurisdiction of organization of any Loan Party since the delivery of the immediately preceding previous Financial Statements Certificate.][5]

6.

[Exhibit E sets forth a list of names of all Immaterial Subsidiaries, whether or not each such Restricted Subsidiary is a guarantor, that each such Restricted Subsidiary satisfies the 5% Test, and whether or not the 20% Test is satisfied.][6]

7.	[Exhibit F sets forth a list of names of all Unrestricted Subsidiaries and certifies that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary.][7]

8.	[Exhibit G sets forth the amount, if any, of Excess Cash Flow for such fiscal year together with the calculation thereof in reasonable detail.][8]

9.

[Exhibit H sets forth a narrative report or management’s discussion and analysis prepared with respect to the period covered by the financial statements most recently delivered pursuant to Section 8.1(a) or (b), as applicable, of the Credit Agreement as compared to the corresponding period in the prior fiscal year (or the prior fiscal quarter in the case of financial statements delivered pursuant to Section 8.1(b) of the Credit Agreement ).][9]

WITNESS WHEREOF, Holdings has caused this Financial Statements Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by an Authorized Officer on the date first above written.

[5]	Due within 5 Business Days of delivery of financial statements.
[6]	To be included if accompanying annual financial statements only. Due within 5 Business Days of delivery of financial statements.
[7]	To be included if accompanying annual financial statements only. Due within 5 Business Days of delivery of financial statements.
[8]

To be included if accompanying annual financial statements only (commencing with the financial statements in respect of the fiscal year ending December 31, 2021). Due within 5 Business Days of delivery of financial statements.

[9]	Due within 5 Business Days of delivery of financial statements.

INFORMATICA LLC

By:
Name:
Title:

EXHIBIT A

Annual (audited) or Quarterly (unaudited)

Financial Statements

EXHIBIT B

Compliance Certificate

[Reserve]

EXHIBIT C

DISCLOSURE OF DEFAULT

AND/OR EVENT OF DEFAULT

EXHIBIT D

DISCLOSURE OF CERTAIN CHANGES

IN THE JURISDICTION OF ORGANIZATION

OF ANY LOAN PARTY

EXHIBIT E

IMMATERIAL SUBSIDIARIES

EXHIBIT F

UNRESTRICTED SUBSIDIARIES

EXHIBIT G

EXCESS CASH FLOW

For the Excess Cash Flow Period ended [March 31][June 30][September 30][December 31], [_____]

For such Excess Cash Flow Period, the excess, if any, of:

(1) the sum, without duplication of:

(A) Consolidated Net Income for such Excess Cash Flow Period, adjusted to exclude any gains or losses attributable to a prepayment event under Section 5.2(c)	$

(B)  the amount of all non-cash losses and charges (including depreciation and amortization, write-offs, asset impairment charges and reserves for future expenses) deducted in arriving at such Consolidated Net Income

$

(C) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period	$

(D) cash received in respect of Swap Agreements during such Excess Cash Flow Period to the extent not included in arriving at such Consolidated Net Income	$

over (2) the sum, without duplication, of:

(A) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income	$

(B)  to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt (including the Loans and the First Lien Term Loans) actually made in cash on their due date during such Excess Cash Flow Period (including payments in respect of Capital Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income);

$

(C)  to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, all mandatory prepayments of the Loans pursuant to Section 5.2(c) of the Credit Agreement actually made during such Excess Cash Flow Period in cash but only to the extent that the Asset Sale or Recovery Event giving rise to the obligation to make a mandatory prepayment pursuant to Section 5.2(c) of the Credit Agreement resulted in a corresponding increase in Consolidated Net Income (and any deductions pursuant to this clause (D) shall not exceed such increase in Consolidated Net Income);

$

(D)  to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, all voluntary and mandatory prepayments or repurchases (other than regularly scheduled payments) of Funded Debt (other than the Loans and the First Lien Term Loans), including the aggregate amount of any premium, make-whole or penalty payments actually paid in cash in connection therewith;

$

(E)  to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, any cash payments made in such Excess Cash Flow Period in satisfaction of non-current liabilities (other than non-current liabilities constituting Indebtedness) that were not accrued in such Excess Cash Flow Period; plus

$

(F)  to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the amount of Taxes actually paid (and required to be paid) in cash during such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such Excess Cash Flow Period; plus

$

(G) any cash payments that are made during such Excess Cash Flow Period and have the effect of reducing an accrued liability that was not accrued during such period;	$

(H) cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income;	$

(I) the amount of cash payments made in respect of pensions and other post-employment benefits in such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income;	$

(J)   the amount of Cash Equivalents made subject to cash collateral or other deposit arrangements made with respect to letters of credit or Swap Agreements in such Excess Cash Flow Period; provided, that if such Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period when such arrangements cease; and

$

(K)  to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and not otherwise deducted pursuant to clause (b) of this definition or Section 5.2(b)(ii) (or specifically excluded from the deductions in Section 5.2(b)(ii)), the aggregate amount of expenditures in cash actually made by the Borrower or any of its Restricted Subsidiaries during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income.

$

(3) Excess Cash Flow = an amount greater than zero equal to the excess of item 1 over item 2 =	$

(4) ECF Percentage	[50][25][0]%[1]

(5) ECF Percentage multiplied by Excess Cash Flow =	$

(6)   to the extent not funded with the proceeds of long-term Indebtedness (other than revolving loans), the aggregate amount of all (I) Purchases by any Permitted Eligible Assignee pursuant to a Dutch Auction or open market purchases (in each case, determined by the actual cash purchase price paid by such Permitted Eligible Assignee for such Purchase and not the par value of the Loans purchased by such Permitted Eligible Assignee), (II) Purchases (as defined in the First Lien Credit Agreement (or the definitive documentation governing any other Indebtedness secured by a Lien on the Collateral on a senior basis to the Obligations)) by any Permitted Eligible Assignee (as defined in the First Lien Credit Agreement (or the definitive documentation governing any other Indebtedness secured by a Lien on the Collateral on a senior basis to the Obligations)) pursuant to a Dutch Auction (as defined in the First Lien Credit Agreement (or the definitive documentation governing any other Indebtedness secured by a Lien on the Collateral on a senior basis to the Obligations)) (in each case, determined by the actual cash purchase paid by such Permitted Eligible Assignee (as defined in the First Lien Credit Agreement (or the definitive documentation governing any other Indebtedness secured by a Lien on the Collateral on a senior basis to the Obligations)), (III) the aggregate amount of all optional prepayments of Loans, including the aggregate amount of any premium, make-whole or penalty payments actually paid in cash in connection therewith and (IV) the aggregate amount of all optional prepayments of First Lien Term Loans or optional prepayments of Revolving Loans (as defined in the First Lien Credit Agreement (other than in respect of any Revolving Loans (as defined in the First Lien Credit Agreement) to the extent there is not an equivalent permanent reduction in commitments thereunder) including the aggregate amount of any premium, make-whole or penalty payments actually paid in cash in connection therewith, in each case, (x) to the extent actually paid in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) and (y) to the extent such term loans, revolving loans or Loans are secured by a Lien on the Collateral that is pari passu with (or senior to) the Liens on the Collateral securing the Initial Loans;

$

[1]

ECF Percentage to be determined based on the Total Net Secured Leverage Ratio for such Excess Cash Flow Period in accordance with the definition of “ECF Percentage” in the Second Lien Credit Agreement.

(7)   to the extent not funded with proceeds of Indebtedness (other than revolving loans), the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) on account of Consolidated Capital Expenditures and software development and capitalized development costs;

$

(8)   to the extent not funded with proceeds of Indebtedness (other than revolving loans), the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) on account of Permitted Acquisitions;

$

(9)   to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount of all Investments (other than those of the type set forth in clause (a) or clause (b) of the definition of “Permitted Investments”) made in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if made prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period);

$

(10)  to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, Restricted Payments permitted hereunder and actually made in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if made prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period);

$

(11)  to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, at the option of the Borrower, the aggregate consideration to be paid by the Borrower and its Restricted Subsidiaries in cash pursuant to binding contracts entered into prior to the Excess Cash Flow Application Date relating to Consolidated Capital Expenditures and software development and capitalized development costs and Investments and Restricted Payments in each case that is certified in writing by a Responsible Officer of the Borrower to the Administrative Agent to be contractually obligated (or, in the case of Consolidated Capital Expenditures, budgeted) to be paid within 365 days after such certificate (provided that (x) no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period and (y) amounts deducted pursuant to this clause (F) and not actually paid in such 365-day period shall be prepaid in the subsequent Excess Cash Flow Period);

$

(12)  cash Restructuring Charges excluded from Consolidated Net Income for such Excess Cash Flow Period pursuant to clause (i) of the definition thereof made prior to the relevant Excess Cash Flow Application Date (provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period);

$

(13) the greater of (x) $18,750,000 and (y) 6.25% of LTM EBITDA;	$

(14)  (x) the amount, for any prior Excess Cash Flow Period, by which the sum of the amounts of items (6), (7), (8), (9), (10), (11) and (12) exceeded the amount set forth in item (5) in such Excess Cash Flow Period, minus (y) amounts deducted in prior Excess Cash Flow Periods pursuant to this item (14).

$

Excess Cash Flow Payment Obligations = (5) minus the sum of (6) plus (7) plus (8) plus (9) plus (10) plus (11) plus (12) plus (13) plus (14) =	$

EXHIBIT C-1

FORM OF CLOSING DATE

INTERCREDITOR AGREEMENT

[see attached]

Exhibit C-1

EXHIBIT C-2

Intercreditor Agreement (Second Lien Pari Passu Debt)

Term Sheet

The Following summary is intended to apply to one or more Intercreditor Agreements (each, an “Intercreditor Agreement”) entered into in connection with an issuance or incurrence of senior secured notes or loans permitted under Section 9.4 of the Credit Agreement (each, “Second Lien Pari Passu Debt”). Capitalized terms used but not defined herein shall have the meanings set forth in the Second Lien Credit and Guaranty Agreement, dated as of February 25, 2020 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent (the “Administrative Agent”). The following is not intended to be a definitive list of all of the provisions that will be contained in each Intercreditor Agreement. Each Intercreditor Agreement will include, in addition to the provisions set forth herein, provisions that are customary or typical or are otherwise reasonably satisfactory to the Administrative Agent and Holdings.

Parties	The Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives of the lenders or holders (as applicable) of Second Lien Pari Passu Debt (each, a “Second Lien Representative”).

Lien Priorities	So long as the Obligations are outstanding, the liens securing Second Lien Pari Passu Debt will be pari passu in all respects to the liens securing the Obligations subject to customary impairment exceptions.

Collateral	The Collateral and the collateral securing the Second Lien Pari Passu Debt will be identical.

Prohibition on Contesting Liens	The Administrative Agent and the Second Lien Representatives will not contest or support any other person in contesting, the priority, validity or enforceability of each other’s liens.

No New Liens	If the Administrative Agent or a Second Lien Representative acquires any lien on any assets of the Borrower or any guarantor which assets are not also subject to the lien of the Administrative Agent and each Second Lien Representative, as applicable, then the Administrative Agent or such Second Lien Representative, as applicable, will hold such lien for the pari passu benefit of the Administrative Agent and the Second Lien Representatives until the Administrative Agent and/or each Second Lien Representative acquires a lien in such assets.

Exhibit C-2

EXHIBIT C-2

Enforcement	The Administrative Agent shall act in respect of the liens securing the Obligations and the Second Lien Pari Passu Debt based on the instructions of the Required Lenders under the Credit Agreement until such time as the Obligations cease to represent at least 10% of the aggregate amount of the Obligations and the Second Lien Pari Passu Debt, at which time the Administrative Agent and each Second Lien Representative shall act jointly in respect of the liens securing the Obligations and the Second Lien Pari Passu Debt based on the instructions of the majority of the outstanding principal amount under the Credit Agreement and the Second Lien Pari Passu Debt. Once the Obligations have been discharged in full, the Second Lien Representatives shall act based on the instructions of a majority of the Second Lien Pari Passu Debt.

Release of Collateral	The Collateral shall be released automatically from securing the Second Lien Pari Passu Debt upon any sale of Collateral in which the liens securing the Obligations are released, in the event that such sale is effected as a result of (a) exercise of remedies by the Administrative Agent, (b) pursuant to Section 363 of the Bankruptcy Code or (c) a transaction that complies with the terms of each of the Credit Agreement and the Second Lien Pari Passu Debt.

Amendment of Documents

Documents entered into in connection with the Credit Agreement or the Second Lien Pari Passu Debt may be amended, supplemented or otherwise modified, and the Credit Agreement and the Second Lien Pari Passu Debt may be refinanced, in each case without the consent of the Administrative Agent, the Secured Parties, any Second Lien Representative or any holders of any Second Lien Pari Passu Debt; provided, that a Senior Representative of the holders of any refinancing debt shall bind itself in writing to the terms of the Intercreditor Agreement.

Notwithstanding the foregoing, no security document entered into in connection with the Credit Agreement or the Second Lien Pari Passu Debt may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would contravene any of the terms of the Intercreditor Agreement.

Exhibit C-2

EXHIBIT C-2

Amendments, Waivers under the Intercreditor Agreement	The Intercreditor Agreement may not be amended without the written consent of the Administrative Agent and each Second Lien Representative party thereto.

Governing Law	The State of New York

Exhibit C-2

EXHIBIT C-3

FORM OF GLOBAL INTERCOMPANY NOTE

[see attached]

Exhibit C-3

EXHIBIT D

FORM OF GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Joinder”) is executed as of [DATE] by [NAME OF ADDITIONAL GUARANTOR], a _________ [corporation][limited liability company][partnership] (the “Joining Party”), and delivered to Nomura Corporate Funding Americas, LLC, as Administrative Agent and as Collateral Agent for the benefit of the Secured Parties and their respective successors and assigns under the Credit Agreement (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware corporation (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent (the “Administrative Agent”) have entered into a Second Lien Credit and Guaranty Agreement, dated as of February 25, 2020 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower, all as contemplated therein;

WHEREAS, the Joining Party is a direct or indirect Subsidiary of Holdings and desires, or is required pursuant to the provisions of the Credit Agreement, to become a Subsidiary Guarantor under the Credit Agreement; and

WHEREAS, the Joining Party will obtain benefits from the incurrence of Loans by the Borrower, in each case pursuant to the Credit Agreement and, accordingly, desires to execute this Joinder in order to (i) satisfy the requirements described in the preceding recital and (ii) induce the Lenders to continue to make Loans to the Borrower pursuant to the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Administrative Agent for the benefit of the Secured Parties as follows:

1. By this Joinder, the Joining Party becomes a Subsidiary Guarantor for all purposes under the Credit Agreement.

2. The Joining Party agrees that, upon its execution hereof, it will become a Subsidiary Guarantor under the Credit Agreement with respect to all Guaranteed Obligations, and will be bound by all terms, conditions and duties applicable to a Subsidiary Guarantor under the Credit Agreement and the other Loan Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party unconditionally, absolutely and irrevocably guarantees on a joint and several basis the due and punctual payment and performance of all Guaranteed Obligations (on the same basis as the other Subsidiary Guarantors under the Credit Agreement).

3. Without limiting the foregoing, the Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by each Subsidiary Guarantor pursuant to Section 10 of the Credit Agreement and agrees to be bound by all covenants, agreements and obligations of a Subsidiary Guarantor pursuant to the Credit Agreement and all other Loan Documents to which it is or becomes a party.

Exhibit D

4. This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns; provided that the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document, except as otherwise permitted by the Loan Documents. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Joinder may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Holdings and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

5. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

6. The effective date of this Joinder is [DATE].

7. [Add country-specific limitation language reasonably acceptable to the Administrative Agent and Holdings.]

[Remainder of this page intentionally left blank]

Exhibit D

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name: Title:

Address for notices:

Accepted as of the date first above written:
NOMURA CORPORATE FUNDING AMERICAS, LLC, as Administrative Agent

By:
(Authorized Signatory)

EXHIBIT E-1

FORM OF SECOND LIEN U.S. SECURITY AGREEMENT

[see attached]

Exhibit E-1

EXHIBIT E-2

FORM OF SECOND LIEN U.S. PLEDGE AGREEMENT

[see attached]

Exhibit E-2

EXHIBIT F

FORM OF NOTICE OF BORROWING

[Date]

Nomura Corporate Funding Americas, LLC, as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the Credit

Agreement referred to below

c/o Nomura Corporate Funding Americas, LLC

309 West 49th Street

New York, New York 10018

Attn: US Loan Support

c/o Cortland Capital Market Services LLC

225 W. Washington St., 9th Floor

Chicago, Illinois 60606

Attn: Agency Services – Nomura

Ladies and Gentlemen:

The undersigned, Borrower (as defined below) refers to the Second Lien Credit and Guaranty Agreement, dated as of February 25, 2020 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders, and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.3(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.3(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is __________ __, ____.1

(ii) The aggregate principal amount of the Proposed Borrowing is [__________].

(iii) The Loans to be made pursuant to the Proposed Borrowing shall consist of [Initial Loans].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

[1]

Shall be the Business Day at least two (2) Business Days’ prior notice, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time).

Exhibit F

(A) each of the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects on and as of the date of the Proposed Borrowing as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects); and

(B) no Default or Event of Default has occurred and is continuing (immediately prior to giving effect to such Proposed Borrowing) or would result after giving effect to such Proposed Borrowing.

Very truly yours,

[NAME OF APPLICABLE BORROWER]

By:
Name:
Title:

Exhibit F

EXHIBIT G-1

FORM OF NOTE

$	New York, New York

_________ __, ____

FOR VALUE RECEIVED, Informatica LLC, a Delaware Limited Liability Company (the “Borrower”) hereby promises to pay to [_______] or its registered assigns (the “Lender”), in Dollars in immediately available funds, at the Payment Office on the Initial Loan Maturity Date the unpaid principal amount of all Initial Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Loan made by the Lender in Dollars at said office from the date hereof until paid at the rates and at the times provided in Section 2.9 and Section 2.10 of the Credit Agreement.

This Note is one of the Notes referred to in the Second Lien Credit and Guaranty Agreement, dated as of February 25, 2020 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent, and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Guarantee. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT [TITLE] OF [COMPANY], AT [ADDRESS] OR BY PHONE AT [TEL NUMBER], WHO WILL PROVIDE YOU WITH THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE NOTE.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit G-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit G-1

INFORMATICA LLC

By:
Name:
Title:

Exhibit G-1

EXHIBIT G-2

[Reserved]

Exhibit G-2

EXHIBIT H

[Reserved]

Exhibit H

EXHIBIT I

[Reserved]

Exhibit I

EXHIBIT J

[Reserved]

Exhibit J

EXHIBIT K

[Reserved]

Exhibit K

Exhibit L-1

Exhibit L-1

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit and Guaranty Agreement dated as of February 25, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-United States person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank]

Exhibit L-1

Exhibit L-1

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit L-1

Exhibit L-2

Exhibit L-2

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit and Guaranty Agreement dated as of February 25, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) and Section 13.4(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document or such participation are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-United States person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank]

Exhibit L-2

Exhibit L-2

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit L-2

Exhibit L-3

Exhibit L-3

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of February 25, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) and Section 13.4(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document or such participation are effectively connected with the undersigned’s or any of its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank]

Exhibit L-3

Exhibit L-3

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit L-3

EXHIBIT L-4

EXHIBIT L-4

FORM OF NON-BANK COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit and Guaranty Agreement dated as of February 25, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent.

Pursuant to the provisions of Section 5.5(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) and such other Obligations, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or any of its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower in writing and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank]

Exhibit L-4

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit L-4

EXHIBIT M

FORM OF SOLVENCY CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of February 25, 2020 (the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies as follows:

1.	I am the Chief Financial Officer of the Borrower.

2.

I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.

Based upon my review and examination described in paragraph 2 above, I certify on behalf of Holdings and its subsidiaries, on a consolidated basis, that, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement:

(i) The sum of the “fair value” of the assets of Holdings and its subsidiaries, taken as a whole, exceeds the sum of all debts of Holdings and its subsidiaries, taken as a whole, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(ii) The “present fair saleable value” of the assets of Holdings and its subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its subsidiaries, taken as a whole, on their debts as they become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(iii) The capital of Holdings and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings or its Subsidiaries, taken as a whole, are or are about to become engaged in.

(iv) Holdings and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.

(v) No declaration has been made that the affairs of Holdings and its Subsidiaries are en etat de désastre and no preliminary vesting order in saisie proceedings in Guernsey in respect of the realty of Holdings or its Subsidiaries has been made.

Exhibit M

EXHIBIT M

For the purposes of clauses (i) through (v) above, (a) (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (b) the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time has been computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

The foregoing certifications are made and delivered as of [•], 20[ ].

This certificate is being signed by the undersigned in his capacity as the Chief Financial Officer of the Borrower and not in his individual capacity.

[Signature page to follow]

Exhibit M

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

INFORMATICA LLC

By:
Name:
Title:	Chief Financial Officer

Exhibit M

EXHIBIT N

Security and Guarantee Principles

Reference is made to that certain Second Lien Credit and Guaranty Agreement, dated as of February 25, 2020 (the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Security and Guarantee	The Guarantees and security interests to be provided by Loan Parties and Subsidiaries organized in jurisdictions outside of the United States in connection with the Credit Agreement will be given in accordance with the security and guarantee principles set out in this Exhibit N (the “Security and Guarantee Principles”). This Exhibit N addresses the manner in which the Security and Guarantee Principles will impact the Guarantees and security interests proposed to be taken in jurisdictions outside of the United States; provided, that for the avoidance of doubt, (i) under no circumstances shall a security interest be granted in any property or assets that constitute an Excluded Asset and (ii) any obligation to grant a security interest hereunder shall be subject to the definition of Excluded Asset.

The Security and Guarantee Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining Guarantees and security interests from all Guarantors in every non-U.S. jurisdiction in which Guarantors are incorporated and/or it has been agreed that Guarantees and security interests will be granted. In particular with respect to such Guarantors:

(a) any assets subject to third party arrangements permitted under the Credit Agreement which prevent those assets from becoming subject to a security interest (but only to the extent that such prohibition was not created in contemplation hereof and is consistent with the business practices of Holdings and its Restricted Subsidiaries) will be excluded from the Collateral in any relevant security document; provided, that the relevant Borrower or Guarantor shall use commercially reasonable efforts to obtain consent from such third party to grant a security interest in such assets if the relevant asset is material; provided, further, that no action shall be required to obtain third party consents if Holdings determines in good faith and in consultation with the Administrative Agent that such action (x) would reasonably be expected to be materially adverse to the conduct of the business of Holdings and its Subsidiaries, or (y) would reasonably be expected to materially and adversely affect the use of or ownership by Holdings or any of its Subsidiaries in any asset;

EXHIBIT N

(b) Foreign Subsidiaries will not be required to give Guarantees or enter into security documents if it is not within the legal capacity of the relevant Foreign Subsidiaries or if the same would conflict with the fiduciary duties of its directors or contravene any legal prohibition or would result in (or in a material risk of) personal or criminal liability on the part of any officer; provided, that the relevant Foreign Subsidiaries shall use commercially reasonable efforts to overcome any such obstacle; provided, further, that the relevant Foreign Subsidiaries shall take any such relevant actions (e.g., resolutions, consents), as reasonably determined in good faith by such Subsidiary, pursuant to its organizational documents to permit the giving of such Guarantee and/or the entering into of such security documents;

(c) perfection of security interests, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Loan Documents, or, if earlier or to the extent no such time periods are specified in the Loan Documents, within the time periods specified by applicable law in order to ensure due perfection;

(d) certain supervisory board, works council or another external body’s consent may be required to enable a Guarantor to provide a Guarantee or security interest in the Collateral. Such Guarantee and/or security interest shall not be required unless such consent has been received; provided, that the relevant Guarantor shall use commercially reasonable efforts to obtain any such consent or approval;

(e) any assets where the cost of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined in good faith by Holdings in consultation with the Administrative Agent) will be excluded from the Collateral;

(f) the maximum Guaranteed or secured amount of such Foreign Subsidiary may be limited to minimize stamp duty, notarization, registration or other similar fees, taxes and duties where the benefit of increasing the Guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties as determined in good faith by Holdings in consultation with the Administrative Agent;

EXHIBIT N

(g) where there is material incremental cost involved in creating a security interest over all assets owned by a Foreign Subsidiary in a particular category the principle stated at paragraph (e) above shall apply and, where such security interest is to be given in light of the Security and Guarantee Principles, only the material assets in that category shall be subject to such security interest;

(h) it is acknowledged that in certain non-U.S. jurisdictions it may be either impossible or impractical to create a security interest over certain categories of assets, in which event a security interest will not be taken over such assets provided such decision is made in accordance with the principle stated in paragraph (e);

(i) any assets subject to contracts, leases, licenses or other arrangements with a third party binding on such assets at the time of their acquisition and not entered into in contemplation of such acquisition which may prevent those assets from becoming subject to a security interest (or assets which, if subject to a security interest, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Borrower and its subsidiaries in respect of those assets or require the Borrower and its subsidiaries to take any action materially adverse to its interests thereof) will be excluded from any relevant security document provided, that the Borrower or relevant Guarantor shall give notice with respect to any such material assets to the Agent and use commercially reasonable efforts to obtain consent to granting a security interest in any such assets (where otherwise prohibited) shall be used by the relevant Guarantor if the agent determines the relevant asset to be material and the Borrower and its subsidiaries are satisfied that such endeavors will not involve placing commercial relationships with third parties in jeopardy;

(j) the giving of a Guarantee, the granting of a security interest or the perfection of the security interest granted will not be required by a Foreign Subsidiary if it would have a material adverse effect (as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent) on the ability of the relevant person to conduct its operations and business in the ordinary course;

(k) to the extent possible, all security interests shall be given in favor of the Administrative Agent (in its capacity as Collateral Agent); “Parallel debt” provisions will be used where necessary and such provisions will be contained in the Credit Agreement and not the individual security documents unless required under local laws;

EXHIBIT N

(l) to the extent possible, there should be no action required to be taken in relation to the Guarantees or security interests when any Lender transfers any of its participation in any of the Term Loans to an Eligible Assignee or a new Lender;

(m) information, such as lists of assets, will be provided upon the reasonable request of the Administrative Agent, if and only to the extent such lists are required by local law to be provided to create, perfect or register the relevant security interests and, unless required to be provided more frequently by local law or to protect or maintain the security interests, will be provided no more frequently than once every twelve (12) months, unless an Event of Default shall have occurred and be continuing;

(n) unless granted under (i) a global security document governed by the law of the jurisdiction of a Guarantor or under New York law or (ii) a pledge agreement governed by the law of the jurisdiction of a Restricted Subsidiary (other than Immaterial Subsidiaries), all security interests shall be governed by the law of the jurisdiction of incorporation of that Guarantor;

(o) no security interest will be required over investments/shares in joint ventures, captive insurance companies, not-for-profit subsidiaries, special purpose entities or, Subsidiaries that are not Wholly-Owned Subsidiaries or (if so restricted or limited under the relevant joint venture agreement, the shareholders’ agreement or applicable law) the assets of joint ventures or Subsidiaries that are not Wholly-Owned Subsidiaries, and no joint venture or Subsidiaries that are not Wholly-Owned Subsidiaries will be required to provide a Guarantee;

(p) co-insured, loss payee or other endorsements shall be made on the material insurance policies required to be maintained under the Credit Agreement in accordance with general market practice in the relevant jurisdiction as reasonably determined by Holdings in consultation with the Administrative Agent;

(q) subject to these principles, a grantor shall grant security over all of its Intellectual Property, but it shall be free, prior to an Event of Default, to deal with such Intellectual Property in the ordinary course of its business (including allowing its Intellectual Property to lapse if no longer material to its business);

EXHIBIT N

(r) no security shall be granted over any intellectual property that (i) cannot be secured under the terms of the relevant licensing agreement, (ii) would materially adversely affect or interfere with the grantor’s ownership of or ability to use such intellectual property or (iii) (without limiting the meaning of subclause (ii)) would require the conveyance of any intellectual property to a trust, or similar arrangement involving conveyance of title, ownership or control of such intellectual property under local law, rule, regulation or practice, prior to occurrence of an Event of Default;and

(s) if required under local law, security over non-U.S. Intellectual Property will be registered under the law of the security document or at a relevant supra national registry (such as the EU) only to the extent such Intellectual Property is material.

Terms of Security Documents

The following principles will be reflected in the terms of any security interest:

(a) the security interest will be a first ranking fixed and floating (where available) security interest over such present and future assets of the grantors, subject to liens permitted under the Loan Documents;

(b) the security interest will not be enforceable until an Event of Default has occurred and is continuing;

(c) notification of security interests in receivables to debtors and of security interests over goods held by third parties will only be given if an Event of Default has occurred;

(d) notification of security interests over insurance policies will only be served on any insurer of Holdings and its Subsidiaries’ assets if an Event of Default has occurred or in accordance with general market practice in the relevant jurisdiction , if sooner;

(e) the security documents should only operate to create security interests rather than to impose new commercial obligations. Accordingly, they will not contain any representations, covenants or undertakings which are already included in the Credit Agreement, nor will they contain any additional representations, covenants or undertakings (such as in respect of title, insurance, information or the payment

EXHIBIT N

of costs) except (i) to the extent not provided elsewhere in the Loan Documents, to confirm due authorization, validity and enforceability, (ii) to the extent otherwise required by local law, (iii) to the extent reasonably required for the creation, registration or perfection of security interests (or the confirmation thereof);

(f) in respect of share pledges, until an Event of Default has occurred, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner that does not adversely affect the validity or enforceability of the security interest or cause an Event of Default to occur, and the Subsidiaries should be permitted to pay dividends upstream on pledged shares to the extent permitted under the Loan Documents;

(g) the Administrative Agent will only be able to exercise any power of attorney granted to it under the security documents after an Event of Default has occurred or after failure by a Guarantor to comply with a further assurance or perfection obligation;

(h) any rights of set off will not be exercisable until an Event of Default has occurred;

(i) subject to clause (e) above, the security documents should not operate so as to prevent transactions which are not prohibited under the Credit Agreement or to require additional consents or authorizations by the Administrative Agent or Lenders;

(j) except as required under applicable law, in the security documents there will be no repetition or extension of clauses set out in the Credit Agreement such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security interests; and

(k) notification of security interests over bank account receivables will be served on the account banks; provided, that acknowledgement of the account banks shall not be required, unless this is market practice in the relevant jurisdiction, or otherwise required or advisable to have a fully perfected security over bank account receivables.

EXHIBIT O

Form of Administrative Questionnaire

[Please See Attached]

EXHIBIT P

FORM OF CO-BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date: ___________, _____

To: Nomura Corporate Funding Americas, LLC, as Administrative Agent

Ladies and Gentlemen:

This Co-Borrower Request and Assumption Agreement is made and delivered pursuant to Section 13.27 of that certain Second Lien Credit and Guaranty Agreement, dated as of February 25, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Co-Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of ______________________ (the “Co-Borrower”) and the Borrower hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Co-Borrower is a Wholly-Owned Restricted Subsidiary of the Borrower.

The documents required to be delivered to the Administrative Agent under Section 13.27 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Co-Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Co-Borrower is _____________.

Complete if the Co-Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Co-Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Co-Borrower Notice for the Co-Borrower, the Co-Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Co-Borrower would have had if the Co-Borrower had been an original party to the Credit Agreement as a Borrower. Effective as of the date of the Co-Borrower Notice for the Co-Borrower, the Co-Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Co-Borrower be entitled to receive, or become obligated with respect to, Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Co-Borrower nor the Borrower on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Co-Borrower Notice delivered to the Borrower and the Lenders pursuant to Section 13.27 of the Credit Agreement.

Exhibit P

EXHIBIT P

This Co-Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS CO-BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Co-Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[CO-BORROWER]

By:
Title:

INFORMATICA LLC

By:
Title:

EXHIBIT Q

FORM OF CO-BORROWER NOTICE

Date: ___________, _____

To:	Informatica LLC

Ladies and Gentlemen:

This Co-Borrower Notice is made and delivered pursuant to Section 13.27 of that certain Second Lien Credit and Guaranty Agreement, dated as of February 25, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Ithacalux S.à r.l., a private limited liability company, incorporated under the laws of the grand duchy of Luxembourg (“Holdings”), Informatica LLC, a Delaware limited liability company (the “Borrower”), the other loan parties from time to time party thereto, the several lenders from time to time party thereto as lenders and Nomura Corporate Funding Americas, LLC, as Administrative Agent, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Co-Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies the Borrower and the Lenders that effective as of the date hereof [_________________________] shall be a Co-Borrower and may receive, or become obligated with respect to, Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Co-Borrower Notice shall constitute a Loan Document under the Credit Agreement.

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Administrative Agent

By:
Title:

Exhibit Q